Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206207

$1,000,000,000

CORPORACIÓN ANDINA DE FOMENTO

2.125% Notes due 2021

The 2.125% Notes due 2021 will bear interest at a rate per annum equal to 2.125%, payable semi-annually in arrears on March 27 and September 27 of each year, as more fully described in this prospectus supplement under the heading “Description of the Notes.” The first interest payment will be made on March 27, 2017. We may not redeem the notes prior to their maturity on September 27, 2021. There is no sinking fund for these notes.

CAF will apply to the Financial Conduct Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, as amended (the “UK Listing Authority”) for the notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s Regulated Market. No assurance can be given by CAF that such applications will be approved. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC.

	Price to Public(1)	Underwriting Discount	Proceeds to Corporación Andina de Fomento(1)
Per Note	99.811%	0.125%	99.686%
Total	$998,110,000	$1,250,000	$996,860,000

(1)	Plus accrued interest, if any, from September 27, 2016.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about September 27, 2016.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup	HSBC

The date of this prospectus supplement is September 20, 2016.

-i-

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this document relates (including any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes) is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

-ii-

ABOUT THIS PROSPECTUS SUPPLEMENT

The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the accompanying prospectus. To the extent that certain information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus.

The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the accompanying prospectus.

CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all the information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

SUMMARY OF THE OFFERING

You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	2.125% Notes due 2021

Interest Payments	We will pay interest semi-annually on March 27 and September 27 to holders of the notes listed in the fiscal agent’s records (which we expect to be the depositary or the custodian) on the preceding March 12 and September 12. The first interest payment will be made on March 27, 2017. We will pay interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

Not Redeemable	We may not redeem the notes prior to their maturity on September 27, 2021.

Form and Denominations	The notes will be issued in the form of a global note held by the depositary or the depositary’s custodian. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Form and Denominations.”

Payment of Principal and Interest	We will pay interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, we will pay interest and principal through the facilities of the depositary. See “Description of the Notes — Payments on the Notes.”

No Sinking Fund	There is no sinking fund for the notes.

Additional Amounts	We will make payments to you without withholding or deducting taxes, duties, assessments or other similar governmental charges imposed by the full member shareholder countries or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties, assessments or charges is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 42 in the accompanying prospectus.) Under the terms of the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the full member shareholder countries. See “Legal Status of CAF” on page 3 in the accompanying prospectus.

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the accompanying prospectus. See “Description of the Debt Securities — General” beginning on page 39 in the accompanying prospectus.

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. See “Description of the Debt Securities — Negative Pledge” on page 41 in the accompanying prospectus.

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the accompanying prospectus, including the right to declare your notes to be immediately due and payable. See “Description of the Debt Securities — Default; Acceleration of Maturity” beginning on page 41 in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered hereby, except for the issue date, the offering price and, if applicable, the date of first payment of interest on the additional notes. Any such additional notes will form a single series with the notes offered hereby, provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), which serves as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the full member shareholder country and United States tax consequences of the notes, see “Taxation — Full Member Shareholder Country Taxation” and “— United States Taxation” beginning on page 45 in the accompanying prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Listing	Application will be made to the UK Listing Authority for the notes to be listed on its Official List and to the London Stock Exchange for the notes to be admitted to trading on its Regulated Market. No assurance can be given by CAF that such applications will be approved.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

We will use the net proceeds of the sale of the notes for general corporate purposes, including funding of our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at June 30, 2016 and does not give effect to any transaction since that date.

At June 30, 2016
(in U.S.$ millions)
Short-term debt(1)	6,902.7

Long-term debt (maturities over one year)(2)	17,702.6
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	4,530.0
Additional paid-in capital	2,425.9

Total capital	6,955.9
Reserves
Mandatory reserve	473.0
General reserve	2,205.9

Total reserves	2,678.9
Accumulated other comprehensive income	(0.3)
Retained earnings	89.1

Total stockholders’ equity	9,723.6

Total long-term debt and stockholders’ equity	27,426.2

(1)	Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable, and the current portion of derivative instrument liabilities ($71.0 million).
(2)	Includes borrowings and bonds with a maturity of over one year and the non-current portion of derivative instrument liabilities ($472.2 million).
(3)	In addition to the subscribed and paid-in capital shown in the table, CAF’s authorized capital included callable capital of $5.0 billion at June 30, 2016.

CAPITAL STRUCTURE

General

As of June 30, 2016:

CAF’s authorized capital is $15.0 billion, of which $10.0 billion is ordinary capital shares and $5.0 billion is callable capital shares. In March 2015, CAF’s Stockholders’ Assembly approved an increase in CAF’s authorized capital of $5.0 billion over the previous $10.0 billion of total authorized capital.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion will be available for Series “A” and “B” stockholders and $500 million will be available in respect of such capital contributions for Series “C” stockholders. As of the date of this prospectus supplement, CAF has entered into 11 subscription agreements for $3.3 billion of paid-in capital and expects to continue signing additional subscription agreements with various stockholders throughout 2016. Capital contributions are expected to begin in 2017.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.05% of our outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by nine associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands

CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and may own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus supplement, Argentina, Brazil, Panama, Paraguay and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of June 30, 2016, which reference “full member shareholder countries” only include the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela. All figures as of June 30, 2016, which reference “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Un-paid Capital

At June 30, 2016, CAF’s subscribed paid-in and un-paid capital was $5.3 billion, of which $4.5 billion was paid-in capital and $0.8 billion was un-paid capital, which is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

A list of all capital contributions made by shareholder countries since 2009 follows:

Argentina

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments, of which it paid $10.0 million in 2011, $15.0 million in 2012, $25.0 million in 2013, $30.0 million in 2014 and $35.0 million in 2015.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, to be paid in seven installments beginning in 2017.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in February 2015 and $25.0 million in February 2016.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, of which it paid $25.1 million in 2013, $25.0 million in 2014 and $30.0 million in 2015.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2014, $16.4 million in 2015 and $12.8 million in 2016.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares, which was paid in full in 2014.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments, of which it paid $30.0 million in 2015 and $30.0 million in January 2016.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

In July 2016, Colombia subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments beginning in 2017.

Dominican Republic

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four installments beginning in 2017.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

In June 2016, Ecuador subscribed to an additional $190.0 million in series “B” shares, to be paid in six installments beginning in 2017.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares of CAF, which it paid for in full that same month.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014 and $10.0 million in 2015.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.2 million in 2013, $3.2 million in 2014 and $25.0 million in 2015.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014, $10.0 million in 2015 and $10.0 million in 2016.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five annual installments, of which it paid $3.0 million in 2013, $5.0 million in 2014, $30.0 million in 2015 and $29.0 million in 2016.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments. As of the date of this prospectus supplement, Peru has paid $307.5 million, with the balance to be paid during 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four annual installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments beginning in 2017.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. Portugal has paid the total balance of the subscribed paid-in capital.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five installments ending in 2014. All five payments have been received.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million. Trinidad and Tobago has paid the total balance of the subscribed paid-in capital.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three annual installments, which it paid in full in 2014. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent for full member status specified in “— General” above and the additional condition that Trinidad and Tobago shall have paid for at least half of the capital for which it has subscribed, the subscription agreement contemplates the issuance of one Series “A” share to Trinidad and Tobago, as well as the exchange of Series “C” shares for Series “B” shares.

In August 2016, Trinidad and Tobago subscribed to $36.0 million in callable capital.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014 and $10.0 million in 2015.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, of which it has paid $230.0 million as of June 30, 2016.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.2 million in 2014 and $57.1 million in 2015.

In March 2016 and May 2016, Venezuela subscribed to an additional $572.0 million in Series “B” shares, to be paid in seven installments beginning in 2017.

As of the date of this prospectus supplement, all shareholder countries were current in their capital payments, with the exception of Brazil, which has a pending balance of $35 million corresponding to the 2009 subscription agreement and a pending balance of $85.1 million corresponding to the 2012 subscription agreement.

The following table sets out the nominal value of our subscribed paid-in capital and un-paid capital as of June 30, 2016:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Series “B” Shares:
Argentina	409,670	46,525
Bolivia	234,925	89,045
Brazil	350,480	88,810
Colombia	807,640	72,940
Ecuador	236,530	22,140
Panama	106,055	95,080
Paraguay	119,690	12,140
Peru	837,100	45,650
Uruguay	125,300	82,00
Venezuela	809,810	274,360
Private sector financial institutions	2,060	20
Series “C” Shares:
Barbados	17,610	—
Chile	27,705	—
Costa Rica	16,455	—
Dominican Republic	33,980	1,195
Jamaica	910	—
Mexico	58,785	—
Portugal	7,350	—
Spain	198,695	—
Trinidad and Tobago	117,285	—

Total	$4,530,035	$829,905

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

At June 30, 2016, our reserves totaled $2.7 billion. At such date, the mandatory reserve amounted to $473.0 million, or 8.8% of subscribed paid-in and un-paid capital, and the general reserve amounted to $2.2 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at June 30, 2016. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to our audited financial statements in the accompanying prospectus.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2015, 2014, and 2013 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of the accompanying prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the six-month periods ended June 30, 2016 and 2015 has been derived from our unaudited condensed interim financial information and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the six-month period ended June 30, 2016 are not necessarily indicative of results to be expected for the full year 2016. The selected financial information should be read in conjunction with our audited financial statements and notes thereto, our unaudited condensed interim financial information and the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	621,259	569,660	508,247	394,655	307,165
Interest expense	345,391	310,224	297,293	212,222	164,751

Net interest income	275,868	259,436	210,954	182,433	142,414
Provision (credit) for loan losses	18,703	21,552	(83,417)	21,677	9,063

Net interest income after provision (credit) for loan losses	257,165	237,884	294,371	160,756	133,351
Non-interest income	16,764	22,961	15,903	41,567	7,253
Non-interest expenses	139,163	124,681	105,646	74,084	65,446

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	134,766	136,164	204,628	128,239	75,158
Unrealized changes in fair value related to financial instruments	(3,136)	1,475	2,129	(9,788)	(1,030)

Net income before Contributions to Stockholders’ Special Funds	131,630	137,639	206,757	118,451	74,128
Contributions to Stockholders’ Special Funds(1)	54,000	—	—	29,299	—
Net income	77,630	137,639	206,757	89,152	74,128
Other comprehensive income	(603)	349	(317)	286	—
Total comprehensive income	77,027	137,988	206,440	89,438	74,128

Balance Sheet Data (end of period)
Total assets	32,469,695	30,458,171	27,377,813	34,328,934	31,715,942
Total liabilities	22,945,601	21,694,934	19,561,263	24,605,328	22,850,817
Total stockholders’ equity	9,524,094	8,763,237	7,816,550	9,723,606	8,865,125

Total liabilities and stockholders’ equity	32,469,695	30,458,171	27,377,813	34,328,934	31,715,942

	Year Ended December 31			Six Months Ended June 30
	2015	2014	2013	2016	2015
	(in U.S.$ thousands, except ratios)
Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination cost	20,430,792	19,144,087	18,003,271	21,181,130	18,955,185
Allowance for loan losses	58,929	55,763	38,336	56,876	64,859
Equity investments	328,390	292,345	228,385	361,891	319,679
Selected Financial Ratios
Return on average total stockholders’ equity(2)(3)	1.5%	1.6%	2.8%	2.7%	1.7%
Return on average paid-in capital(3)	3.1%	3.3%	5.4%	5.7%	3.5%
Return on average assets(4)	0.4%	0.5%	0.8%	0.8%	0.5%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%	0.1%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.0%	0.1%	0.0%	0.5%	0.1%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.2%	0.3%	0.3%

(1)	In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve the maximum amount that management was authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) to our audited financial statements in the accompanying prospectus.
(2)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total stockholders’ equity.
(3)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average subscribed and paid-in capital.
(4)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-7 of the accompanying prospectus and with our unaudited condensed interim financial information as of June 30, 2016 and December 31, 2015, and for the six-month periods ended June 30, 2016 and 2015 and the notes thereto beginning on page S-25 of this prospectus supplement.

Market Overview and Portfolio Trends

Since the beginning of 2015, important global economic developments have occurred including (i) the reduction in commodity prices, mainly due to China’s economic slowdown, (ii) a general decline in oil prices coupled with considerable volatility, (iii) low growth and increasing inflation in Latin America and (iv) the rise in the LIBOR rate.

In particular, the decline in the price of oil, which has decreased by approximately 45.9% from December 31, 2013 to August, 31, 2016, has had an impact on some of our shareholder countries. Some countries that are net oil importers have benefited from this price decline, while countries that are net oil exporters have been adversely affected to varying degrees, in some cases significantly, generally corresponding with the importance of the oil and gas sector to the overall economy of the country. The reported annualized percentage change in real GDP for 2015 for each of the full member shareholder countries at December 31, 2015 was as follows: Argentina — 0.4%, Bolivia — 4.1%, Brazil — (3.0)%, Colombia — 2.5%, Ecuador — (0.6)%, Panama — 6.0%, Paraguay — 3.0%, Peru — 2.4%, Uruguay — 2.5% and Venezuela — (10.0)%.1

By June 30, 2016, oil prices had rebounded by 16.0%, to $49.6 per barrel (West Texas Intermediate, or WTI) compared to the prices as of December 31, 2015. However, these levels are not comparable to the high price levels observed during 2013 when WTI averaged $84.7 per barrel. While low oil prices and the other global economic developments discussed above have not adversely affected our results of operations, these developments have in some cases negatively affected our borrowers, particularly sovereign borrowers, which have resulted in downward adjustments of the external risk rating of some of our sovereign borrowers, and may result in further downgrades in the future, which will lead to a corresponding increase in our allowance for loan losses, according to our methodology for determining the allowance for loan losses as explained in “— Income Statement — Provision (Credit) for Loan Losses” below.

In addition, the U.S. six-month LIBOR rate has increased from 0.85% on December 31, 2015 to 1.25% on August 31, 2016, due to the anticipated interest rate increases by the U.S. Federal Reserve and the forthcoming implementation of money market reform. This trend is expected to continue for the remainder of 2016. We anticipate that this will have, on balance, a positive effect on our net income because (i) our loans, bonds and borrowings are based on the LIBOR rate and (ii) the total amount of our assets is greater than the amount of our liabilities, given CAF’s high capitalization.

Both 2015 and 2014 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 6.7% in 2015 and 6.3% in 2014.

As of June 30, 2016, our loan portfolio was distributed by country as follows: Ecuador — 15.1%, Venezuela — 14.5%, Argentina — 13.0%, Peru — 11.7%, Brazil — 11.2%, Colombia — 10.4%, Bolivia — 9.8%, Panama — 6.5%, Uruguay — 3.2%, Paraguay — 1.4%, Dominican Republic — 1.1%, Spain — 0.7%, Costa Rica — 0.6%, Mexico — 0.4%, Barbados — 0.4%, and Jamaica — 0.02%.

[1]	This information is extracted from official government sources (including but not limited to the ministries of finance of the full member shareholder countries) and the IMF database.

We do not expect that our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries currently exceed the supply of lending resources. We believe that activities of other development banks are and at least in the near term will continue to be complementary to our lending operations.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to our audited financial statements in the accompanying prospectus. Some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition.

Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, the fair values for some financial assets and liabilities recorded in our financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus supplement, we have not changed or reclassified any transaction from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our interest income was $394.7 million, representing an increase of $87.5 million, or 28.5%, compared to interest income of $307.2 million for the corresponding period in 2015. This increase resulted primarily from the growth of our loan portfolio and higher interest rates in 2016. Average market interest rates were higher in the first six months of 2016 when six-month LIBOR averaged 0.90% than in the first six months of 2015 when six-month LIBOR averaged 0.40%, representing an increase of 125.0% in average six-month LIBOR.

2015, 2014 and 2013. For the year ended December 31, 2015, our interest income was $621.3 million, representing an increase of $51.6 million, or 9.06%, compared to interest income of $569.7 million for the year ended December 31, 2014. This increase resulted primarily from the growth of our loan portfolio and higher interest rates in 2015. Average market interest rates were higher in 2015 than in 2014, when six-month LIBOR averaged 0.49% per annum compared with 0.33% per annum in 2014, representing an increase of 0.15% in average six-month LIBOR. Interest income for the year ended December 31, 2014 was $569.7 million, representing an increase of $61.4 million, or 12.1%, compared to interest income of $508.2 million for the year ended December 31, 2013. Such increase resulted primarily from higher yielding liquid assets compared to the corresponding period in 2013.

Interest Expense

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our interest expense was $212.2 million, representing an increase of $47.5 million, or 28.8%, compared to interest expense of $164.8 million for the corresponding period in 2015. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2016 and the increase in average market interest rates described above. The average amount of liabilities increased by 6.7% for the six-months period ended June 30, 2016, compared with the average for the six-month period ended June 30, 2015.

2015, 2014 and 2013. For the year ended December 31, 2015, our interest expense was $345.4 million representing an increase of $35.2 million, or 11.34%, from our interest expense of $310.2 million for the year ended December 31, 2014. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2015 and the increase in average market interest rates described above. The average amount of our liabilities increased by 8.2% for the year ended December 31, 2015, compared with the average for the year ended December 31, 2014. Interest expense for the year ended December 31, 2014 was $310.2 million, representing an increase of $12.9 million, or 4.3%, from our interest expense of $297.3 million for the year ended December 31, 2013. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2014 compared with 2013, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities. The average amount of liabilities increased by 10.1% for the year ended December 31, 2014, compared with the average for the year ended December 31, 2013.

Net Interest Income

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our net interest income was $182.4 million, representing an increase of $40.0 million, or 28.1%, compared to net interest income of $142.4 million for the corresponding period in 2015. This increase resulted from an increase not only in the loan portfolio and liquid assets but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities. The net interest income margin was 1.20% for the six-month period ended June 30, 2016, as compared to 0.95% for the corresponding period in 2015.

2015, 2014 and 2013. For the year ended December 31, 2015, our net interest income was $275.9 million, representing an increase of $16.4 million, or 6.3%, over net interest income of $259.4 million for the year ended December 31, 2014. This increase resulted from an increase not only in the loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, partially offset by lower yields on investments and deposits and an increase in interest expense due to the increase in bond issuances. Our net interest income for the year ended December 31, 2014 was $259.4 million, representing an increase of $48.5 million, or 23.0%, over net interest income of $211.0 million for the year ended December 31, 2013. This increase resulted from higher yielding liquid assets, an increase in the loan portfolio and a significant reduction in the net borrowing spread on new issuances of our debt securities, despite a decrease in the LIBOR rate during the period. Our net interest income margin was 0.88%, in 2015, compared to 0.95% in 2014 and 0.88% in 2013.

Provision (Credit) for Loan Losses

At December 31, 2013, as a result of the improvement in the determination of the allowance for loan losses on the loan portfolio, the provision for loan losses decreased by $84.9 million compared to December 31, 2012, recognizing the effect in the statement of comprehensive income. This determination methodology, which we believe is in line with that of many other supranationals, incorporates recovery rates that differ between sovereign and non-sovereign guaranteed loans.

The credits and provisions in the periods described below reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We established a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. See Note 2g. to our audited financial statements for further information regarding allowance for loan losses calculations.

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, we recorded a provision for loan losses of $21.7 million, compared with a provision for loan losses of $9.1 million for the corresponding period in 2015. This increase was mainly due to an increase in provisions for loan losses with respect to operations in the private sector of Spain, Uruguay and Peru, the impact of which was slightly offset by the upgraded rating of one of our main borrowers, Argentina.

2015, 2014 and 2013. For the year ended December 31, 2015, we recorded a provision for loan losses of $18.7 million, representing a decrease of $2.8 million, or 13.2%, compared with the provision for loan losses of $21.6 million for 2014. Changes in the provision occurred mainly because of an increase in our exposure to countries with better ratings, which resulted in fewer provision requirements. For the year ended December 31, 2014, we recorded a provision for loan losses of $21.6 million, representing an increase of $105.0 million, or 125.8%, compared with our credit to allowance for loan losses of $83.4 million for the corresponding period in 2013. Changes in the provision occurred mainly because of the improvement in the methodology for the determination of loan loss provision, discussed above.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our non-interest income was $41.6 million, representing an increase of $34.3 million, or 473.1%, compared to non-interest income of $7.3 million for the corresponding period in 2015. This increase was mainly due to the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars, due to the devaluation of the bolivar.

2015, 2014 and 2013. For the year ended December 31, 2015, our total non-interest income was $16.8 million, representing a decrease of $6.2 million, or 27.0%, from total non-interest income of $23.0 million for the year ended December 31, 2014. This decrease resulted principally from a reduction in earnings from equity investments and other income. Our total non-interest income for the year ended December 31, 2014 represented an increase of $7.1 million or 44.4%, as compared to our total non-interest income of $15.9 million for the year ended December 31, 2013. This increase resulted principally from an increase in earnings from equity investments, commissions and other income, including dividends from certain Latin American funds.

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses, representing 86.6% and 95.7% of total non-interest expenses for the six-month periods ended June 30, 2016 and June 30, 2015, respectively.

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our non-interest expenses were $74.1 million representing an increase of $8.6 million, or 13.2%, compared to total non-interest expenses of $65.4 million for the corresponding period in 2015. The increase resulted principally from an increase in administrative expenses and to a lesser extent from a $6.4 million increase in impairment charges on equity investments.

For the six-month period ended June 30, 2016, our administrative expenses were $64.1 million, or 0.4% of our total average assets, representing an increase of $1.5 million, or 2.4%, compared to administrative expenses of $62.7 million for the corresponding period in 2015. This increase resulted principally from the business growth.

2015, 2014 and 2013. For the year ended December 31, 2015, our total non-interest expenses were $139.2 million, representing an increase of $14.5 million, or 11.6%, over total non-interest expenses of $124.7 million for the year ended December 31, 2014. The total non-interest expenses for the year ended December 31, 2014 represented an increase of $19.0 million, or 18.0%, over total non-interest expenses of $105.7 million for the year ended December 31, 2013.

For the year ended December 31, 2015, administrative expenses were $125.1 million, or 0.4% of our average total assets, representing an increase of $8.4 million over administrative expenses of $116.7 million for the year ended December 31, 2014. The increase resulted principally from a growth in our loan portfolio. For the year ended December 31, 2014, administrative expenses were $116.7 million, or 0.4% of our average total assets, representing an increase of $12.7 million over administrative expenses of $104.0 million for the year ended December 31, 2013. The increase resulted principally from the growth in our loan portfolio. Equity investments, which do not have readily determinable fair values and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $0.0 in 2013, $7.3 million in 2014 and $11.1 million in 2015.

Net Income

Six Months Ended June 30, 2016 and 2015. For the six-month period ended June 30, 2016, our net income was $89.2 million, representing an increase of $15.0 million, or 20.3%, compared to net income of $74.1 million for the corresponding period in 2015. This increase resulted principally from the increase in net interest income and non-interest income, due to the loan portfolio growth, the increase in the LIBOR rate and the non-cash currency exchange differential due to the devaluation of the Venezuelan bolivar, partially offset by an increase in administrative expenses and contributions to Stockholders Special Funds.

In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses.

As of June 30, 2016 Contributions to Stockholders’ Special Funds were $29.3 million.

2015, 2014 and 2013. For year ended in December 31, 2015 CAF recognized $54.0 million as an expense, resulting in net income of $77.6 million, representing a decrease of $60.0 million, or 43.6%, compared to net income of $137.6 million for the year ended in December 31, 2014. This decrease is mainly due to contributions to Stockholders’ Special Funds of $54.0 million being expensed in 2015. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) and Note 26 (“Special Funds and Other Funds Under Management”) to our audited financial statements in the accompanying prospectus.

For the year ended December 31, 2014, our net income was $137.6 million, representing a decrease of $69.1 million, or 33.4% compared to net income of $206.8 million for 2013. This decrease resulted primarily from the change in the methodology for calculating the allowance for loan losses in 2013, which resulted in an increase in earnings in 2013 because of a one-time credit to the provision for loan losses. If this adjustment to the methodology for calculating allowance for loan losses had not been considered, the net income for 2014 would have increased by 12.9%.

Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2015 was $134.8 million, representing a decrease of $1.4 million, or 1.0%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $136.2 million for 2014. This decrease is mainly due to the decrease in non-interest income.

Balance Sheet

Assets

June 30, 2016. At June 30, 2016, our total assets were $34.3 billion, representing an increase of $1.9 billion, or 5.7%, over total assets of $32.5 billion at December 31, 2015. The increase in assets resulted primarily from an increase in our liquid assets and loan portfolios.

2015 and 2014. At December 31, 2015, our total assets were $32.5 billion, representing an increase of $2.0 billion, or 6.6%, over total assets of $30.5 billion at December 31, 2014. The increase in our total assets was principally due to the growth of liquid assets and the loan portfolio.

Liabilities

June 30, 2016. At June 30, 2016, our total liabilities were $24.6 billion, representing an increase of $1.7 billion, or 7.2%, over total liabilities of $23.0 billion at December 31, 2015. The increase in liabilities resulted primarily from an increase in borrowings, mainly through bond issuances, in response to the growth of assets.

2015 and 2014. At December 31, 2015, our total liabilities were $23.0 billion, representing an increase of $1.3 billion, or 5.8%, over total liabilities of $21.7 billion at December 31, 2014. The increase in our total liabilities resulted from increased bond issuances.

Stockholders’ Equity

June 30, 2016. At June 30, 2016, our total stockholders’ equity was $9.7 billion, representing an increase of $200 million, or 2.1%, over total stockholders’ equity of $9.5 billion at December 31, 2015. The increase in our stockholders’ equity resulted primarily from capital contributions paid by our stockholders and the increase in reserves.

2015 and 2014. At December 31, 2015, our total stockholders’ equity was $9.5 billion, representing an increase of $760.9 million, or 8.7%, over total stockholders’ equity of $8.8 billion at December 31, 2014. The increase in our total stockholders’ equity resulted principally, from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

June 30, 2016. At June 30, 2016 the total principal amount of outstanding overdue loans was $9.7 million (not including non-accrual loans in overdue status). Subsequent to June 30, 2016 that overdue loan was brought current, but as of the date of this prospectus supplement another loan with a principal amount of $10.5 million is overdue.

2015 and 2014. At December 31, 2015, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status). At December 31, 2014, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

Impaired Loans and Non-Accrual Loans

June 30, 2016. At June 30, 2016, the total principal amount of our impaired loans was $104.8 million, or 0.49% of the total loan portfolio owing to impaired loans to private sector borrowers in Uruguay, Spain and Peru. We consider a loan to be impaired when it is in non-accrual status.

2015 and 2014. At December 31, 2015, the total principal amount of our impaired loans was $0.0, or 0.0% of the total loan portfolio. At December 31, 2014, the total principal amount of our impaired loans was $16.5, or 0.09% of the total loan portfolio. We consider a loan to be impaired when it is in non-accrual status.

Restructured Loans

June 30, 2016. At June 30, 2016, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

2015 and 2014. At December 31, 2015, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio. At December 31, 2014, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

Loan Write-offs and Recoveries

June 30, 2016. There were $23.7 million of loans written-off during the six-month period ended June 30, 2016, which related to loans to private sector borrowers in Colombia, Spain and Uruguay. We booked recoveries of $0.0 million during the six-month period ended June 30, 2016.

2015 and 2014. There were $16.4 million of loans written-off in 2015 and $4.1 million of loans written-off in 2014. During 2015 and 2014, we booked recoveries against these write-offs of $817.0 thousand and $0.0, respectively.

See “Operations of CAF — Asset Quality” in the accompanying prospectus for further information regarding our asset quality. See “— Balance Sheet” above for details regarding the distribution of our loans by country and “Operations of CAF — Loan Portfolio” in the accompanying prospectus for details regarding the distribution of our loans by economic sector.

Liquidity

Effective as of September 2014, we updated our liquidity policy, which requires us to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

June 30, 2016. At June 30, 2016, our liquid assets consisted of $11.6 billion of cash, time deposits and securities, of which 98.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $10.8 billion of cash, time deposits and securities, of which 97.6% was invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, at December 31, 2015. At June 30, 2016, 23.1% of our liquid assets were invested in time deposits in financial institutions, 21.6% in commercial paper, 10.6% in corporate and financial institution bonds, 20.4% in certificates of deposit, 16.2% in U.S. Treasury Notes, 8.0% in in other instruments, including deposits in cash.

2015 and 2014. At December 31, 2015, our liquid assets consisted of $10.8 billion of cash, time deposits and securities, of which 97.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 35% of our liquid assets were invested in time deposits in financial institutions, 15.9% in commercial paper, 13.0% in corporate and financial institution bonds, 10.9% in certificates of deposit, 17.6% in U.S. Treasury Notes and 7.6% in other instruments including deposits in cash. At December 31, 2014, our liquid assets consisted of $10.1 billion of cash, time deposits and securities, of which 96.7% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 28.3% of our liquid assets were invested in time deposits in financial institutions, 10.6% in commercial paper, 11.7% in corporate and financial institution bonds, 22.3% in certificates of deposit, 18.9% in U.S. Treasury Notes and 8.2% in other instruments including deposits in cash.

As of December 31, 2015 our liquidity was distributed by country as follows: United States — 67.0%, China — 6.5%, Japan — 2.3%, Supranationals — 2.1%, France — 2.1%, Germany and Italy — 2.0% each, United Kingdom, Singapore and Belgium — 1.7% each, Switzerland — 1.6%, Australia — 1.4%, Canada — 1.1%, Sweden — 1%, Qatar, Spain and Netherland — 0.9% each, Brazil and Hong Kong — 0.7% each, Kuwait and United Arabic Emirates — 0.5% each, South Korea — 0.2%, New Zealand, Norway, Mexico and Chile — 0.1% each, and others — 0.1%.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 16 (“Commitments and Contingencies”) to our unaudited condensed interim financial information and Note 24 (“Commitments and Contingencies”) of the audited financial statements in the accompanying prospectus.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure.”

We intend to continue our programs to foster sustainable growth within the shareholder countries, and to increase our support for the private sector within its markets, either directly or through financial intermediaries. See “Operations of CAF” in the accompanying prospectus.

UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION AND NOTES THERETO

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information

As of June 30, 2016 and December 31, 2015

Balance Sheets

(In thousands of U.S. dollars)

	June 30, 2016	December 31, 2015
ASSETS
Cash and due from banks	141,010	216,078
Deposits with banks	1,251,967	2,590,453
Marketable securities
Trading (Note 3)	8,788,324	6,787,875
Other investments	1,430,579	1,186,286
Loans (includes US$20,568 and US$26,108 as of June 30, 2016 and December 31, 2015, respectively, at fair value) (Note 4)	21,181,130	20,430,792
Less loan commissions, net of origination costs	91,308	94,996
Less allowance for loan losses (Note 4)	56,876	58,929

Loans, net	21,032,946	20,276,867

Accrued interest and commissions receivable	290,152	303,935
Equity investments	361,891	328,390
Derivative financial instruments (Note 14)	648,375	215,509
Property and equipment, net	69,531	72,923
Other assets (Note 5)	314,159	491,379

Total assets	34,328,934	32,469,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits (Note 6)	2,754,310	2,700,248
Commercial paper (Note 7)	2,128,637	2,589,875
Borrowings (includes US$587,329 and US$526,807 as of June 30, 2016 and December 31, 2015, respectively, at fair value) (Note 8)	1,429,536	1,463,850
Less debt issuances costs	879	934

Borrowing, net	1,428,657	1,462,916

Bonds (includes $16,877,219 and $14,526,090 as of June 30, 2016 and December 31, 2015, respectively, at fair value) (Note 9)	17,323,978	15,058,361
Less debt issuance costs	27,087	29,763

Bonds, net	17,296,891	15,028,598

Accrued interest payable	224,072	249,534
Derivative financial instruments (Note 14)	543,208	808,097
Accrued expenses and other liabilities (Note 10)	229,553	106,333

Total liabilities	24,605,328	22,945,601

STOCKHOLDERS’ EQUITY
Subscribed and paid-in capital (authorized capital $15 billion)	4,530,035	4,491,275
Additional paid-in capital	2,425,851	2,354,537
Reserves	2,678,853	2,601,223
Accumulated other comprehensive income (Note 12)	(285)	(571)
Retained earnings	89,152	77,630

Total stockholders’ equity	9,723,606	9,524,094

Total liabilities and stockholders’ equity	34,328,934	32,469,695

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2016 and 2015

Statements of Comprehensive Income

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2016	2015
Interest income
Investments and deposits with banks	60,278	33,500
Loans	315,395	253,854
Loan commissions	18,982	19,811

Total interest income	394,655	307,165

Interest expense
Deposits	6,300	4,910
Commercial paper	8,368	3,724
Borrowings and other obligations	12,533	11,505
Bonds	177,135	139,847
Commissions	7,886	4,765

Total interest expense	212,222	164,751

Net interest income	182,433	142,414
Provision (credit) for loan losses (Note 4)	21,677	9,063

Net interest income, after provision for loan losses	160,756	133,351

Non-interest income
Other commissions	2,606	5,997
Dividends and equity in earnings of investees	5,492	378
Other income (Note 8)	33,469	878

Total non-interest income	41,567	7,253

Non-interest expenses
Administrative expenses	64,135	62,649
Impairment charge for equity investments	9,200	2,797
Other expenses	749	—

Total non-interest expenses	74,084	65,446

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	128,239	75,158
Unrealized changes in fair value related to financial instruments	(9,788)	(1,030)

Net income before Contributions to Stockholders’ Special Funds	118,451	74,128
Contributions to Stockholders’ Special Funds (Note 11)	29,299	—

Net Income	89,152	74,128
Other comprehensive income: Amortization of defined benefit pension items (Note 12)	286

Total comprehensive income	89,438	74,128

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2016 and 2015

Statements of Cash Flows

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES:
Net income	89,152	74,128
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Contributions to Stockholders’ Special Funds	29,299	—
Unrealized loss on trading securities	(15,580)	(672)
Amortization of loan commissions, net of origination costs	(7,557)	(6,765)
Provision for loan losses	21,677	9,063
Impairment charge for equity investments	9,200	2,797
Equity in earnings of investees	(3,821)	340
Exchange difference	(28,223)	—
Depreciation of property and equipment	2,813	2,839
Amortization of deferred charges	2,644	1,615
Provision for employees’ benefits	5,504	5,184
Provisions for employees’ savings plan	661	676
Unrealized changes in fair value related to financial instruments	9,788	1,030
Net changes in operating assets and liabilities
Severance indemnities paid or advanced	(2,640)	(696)
Employees’ savings plan paid or advanced	481	(7)
Trading securities, net	(1,956,627)	176,114
Interest and commissions receivable	13,783	29,670
Other assets	(1,316)	3,673
Accrued interest payable	(25,462)	(31,848)
Accrued expenses and other liabilities	(16,890)	5,798

Total adjustments and net changes in operating assets and liabilities	(1,962,266)	198,811

Net cash (used in) provided by operating activities	(1,873,114)	272,939

INVESTING ACTIVITIES:
Purchases of other investments	(1,876,921)	(2,265,459)
Maturities of other investments	1,632,628	1,996,080
Loan origination and principal collections, net	(766,335)	192,446
Equity investments, net	(38,880)	(30,127)
Purchases of property and equipment	579	(2,482)

Net cash used in investing activities	(1,048,929)	(109,542)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2016 and 2015

Statements of Cash Flows continued

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2016	2015
FINANCING ACTIVITIES:
Net increase (decrease) in deposits	54,062	(454,845)
Net (decrease) increase in commercial paper	(461,238)	33,419
Net decrease (increase) in derivative related collateral	254,741	(281,520)
Proceeds from issuance of bonds	2,809,598	1,850,709
Repayment of bonds	(1,237,885)	(505,932)
Proceeds from borrowings	165,067	130,219
Repayment of borrowings	(185,930)	(163,031)
Proceeds from issuance of shares	110,074	27,761

Net cash provided by financing activities	1,508,489	636,780

Net (decrease) increase in cash and deposits with banks	(1,413,554)	800,177
Cash and deposits with banks at beginning of period	2,806,531	1,420,414

Cash and deposits with banks at end of period	1,392,977	2,220,591

Consisting of:
Cash and due from banks	141,010	90,621
Deposits with banks	1,251,967	2,129,970

	1,392,977	2,220,591

Supplemental disclosure
Interest paid during the period	226,087	191,896

Non-cash financing activities
Change in derivative financial instrument assets	432,866	(51,291)
Change in derivative financial instrument liabilities	(264,889)	(293,437)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Financial Information for

the Six-Month Period ended June 30, 2015

Statement of Stockholders’ Equity

(In thousands of U.S. dollars)

	Subscribed and paid-in capital	Additional paid-in capital	Reserves			Accumulated Other Comprehensive Income	Retained earnings	Total stockholders’ equity
			General Reserve	Article No 42 of by-laws	Total reserves
Balance at December 31, 2015	4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	9,524,094

Capital increase	38,760	71,314	—	—	—	—	—	110,074
Net Income	—	—	—	—	—	—	89,152	89,152
Appropriated for general reserve	—	—	69,830	—	69,830	—	(69,830)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	7,800	7,800	—	(7,800)	—
Other comprehensive income	—	—	—	—	—	286	—	286

Balance at June 30, 2016	4,530,035	2,425,851	2,205,853	473,000	2,678,853	(285)	89,152	9,723,606

	Subscribed and paid-in capital	Additional paid-in capital	Reserves			Accumulated Other Comprehensive Income	Retained earnings	Total stockholders’ equity
			General Reserve	Article No 42 of by-laws	Total reserves
Balance at December 31, 2014	4,250,495	1,911,487	2,012,149	451,434	2,463,583	32	137,639	8,763,236

Capital increase	9,775	17,986	—	—	—	—	—	27,761
Net Income	—	—	—	—	—	—	74,128	74,128
Appropriated for general reserve	—	—	123,874	—	123,874	—	(123,874)	—
Appropriated for general reserve to Article 42 of by-laws	—	—	—	13,765	13,765	—	(13,765)	—

Balance at June 30, 2015	4,260,270	1,929,473	2,136,023	465,199	2,601,222	32	74,128	8,865,125

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to Unaudited Condensed Interim Financial Information

As of June 30, 2016 and December 31, 2015 and for the Six-Month Period ended

June 30, 2016 and June 30, 2015

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (“CAF”) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its by-laws. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds of other countries and organizations, destined to finance programs agreed upon with donor organizations, which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation – The condensed interim financial information as of June 30, 2016 and for the six-month periods ended June 30, 2016 and 2015 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the six-month period ended June 30, 2016 are not necessarily an indication of the results to be expected for the full year 2016.

The condensed interim financial information was based on the accounting principles of CAF’s audited financial statements for the years ended December 31, 2015, 2014 and 2013. For a detailed discussion about CAF’s significant accounting policies, see Note 2 to the 2015 audited financial statements. During the six-month period ended June 30, 2016, there were no significant updates made to CAF’s significant accounting policies.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements for the years ended December 31, 2015, 2014 and 2013 and the notes thereto.

3.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	June 30, 2016		December 31, 2015
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,885,155	2.29	1,895,996	2.03

Non-U.S. governments and government entities bonds	250,621	0.67	85,448	0.99

Financial institutions and corporate securities:
Commercial paper	2,505,661	0.26	1,711,389	0.17
Certificates of deposit	2,372,648	0.24	1,176,718	0.48
Bonds	1,233,283	1.50	1,405,333	1.37
Collateralized mortgage obligation	331,277	4.08	306,152	4.66
Liquidity funds	209,679	1.00	206,839	1.00

	6,652,548	0.70	4,806,431	0.91

	8,788,324	1.04	6,787,875	1.23

4.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or to private institutions or companies of these countries.

Loans by country are summarized as follows:

	June 30, 2016	December 31, 2015
Stockholder country:
Argentina	2,748,712	2,771,280
Barbados	85,000	50,000
Bolivia	2,083,312	2,027,045
Brazil	2,371,938	2,060,065
Chile	—	20,000
Colombia	2,210,899	2,080,181
Costa Rica	116,578	119,587
Dominican Republic	223,293	224,096
Ecuador	3,199,619	3,044,551
Jamaica	4,797	5,085
Mexico	90,000	225,646
Panama	1,371,393	1,288,004
Paraguay	306,382	290,515
Peru	2,468,394	2,297,980
Spain	155,933	177,671
Uruguay	667,808	654,827
Venezuela	3,075,663	3,094,364

Sub-total loans	21,179,721	20,430,897
Fair value adjustments	1,409	(105)

Loans	21,181,130	20,430,792

Fair value adjustments to loans represent adjustments to the amount of loans for which the fair value option is elected.

At June 30, 2016 and December 31, 2015, loans denominated in other currencies were granted for an equivalent of US$52,174 and US$30,057, respectively, principally in Bolivian bolivianos, Peruvian nuevos soles, Paraguayan guarani, Mexican pesos and Colombian pesos. At June 30, 2016 and December 31, 2015, loans include fixed interest rate loans of US$130,902 and US$100,354, respectively.

Loans classified by public sector and private sector borrowers, are as follows:

	June 30, 2016	December 31, 2015
Public sector	17,562,715	16,822,700
Private sector	3,617,006	3,608,197

	21,179,721	20,430,897

The average yield of the loan portfolio is shown below:

	June 30, 2016		December 31, 2015
	Amount	Average yield (%)	Amount	Average yield (%)
Loans	21,179,721	3.13	20,430,897	2.85

Loans by industry segments are as follows:

	June 30, 2016		December 31, 2015
		%		%
Agriculture, hunting and forestry	100,675	—	78,094	—
Manufacturing	273,627	1	275,341	1
Electricity, gas and water supply	7,121,115	34	7,060,091	35
Transport, warehousing and communications	7,488,635	35	7,203,320	36
Commercial banks	1,904,727	9	1,646,223	8
Development banks	598,763	3	655,205	3
Social and other infrastructure programs	3,498,311	17	3,313,958	16
Others	193,868	1	198,665	1

	21,179,721	100	20,430,897	100

Loans mature as follows:

	June 30, 2016	December 31, 2015
Remaining maturities:
Less than one year	4,208,263	3,713,933
Between one and two years	2,036,395	2,069,209
Between two and three years	1,992,184	1,935,815
Between three and four years	2,116,352	2,027,559
Between four and five years	1,811,676	1,789,567
Over five years	9,014,851	8,894,814

	21,179,721	20,430,897

Loan portfolio is classified depending on the credit risk type as follows:

	June 30, 2016	December 31, 2015
Sovereign guaranteed	16,919,387	16,482,282
Non-sovereign guaranteed	4,260,334	3,948,615

	21,179,721	20,430,897

Loan portfolio quality

The loan portfolio quality indicators and the amounts are presented below:

	June 30, 2016	December 31, 2015
During the period / year CAF recorded the following transactions:
Impaired loans	0	0
Loans written-off	23,730	16,354
Purchases of loan portfolio	0	0
Sales of loan portfolio	8,500	107,110
Trouble debt restructured	0	0

	June 30, 2016	December 31, 2015
CAF presented the following amounts and quality indicators as of the end of the period / year:
Non-accrual loans	104,835	0
Overdue loans	9,718	0
Allowance for loan losses as a percentage of loan portfolio	0.27%	0.29%
Nonaccrual loans as a percentage of loan portfolio	0.49%	0.00%
Overdue loan principal as a percentage of loan portfolio	0.05%	0.00%

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At June 30, 2016 and December 31, 2015, CAF maintained loans of this nature amounting to US$912,481 and US$1,109,267, respectively, whereby other financial institutions provided funds for US$604,011 and US$763,217, respectively.

Allowance for Loan Losses

Changes in the allowance for loan losses are presented below:

	For the six-month period ended June 30, 2016			For the six-month period ended June 30, 2015
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	26,269	32,660	58,929	20,241	35,522	55,763
Provision (credit) for loan losses	(6,376)	28,053	21,677	4,768	4,295	9,063
Loans written-off	—	(23,730)	(23,730)	—	33	33

Balances at end of period	19,893	36,983	56,876	25,009	39,850	64,859

5.	OTHER ASSETS

A summary of other assets follows:

	June 30, 2016	December 31, 2015
Derivative related collateral	260,468	455,361
Intangible assets, net	13,865	13,795
Receivables from investment securities sold	21,877	2,876
Other assets	17,949	19,347

	314,159	491,379

6.	DEPOSITS

A summary of deposits follows:

	June 30, 2016	December 31, 2015
Demand deposits	88,698	333,969
Time deposits:
Less than one year	2,665,612	2,366,279

	2,754,310	2,700,248

At June 30, 2016 and December 31, 2015, the interest rates on deposits ranged from 0.20% to 1.86% and from 0.12% to 1.80%, respectively. Deposits are issued for amounts equal to or more than $100. Total deposits in other currencies amounted to $975 and $1,058 at June 30, 2016 and December 31, 2015, respectively.

7.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF amounting of US$2,128,637 as of June 30, 2016 and 84% of CAF’s commercial paper will mature in 2016. At December 31, 2015, US$2,589,875 of CAF’s commercial paper matures in the year 2016. At June 30, 2016 and December 31, 2015, the interest rates on commercial paper ranged from 0.48% to 1.11% and from 0.20% to 0.98%, respectively.

8.	BORROWINGS

A summary of borrowings by currency follows:

	June 30, 2016	December 31, 2015
U.S. dollars	1,239,700	1,280,884
Euros	112,900	112,900
Peruvian nuevo soles	47,975	21,695
Venezuelan bolivars	304	34,127
Others currencies	4,923	5,337

	1,405,802	1,454,943
Fair value adjustments	23,734	8,907
Less debt issuance costs	879	934

Borrowings, net	1,428,657	1,462,916

At June 30, 2016 and December 31, 2015, there were fixed interest-bearing borrowings in the amount of US$594,546 and US$549,413, respectively. At June 30, 2016 and December 31, 2015, the weighted average cost after swaps was 1.83% and 1.75%, respectively.

During the six-month period ended June 30, 2016, CAF recognized income for US$28,223, mainly from exchange difference in borrowings denominated in Venezuelan bolivars, which are presented in “Other income.”

Borrowings, by remaining maturities, are summarized below:

	June 30, 2016	December 31, 2015
Remaining maturities:
Less than one year	359,294	476,242
Between one and two years	110,802	104,872
Between two and three years	204,457	206,041
Between three and four years	181,942	131,757
Between four and five years	123,908	116,757
Over five years	425,399	419,274

	1,405,802	1,454,943

At June 30, 2016 and December 31, 2015, there were unused term credit facilities amounting to US$480,501 and US$511,216, respectively.

9.	BONDS

An analysis of outstanding bonds follows:

	June 30, 2016			December 31, 2015
	Outstanding principal			Outstanding principal
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year-end)
U.S. dollars	6,771,428	6,771,428	2.20	6,762,371	6,762,371	2.37
Euro	4,976,133	4,379,622	1.89	4,257,096	3,602,169	1.86
Swiss francs	2,639,556	2,559,902	2.02	2,235,639	2,108,434	1.75
Australian dollars	1,032,148	921,693	2.00	772,283	658,078	1.57
Norwegian kroner	622,501	500,441	1.94	622,501	475,964	1.59
Hong Kong dollars	427,266	427,229	2.19	386,060	386,437	1.88
Japanese yen	348,068	331,158	3.02	310,578	244,996	2.77
Turkish lira	134,539	121,000	1.11	70,105	53,808	0.77
Colombian pesos	112,565	76,042	3.22	112,565	70,408	2.96
Mexican pesos	98,108	71,002	2.02	98,108	16,462	2.87
South African rand	60,356	57,184	1.16	22,598	16,247	0.80
Peruvian nuevos soles	18,670	18,560	1.25	22,397	21,532	0.91

	17,241,338	16,235,261		15,672,301	14,416,906

Fair value adjustments		1,088,717			641,455
Less debt issuance costs		27,087			29,763

Bonds, net		17,296,891			15,028,598

A summary of the bonds outstanding, by remaining maturities at original exchange rate, follows:

	June 30, 2016	December 31, 2015
Remaining maturities:
Less than one year	1,365,453	1,561,251
Between one and two years	2,766,497	2,087,629
Between two and three years	2,777,101	2,225,655
Between three and four years	381,531	1,074,313
Between four and five years	2,683,118	1,133,701
Over five years	7,267,637	7,589,752

	17,241,337	15,672,301

At June 30, 2016 and December 31, 2015, fixed interest rate bonds amounted to US$16,955,942 and US$15,201,393, respectively, of which US$10,471,775 and US$8,927,226, respectively, are denominated in other currencies.

There were no bonds repurchased during the six-month periods ended June 30, 2016 and 2015.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	June 30, 2016	December 31, 2015
Payable for investment securities purchased	52,731	5,488
Employees’ severance benefits and savings plan	82,243	72,995
Derivatives related collateral	59,848	—
Provision contingencies	2,624	4,105
Contributions to Stockholders’ Special Funds	29,299	16,000
Other liabilities	2,808	7,745

	229,553	106,333

11.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2016, the Stockholders’ Assembly approved the contribution of up to a maximum amount of US$72,000 to some Stockholders’ Special Funds for 2016. Subsequently, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the Stockholders’ Special Funds, authorized the contributions of US$8,000, US$11,799, US$7,500 and US$2,000 to the Compensatory Financing Fund (FFC), the Technical Cooperation Fund (FCT), the Fund for the Development of Small and Medium Enterprises (FIDE), and the Human Development Fund (FONDESHU), respectively. As of June 30, 2016, CAF recognized US$29,299 as an expense and maintains accounts payable which will be paid in July 2016.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The changes to the balances of accumulated other comprehensive income and the reclassified amounts out of accumulated other comprehensive income, that affected net income for the six-month periods ended June 30, 2016 and 2015, were as follows:

	June 30,
	2016	2015
Balance at beginning of period	(571)	32
Amortization of defined benefit pension items	286	—

Balance at end of period	(285)	32

13.	TAX EXEMPTIONS

CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any tax or other levy.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and currency risk is managed by swapping loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. currency. Also CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted for as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans in currencies other than the U.S. currency and CAF’s management decided to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly mark-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts.

At June 30, 2016 and December 31, 2015, balance sheet details related to CAF’s derivative financial instruments is as follows:

	Derivative assets		Derivative liabilities
	June 30, 2016	December 31, 2015	June 30, 2016	December 31, 2015
Interest rate swap	202,848	123,618	4,127	13,097
Cross-currency swap	445,246	91,603	533,377	794,589
U.S Treasury Futures	189	271	5,414	134
Cross-currency forwards contracts	92	17	290	277

	648,375	215,509	543,208	808,097

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at June 30, 2016 and December 31, 2015:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At June 30, 2016:
Loans	—	—	—	—
Loans	21,976	—	—	1,409
Borrowings	—	112,900	—	744
Borrowings	450,695	—	25,130	—
Bonds	—	10,471,775	445,246	532,633
Bonds	6,322,803	—	177,718	2,718

	6,795,474	10,584,675	648,094	537,504

At December 31, 2015:
Loans	—	6,117	3,045	—
Loans	22,143	—	179	27
Borrowings	—	112,900	—	4,138
Borrowings	405,000	—	12,581	132
Bonds	—	8,927,226	88,558	790,451
Bonds	6,212,803	—	110,858	12,938

	6,639,946	9,046,243	215,221	807,686

The following table presents the notional amount and fair values of cross-currency futures and forwards at:

At June 30, 2016

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until August 2016	Various	81,331	92

Futures long	Various	Until September 2016	Various	24,400	189

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until August 2016	Various	81,530	290

Futures short	Various	Until September 2016	Various	1,447,300	5,414

At December 31, 2015

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until March 2016	Various	21,335	17

Futures long	Various	Until March 2016	Various	82,600	(27)
Futures short	Various	Until March 2016	Various	18,000	298

				100,600	271

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until March 2016	Various	21,525	277

Futures short	Various	Until March 2016	Various	553,200	134

The amount of collateral posted related with futures at June 30, 2016 and December 31, 2015, was US$14,141 and US$4,099, respectively.

As of June 30, 2016 and December 31, 2015, all of CAF’s derivatives which had been designated as hedging relationship were considered fair value and economic hedges. The change in the fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being economic hedged are included in the statement of comprehensive income.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At June 30, 2016

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	648,094	(329,196)	(59,661)	259,237

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(537,505)	329,196	186,665	(21,644)

At December 31, 2015

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	215,221	(213,364)	—	1,857

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(807,686)	213,364	451,263	(143,059)

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation techniques and the key inputs to those models.

When available, CAF generally uses quoted market prices to determine fair value, and classifies such financial instruments in Level 1. If in some cases where a quoted market price is not available, CAF makes use of appropriate valuation methodologies that require considerable judgment in developing and interpreting the estimates of fair value, in which case the financial instruments are classified in Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc. Financial instruments valued using such internally developed valuation techniques are classified according to the lowest level input or value driver that is significant to the fair value measurement. Thus, a financial instrument may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, CAF may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets. If relevant and observable quoted prices for recent trading activity are available, those fair value measurements would be classified as Level 2. If quoted prices for recent trading activity are not available, other valuation techniques would be used and the financial instrument would be classified as Level 3.

The following valuation methodologies are used to estimate the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted market prices to determine the fair value of trading securities and these financial assets are classified in Level 1 of the fair value hierarchy.

•	Loans: The fair value of fixed rate loans, is determined using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by the counterparties, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•	Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair-value hierarchy levels, CAF’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2016 and December 31, 2015:

At June 30, 2016

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,885,155	—	—	1,885,155
Bonds of non-U.S. governments and government entities	250,621	—	—	250,621
Financial institutions and corporate securities:
Commercial papers	2,505,661	—	—	2,505,661
Certificate of deposits	2,372,648	—	—	2,372,648
Bonds	1,233,283	—	—	1,233,283
Collateralized mortgage obligation	331,277	—	—	331,277
Liquidity funds	209,679	—	—	209,679

	6,652,548	—	—	6,652,548

	8,788,324	—	—	8,788,324
Loans	—	20,568	—	20,568
Derivative instruments:
Cross-currency swap	—	445,246	—	445,246
Interest rate swap	—	202,848	—	202,848
U.S Treasury Futures	—	189	—	189
Cross-currency Forward contracts	—	92	—	92

	—	648,375	—	648,375

Total financial assets at fair value	8,788,324	668,943	—	9,457,267

Liabilities:
Borrowings	—	587,329	—	587,329
Bonds	—	16,877,219	—	16,877,219
Derivative instruments:
Cross-currency swap	—	533,377	—	533,377
Interest rate swap		4,127	—	4,127
U.S Treasury Futures	—	5,414	—	5,414
Cross-currency Forward contracts	—	290	—	290

	—	543,208	—	543,208

Total financial liabilities at fair value	—	18,007,756	—	18,007,756

At December 31, 2015

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,895,996	—	—	1,895,996
Bonds of non-U.S. governments and government entities	85,448	—	—	85,448
Financial institutions and corporate securities:
Commercial paper	1,711,389	—	—	1,711,389
Certificate of deposits	1,176,718	—	—	1,176,718
Bonds	1,405,333	—	—	1,405,333
Collateralized mortgage obligation	306,152	—	—	306,152
Liquity funds	206,839	—	—	206,839

	4,806,431	—	—	4,806,431

	6,787,875	—	—	6,787,875
Loans	—	26,108	—	26,108
Derivative instruments:
Interest rate swap	—	123,618	—	123,618
Cross-currency swap	—	91,603	—	91,603
U.S Treasury Futures	—	271	—	271
Cross-currency Forward contracts	—	17	—	17

	—	215,509	—	215,509

Total financial assets at fair value	6,787,875	241,617	—	7,029,492

Liabilities:
Borrowings	—	526,807	—	526,807
Bonds	—	14,526,090	—	14,526,090
Derivative instruments:
Cross-currency swap	—	794,589	—	794,589
Interest rate swap	—	13,097	—	13,097
U.S Treasury Futures	—	134	—	134
Cross-currency Forward contracts	—	277	—	277

	—	808,097	—	808,097

Total financial liabilities at fair value	—	15,860,994	—	15,860,994

During the six month period ended June 30, 2016 and the year ended December 31, 2015, there were no transfers between levels 1, 2 and 3.

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

		June 30, 2016		December 31, 2015
	Hierarchy Levels	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	141,010	141,010	216,078	216,078
Deposits with banks	1	1,251,967	1,251,967	2,590,453	2,590,453
Other investments	1	1,430,579	1,430,579	1,186,286	1,186,286
Loans, net	2	21,012,378	21,018,557	20,250,759	20,253,744
Acrrued interest and commissions receivable	2	290,152	290,152	303,935	303,935

Financial liabilities:
Deposits	2	2,754,310	2,754,310	2,700,248	2,700,248
Commercial paper	2	2,128,637	2,128,637	2,589,875	2,589,875
Borrowings	2	841,328	844,529	936,108	936,770
Bonds	2	419,672	420,802	502,509	503,773
Accrued interest payable	2	224,072	224,072	249,534	249,534

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investments, deposits, commercial paper and accrued interest payable: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grants loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF´s equity investments booked at cost for US$ 234,531 in other entities do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring in excessive cost.

•	Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF’s credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

16.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	June 30, 2016	December 31, 2015
Loan commitments subscribed — eligibles	5,333,355	5,387,461
Loan commitments subscribed — non eligibles	1,863,355	2,333,937
Lines of credit	3,792,027	3,951,669
Letters of credit	7,837	4,849
Equity investments agreements subscribed	278,552	268,478
Guarantees	195,691	261,650

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the financial statements when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans to finance working capital and international trade activities.

Guarantees mature as follows:

	June 30, 2016	December 31, 2015
Less than one year	8,637	20,734
Between one and two years	19,412	59,408
Between three and five years	22,838	1,400
Over five years	144,804	180,108

	195,691	261,650

17.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

For the six-month periods ended June 30, 2016 and 2015, loans made to or guaranteed by five countries individually generated in excess of 10% of total interest income, as follows (in thousands of U.S. dollars):

	Six months ended June 30
	2016	2015
Argentina	44,158	38,188
Brazil	35,582	27,239
Ecuador	46,921	35,539
Peru	35,149	31,537
Venezuela	46,031	36,769

	207,841	169,272

18.	SUBSEQUENT EVENTS

As of the date of the issuance of these interim condensed financial statements there are no other significant subsequent events that require adjustments or disclosure, if applicable, which were not already considered in this note or disclosure in the financial statements, except for:

•	On August 2, 2016, CAF issued bonds for HKD 712 million, 1.81%, due 2021, under its Medium Term Notes Programme.

•	On August 26, 2016, CAF issued bonds for HKD 230 million, 1.81%, due 2021, under its Medium Term Notes Programme.

•	On August 30, 2016, CAF issued bonds for USD 30.37 million, 1.81%, due 2021, under its Medium Term Notes Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2016

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2016 (in millions)
7.79% Yankee Bonds	Fixed	1997	2017	USD	50.0
7.875%% Yankee Bonds	Fixed	2002	2022	USD	85.0
5.75% Yankee Bonds	Fixed	2006	2017	USD	250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN(1)	61.2
5.75% Yankee Bonds	Fixed	2007	2017	USD	115.4
5.75% Yankee Bonds	Fixed	2008	2017	USD	250.0
Colombian Peso Bonds	Fixed	2008	2018	COP(2)	94,250.0
8.125% Yankee Bonds	Fixed	2009	2019	USD	733.7
Colombian Peso Bonds	Fixed	2009	2019	COP	127,500.0
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY(3)	10,000.0
Structured Note	Floating	2010	2017	USD	50.0
Structured Note	Floating	2010	2017	USD	50.0
4.625% Euro Bond	Fixed	2010	2018	EUR(4)	400.0
Mexican Pesos Bonds	Fixed	2011	2021	MXN(5)	1,317.0
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF(6)	125.0
4.625% Euro Bonds	Fixed	2011	2018	EUR	250.0
5.0% Euro Dollar Bond	Fixed	2012	2042	USD	50.0
4.375% Yankee Bonds	Fixed	2012	2022	USD	1,092.9
4.375% Yankee Bonds	Fixed	2012	2022	USD	407.1
1.5% Swiss Franc Bonds	Fixed	2012	2018	CHF	300.0
Euro Bond (Schuldschein)	Fixed	2012	2027	EUR	82.0
Euro Bond (Schuldschein)	Fixed	2012	2032	EUR	60.0
4.03% Euro Hong Kong Dollar Bonds	Fixed	2012	2022	HKD(7)	400.0
4.0% Euro Hong Kong Dollar Bonds	Fixed	2012	2024	HKD	398.0
1.85% Euro Yen Bonds	Fixed	2012	2023	JPY	6,000.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	250.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
4.27% Euro Hong Kong Dollar Bonds	Fixed	2013	2028	HKD	940.0
Euro Dollar Bonds	Floating	2013	2023	USD	100.0
1.50% Swiss Franc Bonds	Fixed	2013	2020	CHF	250.0
3.66% Euro Bond	Fixed	2013	2033	EUR	51.0
1.85% Euro Yen Bonds	Fixed	2013	2023	JPY	4,600.0
4.25% Kangaroo Bonds	Fixed	2013	2016	AUD(8)	350.0
3.625% Euro Bond (Schuldschein)	Fixed	2013	2033	EUR	200.0
6.25% Kangaroo Bonds	Fixed	2013	2023	AUD	225.0
3.31% Euro Bonds	Fixed	2013	2028	EUR	250.7
3.51% Euro Bonds	Fixed	2014	2034	EUR	65.0
2.0% Euro Bonds	Fixed	2014	2024	CHF	300.0
3.500% Euro Bonds	Fixed	2014	2039	EUR	200.0
4.29% Euro Bonds	Fixed	2014	2026	NOK(9)	1,500.0
4.070% Euro Bonds	Fixed	2014	2024	NOK	900.0

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2016 (in millions)
3.925% Euro Bonds	Fixed	2014	2029	HKD	1,257.0
3.05% Euro Bonds	Fixed	2014	2030	EUR	50.0
Euro Dollar Bonds	Floating	2014	2017	USD	200.0
1.875% Euro Bonds	Fixed	2014	2021	EUR	750.0
1.500% Yankee Bonds	Fixed	2014	2017	USD	1,000.0
1.50% Swiss Franc Bonds	Fixed	2014	2028	CHF	225.0
6.5% ZAR Uridashi Bonds	Fixed	2014	2018	ZAR(10)	253.0
7.35% TRY Uridashi Bonds	Fixed	2014	2018	TRY(11)	157.0
Yankee Bonds	Floating	2015	2018	USD	1,000.0
0.51% Swiss Franc Bonds	Fixed	2015	2026	CHF	200.0
1.9% Euro Dollar Bonds	Fixed	2015	2019	USD	50.0
0.68% Euro Yen Bonds	Fixed	2015	2025	JPY	8,900.0
0.51% Swiss Franc Bonds	Fixed	2015	2026	CHF	150.0
3.05% Euro Bonds	Fixed	2015	2035	NOK	1,000.0
4.50% Kangaroo Bonds	Fixed	2015	2025	AUD	325.0
2.21% Euro Dollar Bonds	Fixed	2015	2020	USD	50.0
0.46% Swiss Franc Bonds	Fixed	2015	2023	CHF	200.0
1.00% Euro Bonds	Fixed	2015	2020	EUR	1,000.0
3.05% Euro Bonds	Fixed	2015	2030	NOK	800.0
9.0% ZAR Uridashi Bonds	Fixed	2016	2020	ZAR	590.0
10.73% TRY Uridashi Bonds	Fixed	2016	2020	TRY	192.0
0.45% Euro Yen Bonds	Fixed	2016	2026	JPY	4,500.0
0.15% Swiss Franc Bonds	Fixed	2016	2022	CHF	150.0
0.304% Swiss Franc Bonds	Fixed	2016	2024	CHF	125.0
0.51% Swiss Franc Bonds	Fixed	2016	2026	CHF	125.0
2.89% Euro Bonds	Fixed	2016	2026	HKD	320.0
4.0% Kangaroo Bonds	Fixed	2016	2021	AUD	150.0
4.5% Kangaroo Bonds	Fixed	2016	2026	AUD	190.0
1.7% Euro Bonds	Fixed	2016	2031	EUR	70.0
1.803% Euro Bonds	Fixed	2016	2031	EUR	100.0
1.796% Euro Bonds	Fixed	2016	2031	EUR	50.0
2.0% Yankee Bonds	Fixed	2016	2019	USD	1,250.0
0.1% Euro Bonds	Fixed	2016	2019	EUR	85.4
0.13% Euro Bonds	Fixed	2016	2020	EUR	80.1

Note:	From June 30, 2016 to the date of this prospectus supplement, CAF has issued bonds in aggregate principal amount of $942.0 million in Hong Kong Dollars (HKD) and $30.37 million in United States Dollars (USD)

(1)	Peruvian Nuevos Soles.
(2)	Colombian Pesos.
(3)	Japanese Yen.
(4)	Euros.
(5)	Mexican Pesos.
(6)	Swiss Francs.
(7)	Hong Kong Dollars.
(8)	Australian Dollars.
(9)	Norwegian Kroner.
(10)	South African rand.
(11)	Turkish Lira.

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at June 30, 2016
					(in U.S.$ millions)
Medium and Long-term Loans	Various	Various	Various	Various	1,428.7
Deposits	Floating	Various	Various	Various	2,754.3
Commercial Paper	Floating	Various	Various	USD	2,128.6

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at June 30, 2016 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	USD		30.0
ACDI	0%	30-Mar-97	30-Sep-23	CAN	(1)	0.7
Agencia Francesa de Desarrollo	Floating	Various	Various	Various		306.0
China Development Bank — CDB	Floating	29-Nov-07	29-Nov-19	USD		52.5
IADB	2%	24-May-97	24-May-23	USD		0.7
Instituto de Crédito Oficial — ICO	Floating	28-May-08	15-Mar-18	USD		8.7
JBIC, Japan	Floating	03-Jul-12	15-Nov-20	USD		54.0
KfW (Germany)	Various	Various	Various	USD		661.5
Nordic Investment Bank	Floating	Various	Various	USD		37.3

(1)	Canadian dollars.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF JUNE 30, 2016

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at June 30, 2016
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	6.7
Plurinational State of Bolivia	5/22/2004	5/22/2018	12.3
Republic of Peru	02/13/2006	2/13/2025	28.0
Unión Andina de Cementos S.A.A. (as successor to Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	21.4
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2017	5.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
La Hipotecaria S.A.	09/18/2015	09/18/2018	1.4
Mota Engil Perú	10/22/2015	10/22/2016	1.7
Instituto de Credito Oficial	02/03/2015	08/01/2017	0.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	26.0

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We describe the price, interest and payment terms of the notes on the cover and in the summary of this prospectus supplement.

We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or “DTC”, that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The notes will not be entitled to the benefit of any sinking fund.

Interest on any note will be paid to the person in whose name such note was registered at the close of business on the fifteenth calendar day, whether or not a business day (as defined below), prior to the applicable interest payment date. For purposes of this prospectus supplement, “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

If an interest payment date (other than the interest payment date that is also the date of maturity) would fall on a day that is not a business day, the payment of interest in respect of that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then the payment of interest in respect of that interest payment date will be on the day immediately preceding that interest payment date that is a business day. The amount of interest payable in respect of an interest payment date will remain the same notwithstanding that the actual day of payment thereof is changed in accordance with the preceding sentence. If the date of maturity is not a business day, the payment of principal of and interest on the notes will be made on the following day that is a business day, and no interest will accrue for the period from and after such date of maturity.

The issuance by CAF from time to time of its debt securities has been authorized by the resolutions of the Executive President of CAF dated April 26, 2016, and a further resolution dated September 20, 2016, pursuant to powers delegated to the Executive President by Resolution No. 2134/2015 of the Board of Directors of CAF dated November 27, 2015.

Form and Denominations

The Global Note

We will issue the notes in the form of one or more global debt securities (which we refer to collectively as the “global note”) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly. Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), are indirect participants in DTC, and therefore participants in Euroclear and Clearstream, Luxembourg will hold beneficial interests in the global notes indirectly at DTC.

What is a Global Security? A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. While the notes are held as global notes, we will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC or its nominee, the registered legal holder of the global note.

You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•	DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC. We understand that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the Securities and Exchange Commission.

DTC’s records reflect only the identity of the account holders to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

Definitive Notes

In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes, which we refer to as “definitive notes.” After that exchange, the choice of whether to hold the definitive notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the definitive notes transferred to your own name, if you wish to be a direct legal holder of the definitive notes.

We will cause definitive notes to be issued in exchange for the global note if we decide in our sole discretion not to have any of the notes represented by the global note or if DTC or its nominee notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

•	it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” in the accompanying prospectus.

We would issue definitive notes:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

The Global Notes. The fiscal agent will make payments of principal of, and interest on, the global notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name.”

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

Definitive Notes. Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent. Payment of the interest on definitive notes will be paid by check mailed to you if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

Unclaimed Payments on the Notes. Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

Definitive Notes. You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in The City of New York, which we have appointed as the security registrar and transfer agent for the notes.

Exercise of Legal Rights Under the Notes

DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

Notices will be sent by mail to the registered holders of the notes. If the notes are represented by a global note, any such notices will be delivered to DTC.

Certain Other Provisions

You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 26, 2016 and a related pricing agreement dated September 20, 2016, we have agreed to sell to the underwriters named below and, subject to certain conditions, each underwriter has severally agreed to purchase the following respective principal amounts of notes:

Underwriter	Principal Amount
Barclays Bank PLC	$250,000,000
Citigroup Global Markets Inc.	250,000,000
HSBC Securities (USA) Inc.	250,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	250,000,000

Total	$1,000,000,000

The underwriting agreement and related pricing agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement and the related pricing agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $350,000.

Commissions and Discounts

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price and may allow concessions and discounts to broker/dealers.

Trading of the Notes

One or more of the underwriters intends to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Settlement and Sales of Notes

We expect the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time for any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the underwriting agreement and related pricing agreement.

Brazil. The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission — and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. Documents relating to an offering of the notes, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

Canada. The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1)

of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong. The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”)), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance. No advertisement, invitation or document relating to these notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the offer of the notes.

Indonesia. The notes under this prospectus supplement will be offered only to a strictly limited number of persons within the Republic of Indonesia so that such offering would not be considered to be a “public offering”, as defined in Article 1 section 15 of Law No. 8 of 1995 on Capital Markets, and no registration statement will need to be filed with the Financial Services Authority (Otoritas Jasa Keuangan).

You are advised to exercise caution in relation to the offering of the notes. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in the Republic of Indonesia or used for any purpose in the Republic of Indonesia other than in connection with your consideration of the offer of the notes.

Japan. The notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in

Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the FIEL. Any transfer of the notes is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan.

People’s Republic of China. The notes may not be offered or sold directly or indirectly in the People’s Republic of China (for the purpose of this prospectus supplement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, “PRC”) and neither this prospectus supplement, which has not been submitted to China Securities Regulatory Commission or any other governmental authorities in the PRC, nor any offering material or information contained herein relating to the notes, may be circulated or distributed in the PRC or used in connection with any offer for the subscription or sale of shares in the PRC, except to the extent consistent with applicable laws and regulations of the PRC.

Republic of Korea. The notes offered under this prospectus supplement may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. For a period of one year from the issue date of the notes, no holder of the notes who is in Korea or a resident of Korea may transfer the notes in Korea or to any resident of Korea unless such transfer involves all of the notes held by it. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore. This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Taiwan. The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Kingdom. Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to CAF; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Underwriters and Affiliates

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading positions of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on our behalf. Wilmer Cutler Pickering Hale and Dorr LLP will pass upon the validity of the notes on behalf of the underwriters. Sullivan & Cromwell LLP and Wilmer Cutler Pickering Hale and Dorr LLP may rely as to certain matters on the opinion of Mr. Ricardo Sigwald, our General Counsel.

$3,000,000,000

CORPORACIÓN ANDINA DE FOMENTO

Debt Securities

Guarantees

We may from time to time offer up to $3,000,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $3,000,000,000 (or its equivalent).

We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 2, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in any prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento (“CAF”), the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

CORPORACIÓN ANDINA DE FOMENTO

CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento (the “Constitutive Agreement”), an international treaty, and seeks to foster and promote economic development within Latin America and the Caribbean. CAF is a multilateral financial institution, the principal shareholders of which are the current contracting parties to the Constitutive Agreement — the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay, Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela, each of which we refer to in this prospectus as a full member shareholder country and which we refer to collectively in this prospectus as the full member shareholder countries.1 At December 31, 2015, the full member shareholder countries of CAF collectively accounted for 89.52% of the nominal value of our paid-in capital. The other shareholder countries of CAF are Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago, each of which we refer to in this prospectus as an associated shareholder country and which we refer to collectively in this prospectus as the associated shareholder countries. At December 31, 2015, our associated shareholder countries collectively accounted for 10.43% of the nominal value of our paid-in capital. Our shares are also held by 13 financial institutions based in the full member shareholder countries, which collectively accounted for 0.05% of the nominal value of the paid-in capital at December 31, 2015. We refer to our full member shareholder countries and our associated shareholder countries collectively as our shareholder countries. CAF commenced operations in 1970. Our headquarters are in Caracas, Venezuela. We have offices in Asunción, Bogotá, Brasilia, Buenos Aires, La Paz, Lima, Madrid, Mexico City, Montevideo, Panama City, Port of Spain, and Quito.

We offer financial and related services to the governments of, and public and private institutions, corporations and joint ventures operating in, our shareholder countries. Primarily, we provide short, medium and long-term loans and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds, and provide technical and financial assistance, as well as administrative services for certain regional funds.

The Constitutive Agreement generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the (Políticas de Gestión). These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the Constitutive Agreement. In 1996, the Constitutive Agreement was amended to include and further increase certain lending and borrowing limitations previously set forth in these operational policies. See “Operations of CAF — Credit Policies”.

We raise funds for operations both within and outside our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

Our objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping our shareholder countries make their economies diversified, competitive and more responsive to social needs.

[1]	In April 2012 Trinidad and Tobago signed an agreement to become a full member country, subject to the satisfaction of certain conditions. However, until such time and for purposes of this registration statement, Trinidad and Tobago is an associated shareholder country. See “Capital Structure — Paid-in Capital and Un-paid Capital — Trinidad and Tobago”.

LEGAL STATUS OF CAF

As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The Constitutive Agreement has been ratified by the legislature in each of the full member shareholder countries. We have been granted the following immunities and privileges in each full member shareholder country:

(1)	immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action by any of the full member shareholder countries and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

In addition, we have entered into agreements with each of our associated shareholder countries. Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the full member shareholder countries.

The governments of some of CAF’s shareholder countries have historically taken actions, such as nationalizations and exchange controls, that would be expected to adversely affect ordinary commercial lenders. In light of the immunities and privileges discussed above, we have not been adversely affected by these actions.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at December 31, 2015 and does not give effect to any transaction since that date.

At December 31, 2015
(in U.S.$ millions)
Short-term debt(1)	7,631.6

Long-term debt (maturities over one year)(2)	15,314.0
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	4,491.3
Additional paid-in capital	2,354.5

Total capital	6,845.8
Reserves
Mandatory reserve	465.2
General reserve	2,136.0

Total reserves	2,601.2
Other comprehensive income	(0.6)
Retained earnings	77.6

Total stockholders’ equity	9,524.0

Total long-term debt and stockholders’ equity	24,838.0

(1)	Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable, and the current portion of derivative instrument liabilities.
(2)	Includes borrowings and bonds with a maturity of over one year and the non-current portion of derivative instrument liabilities.
(3)	In addition to subscribed capital shown in the table, CAF’s authorized capital included callable capital of $5.0 billion at December 31, 2015.

CAPITAL STRUCTURE

General

As of December 31, 2015:

CAF’s authorized capital is $15.0 billion, of which $10.0 billion is ordinary capital shares and $5.0 billion is callable capital shares. In March 2015, CAF’s Stockholders’ Assembly approved an increase in CAF’s authorized capital of $5.0 billion over the previous $10.0 billion of total authorized capital.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion will be available for Series “A” and “B” stockholders and $500 million will be available in respect of such capital contributions for Series “C” stockholders. Throughout 2016, CAF’s management will sign subscription agreements with various stockholders. Capital contributions are expected to begin in 2017.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.1% of our outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by nine associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

An amendment to the Constitutive Agreement became effective on July 9, 2008, which (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17,

2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and may own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus, Argentina, Brazil, Panama, Paraguay and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of December 31, 2015, which reference “full member shareholder countries” only include the Plurinational State of Bolivia, the Republics of Argentina, Colombia, Ecuador, Panama, Paraguay and Peru, the Federative Republic of Brazil, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela. All figures as of December 31, 2015, which reference “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Un-paid Capital

At December 31, 2015, CAF’s subscribed paid-in and un-paid capital was $5.0 billion, of which $4.5 billion was paid-in capital and $0.5 billion was un-paid capital, which is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

A list of all capital contributions made by shareholder countries since 2009, as follows:

Argentina

In 2009, Argentina subscribed to an additional $190.0 million in Series “C” shares, to be paid in seven installments, of which it paid $10.0 million in 2011, $15.0 million in 2012, $25.0 million in 2013, $30.0 million in 2014 and $35.0 million in 2015.

In 2010, Argentina subscribed to $126.0 million in callable capital.

In February 2011, upon completion of all requirements to become a full member shareholder country, Argentina acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, to be paid in seven installments.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in February 2015.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments, of which it paid $25.1 million in 2013, $25.0 million in 2014 and $30.0 million in 2015.

In 2009, Brazil subscribed to $126.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Brazil acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2014, $16.4 million in 2015 and $12.8 million in 2016.

Colombia

In 2009, Colombia subscribed to an additional $20.0 million in Series “B” shares, which was paid in full in 2010.

In 2010, Colombia subscribed to an additional $150.0 million in Series “B” shares to be paid in five installments, of which it paid $2.0 million in 2010, $18.0 million in 2011, $30.0 million in 2012, $50.0 million in 2013 and $50.0 million in 2014.

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments, of which it paid $30.0 million in 2015 and $30.0 million in January 2016.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

Dominican Republic

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four installments.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments, of which it paid $5.0 million in 2010, $5.0 million in 2011, $10.0 million in 2012, $15.0 million in 2013, $15.0 million in 2014 and $15.0 million in 2015.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

Mexico

In June 2012, Mexico entered into an agreement to subscribe to an additional $100.0 million in Series “C” shares of CAF, which it paid for in full that same month.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014 and $10.0 million in 2015.

In 2010, Panama subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Panama acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments, of which it paid $3.2 million in 2013, $3.2 million in 2014 and $25.0 million in 2015.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014 and $10.0 million in 2015.

In December 2011, upon completion of all requirements to become a full member shareholder country, Paraguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five annual installments, of which it paid $3.0 million in 2013, $5.0 million in 2014 and $30.0 million in 2015.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments. As of December 31, 2015, Peru has paid $307.5 million, with the balance to be paid in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four annual installments, of which it paid $57.1 million in 2013, $57.1 million in 2014 and $57.1 million in 2015.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. As of December 31, 2015, Portugal has paid the total balance of the subscribed paid-in capital.

Spain

In 2010, Spain subscribed to an additional $327.0 million of paid-in capital to be paid in five installments ending in 2014. All five payments have been received.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million. As of December 31, 2015, Trinidad and Tobago has paid the total balance of the subscribed paid-in capital.

In April 2012, Trinidad and Tobago entered into an agreement to subscribe to an additional $323.4 million in Series “C” shares of CAF, to be paid in three annual installments, which it paid in full in 2014. Additionally, Trinidad and Tobago has formally expressed its intention to become a contracting party to the Constitutive Agreement. Subject to the satisfaction of certain conditions precedent for full member status specified in “— General” above and the additional condition that Trinidad and Tobago shall have paid for at least half of the capital for which it has subscribed, the subscription agreement contemplates the issuance of one Series “A” share to Trinidad and Tobago, as well as the exchange of Series “C” shares for Series “B” shares.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments ending in 2017, of which it paid $3.0 million in 2011, $5.0 million in 2012, $7.0 million in 2013, $10.0 million in 2014 and $10.0 million in 2015.

In 2009, Uruguay subscribed to $36.0 million in callable capital.

In 2010, upon completion of all requirements to become a full member shareholder country, Uruguay acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents. The remaining subscribed Series “C” shares were also exchanged into subscribed Series “B” shares maintaining the original payment schedule.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments, of which it paid $22.9 million in 2013, $22.9 million in 2014 and $22.9 million in 2015.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, of which it has paid $230.0 million as of December 31, 2015.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, of which it paid $57.1 million in 2013, $57.2 million in 2014 and $57.1 million in 2015.

In March 2016, Venezuela subscribed to an additional $291.7 million in Series “B” shares, to be paid in seven installments.

As of the date of this prospectus, all shareholder countries were current in their capital payments, with the exception of Brazil, which has a pending balance of $35 million corresponding to the 2009 subscription agreement, and of $85.1 million corresponding to the 2012 subscription agreement.

The following table sets out the nominal value of our subscribed paid-in capital and un-paid capital as of December 31, 2015:

Shareholders	Paid-in Capital	Un-paid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	$1,200	$—
Bolivia	1,200	—
Brazil	1,200	—
Colombia	1,200	—
Ecuador	1,200	—
Panama	1,200	—
Paraguay	1,200	—
Peru	1,200	—
Uruguay	1,200	—
Venezuela	1,200	—
Series “B” Shares:
Argentina	409,670	46,525
Bolivia	234,925	22,140
Brazil	345,970	93,320
Colombia	797,070	83,510
Ecuador	236,530	22,140
Panama	106,055	28,175
Paraguay	105,960	25,870
Peru	837,100	45,650
Uruguay	125,300	15,095
Venezuela	809,810	72,935
Private sector financial institutions	2,060	20
Series “C” Shares:
Barbados	8,805	8,805
Chile	27,705	—
Costa Rica	16,455	—
Dominican Republic	32,835	2,340
Jamaica	910	—
Mexico	58,785	—
Portugal	7,350	—
Spain	198,695	—
Trinidad and Tobago	117,285	—

Total	$4,491,275	$466,525

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

At December 31, 2015, our reserves totaled $2.6 billion. At such date, the mandatory reserve amounted to $465.2 million, or 9.4% of subscribed paid-in and un-paid capital, and the general reserve amounted to $2.1 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at December 31, 2015. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to our audited financial statements.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2015, 2014, and 2013 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The selected financial information should be read in conjunction with our audited financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31
	2015	2014	2013
	(in U.S.$ thousands, except ratios)
Income Statement Data
Interest income	621,259	569,660	508,247
Interest expense	345,391	310,224	297,293

Net interest income	275,868	259,436	210,954
Provision (credit) for loan losses	18,703	21,552	(83,417)

Net interest income after provision (credit) to allowance for loan losses	257,165	237,884	294,371
Non-interest income	16,764	22,961	15,903
Non-interest expenses	139,163	124,681	105,646

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	134,766	136,164	204,628
Unrealized changes in fair value related to financial instruments	(3,136)	1,475	2,129

Net income before Contributions to Stockholders’ Special Funds	131,630	137,639	206,757
Contributions to Stockholders’ Special Funds(1)	54,000	—	—
Net income	77,630	137,639	206,757

Balance Sheet Data (end of period)
Total assets	32,469,695	30,458,171	27,377,813
Total liabilities	22,945,601	21,694,934	19,561,263
Total stockholders’ equity	9,524,094	8,763,237	7,816,550

Total liabilities and stockholders’ equity	32,469,695	30,458,171	27,377,813

Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination costs	20,430,792	19,144,087	18,003,271
Allowance for loan losses	58,929	55,763	38,336
Equity investments	328,390	292,345	228,385
Selected Financial Ratios
Return on average total stockholders’ equity(2)(3)	1.5%	1.6%	2.8%
Return on average paid-in capital(3)	3.1%	3.3%	5.4%
Return on average assets(4)	0.4%	0.5%	0.8%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.0%	0.0%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.0%	0.1%	0.0%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.2%

(1)

In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve the maximum amount that management was authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) to our audited financial statements in this prospectus.
(2)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total stockholders’ equity.
(3)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average subscribed and paid-in capital.
(4)	Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-7 of this prospectus.

Market Overview and Portfolio Trends

In recent months, important global economic developments have occurred including (i) the reduction in commodity prices, mainly due to China’s economic slowdown, (ii) the downward trend in oil prices, (iii) low growth and increasing inflation in Latin America and (iv) interest rate hike expectations in the U.S.

In particular, the decline in the price of oil, which has decreased by approximately 35% from December 31, 2014 to December 31, 2015, has had an impact on some of our shareholder countries. Some countries that are net oil importers have benefited from this price decline, while countries that are net oil exporters have been adversely affected to varying degrees, in some cases significantly, generally corresponding with the importance of the oil and gas sector to the overall economy of the country. The reported annualized percentage change in real GDP for 2015 for each of the full member shareholder countries at December 31, 2015 was as follows: Argentina — 0.4%, Bolivia — 4.1%, Brazil — (3.0)%, Colombia — 2.5%, Ecuador — (0.6)%, Panama — 6.0%, Paraguay — 3.0%, Peru — 2.4%, Uruguay — 2.5% and Venezuela — (10.0)%.2

While low oil prices and the other global economic developments discussed above have not adversely affected our results of operations, the recent global developments listed above could negatively affect our borrowers, which may result in a downward adjustment of the external risk rating of some of our sovereign borrowers, which may result in a corresponding increase in our allowance for loan losses, according to our methodology for determining the allowance for loan losses as explained in “— Income Statement — Provision (Credit) for Loan Losses” below.

Both 2015 and 2014 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 6.7% in 2015 and 6.3% in 2014.

As of December 31, 2015, our loan portfolio was distributed by country as follows: Venezuela — 15.1%, Ecuador — 14.9%, Argentina — 13.6%, Peru — 11.2%, Brazil — 10.1%, Bolivia — 9.9%, Colombia — 10.2%, Panama — 6.3%, Uruguay — 3.2%, Paraguay — 1.4%, Dominican Republic — 1.1%, Spain — 0.9%, Costa Rica — 0.6%, Mexico — 1.1%, Barbados — 0.2%, Chile — 0.1% and Jamaica — 0.02%.

Notwithstanding the increasing presence of other state-sponsored development banks in the regions in which we operate, we do not expect that our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant

[2]	This information is extracted from official government sources (including but not limited to the ministries of finance of the full member shareholder countries) and the IMF database.

accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to our audited financial statements in this prospectus. We believe that some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition.

Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, the fair values for some financial assets and liabilities recorded in our financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus, we have not changed or reclassified any transaction from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Income Statement

Interest Income

2015, 2014 and 2013. For the year ended December 31, 2015, our interest income was $621.3 million, representing an increase of $51.6 million, or 9.06%, compared to interest income of $569.7 million for the year ended December 31, 2014. This increase resulted primarily from the growth of our loan portfolio and higher interest rates in 2015. Average market interest rates were higher in 2015 than in 2014, when six-month LIBOR averaged 0.49% per annum compared with 0.33% per annum in 2014, representing an increase of 0.15% in average six-month LIBOR. Interest income for the year ended December 31, 2014 was $569.7 million, representing an increase of $61.4 million, or 12.1%, compared to interest income of $508.2 million for the year ended December 31, 2013. Such increase resulted primarily from higher yielding liquid assets compared to the corresponding period in 2013.

Interest Expense

2015, 2014 and 2013. For the year ended December 31, 2015, our interest expense was $345.4 million representing an increase of $35.2 million, or 11.34%, from our interest expense of $310.2 million for the year ended December 31, 2014. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2015 and the increase in average market interest rates described above. The average amount of our liabilities increased by 8.2% for the year ended December 31, 2015, compared with the average for the year ended December 31, 2014. Interest expense for the year ended December 31, 2014 was $310.2 million, representing an increase of $12.9 million, or 4.3%, from our interest expense of $297.3 million for the year ended December 31, 2013. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2014 compared with 2013, as well as an increase in the funding costs associated with an increase in the average term of our financial liabilities. The average amount of liabilities increased by 10.1% for the year ended December 31, 2014, compared with the average for the year ended December 31, 2013.

Net Interest Income

2015, 2014 and 2013. For the year ended December 31, 2015, our net interest income was $275.9 million, representing an increase of $16.4 million, or 6.3%, over net interest income of $259.4 million for the year ended December 31, 2014. This increase resulted from an increase not only in the loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, partially offset by lower yields on investments and deposits and an increase in interest expense due to the increase in bond issuances. Our net interest income for the year ended December 31, 2014 was $259.4 million, representing an increase of $48.5 million, or 23.0%, over net interest income of $211.0 million for the year ended December 31, 2013. This increase resulted from higher yielding liquid assets, an increase in the loan portfolio and a significant reduction in the net borrowing spread on new issuances of our debt securities, despite a decrease in the LIBOR rate during the period. Our net interest income margin was 0.88%, in 2015, compared to 0.95% in 2014 and 0.88% in 2013.

Provision (Credit) for Loan Losses

At December 31, 2013, as a result of the improvement in the determination of the allowance for loan losses on the loan portfolio, the provision for loan losses decreased by $84.9 million compared to December 31, 2012, recognizing the effect in the statement of comprehensive income. This determination methodology, which we believe is in line with that of many other supranationals, incorporates recovery rates that differ between sovereign and non-sovereign guaranteed loans.

The credits and provisions in the periods described below reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We established a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. See Note 2g. to our audited financial statements for further information regarding allowance for loan losses calculations.

2015, 2014 and 2013. For the year ended December 31, 2015, we recorded a provision for loan losses of $18.7 million, representing a decrease of $2.8 million, or 13.2%, compared with the provision for loan losses of $21.6 million for 2014. Changes in the provision occurred mainly because of an increase in our exposure to countries with better ratings, which resulted in fewer provision requirements. For the year ended December 31, 2014, we recorded a provision for loan losses of $21.6 million, representing a increase of $105.0 million, or 125.8%, compared with our credit to allowance for loan losses of $83.4 million for the corresponding period in 2013. Changes in the provision occurred mainly because of the improvement in the methodology for the determination of loan loss provision, discussed above.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

2015, 2014 and 2013. For the year ended December 31, 2015, our total non-interest income was $16.8 million, representing a decrease of $6.2 million, or 27.0%, from total non-interest income of $23.0 million for the year ended December 31, 2014. This decrease resulted principally from a reduction in earnings from equity investments and other income. Our total non-interest income for the year ended December 31, 2014 represented an increase of $7.1 million or 44.4%, as compared to our total non-interest income of $15.9 million for the year ended December 31, 2013. This increase resulted principally from an increase in earnings from equity investments, commissions and other income, including dividends from certain Latin American funds.

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses.

2015, 2014 and 2013. For the year ended December 31, 2015, our total non-interest expenses were $139.2 million, representing an increase of $14.5 million, or 11.6%, over total non-interest expenses of $124.7 million for the year ended December 31, 2014. The total non-interest expenses for the year ended December 31, 2014 represented an increase of $19.0 million, or 18.0%, over total non-interest expenses of $105.7 million for the year ended December 31, 2013.

For the year ended December 31, 2015, administrative expenses were $125.1 million, or 0.4% of our average total assets, representing an increase of $8.4 million over administrative expenses of $116.7 million for the year ended December 31, 2014. The increase resulted principally from a growth in our loan portfolio. For the year ended December 31, 2014, administrative expenses were $116.7 million, or 0.4% of our average total assets, representing an increase of $12.7 million over administrative expenses of $104.0 million for the year ended December 31, 2013. The increase resulted principally from the growth in our loan portfolio. Equity investments, which do not have readily determinable fair values and in which we have a participation of less than 20% of the investee’s equity, are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $0.0 in 2013, $7.3 million in 2014 and $11.1 million in 2015.

Net Income

In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses.

In 2015, CAF recognized $54.0 million as an expense, resulting in net income of $77.6 million, representing a decrease of $60.0 million, or 43.6%, compared to net income of $137.6 million for 2014. This decrease is mainly due to contributions to Stockholders’ Special Funds of $54.0 million being expensed in 2015. For more information see Note 18 (“Contributions to Stockholders’ Special Funds”) and Note 26 (“Special Funds”) to our audited financial statements in this prospectus.

For the year ended December 31, 2014, our net income was $137.6 million, representing a decrease of $69.1 million, or 33.4% compared to net income of $206.8 million for 2013. This decrease resulted primarily from the change in the methodology for calculating the allowance for loan losses in 2013, which resulted in an increase in earnings in 2013 because of a one-time credit to the provision for loan losses. If this adjustment to the methodology for calculating allowance for loan losses had not been considered, the net income for 2014 would have increased by 12.9%.

Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2015 was $134.8 million, representing a decrease of $1.4 million, or 1.0%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $136.2 million for 2014. This decrease is mainly due to the decrease in non-interest income.

Balance Sheet

Assets

2015 and 2014. At December 31, 2015, our total assets were $32.5 billion, representing an increase of $2.0 billion, or 6.6%, over total assets of $30.5 billion at December 31, 2014. The increase in our total assets was principally due to the growth of liquid assets and the loan portfolio.

Liabilities

At December 31, 2015, our total liabilities were $23.0 billion, representing an increase of $1.3 billion, or 5.8%, over total liabilities of $21.7 billion at December 31, 2014. The increase in our total liabilities resulted from increased bond issuances.

Stockholders’ Equity

At December 31, 2015, our total stockholders’ equity was $9.5 billion, representing an increase of $760.9 million, or 8.7%, over total stockholders’ equity of $8.8 billion at December 31, 2014. The increase in our total stockholders’ equity resulted principally, from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

2015 and 2014. At December 31, 2015, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status). At December 31, 2014, the total principal amount of outstanding overdue loans was $0.0 (not including non-accrual loans in overdue status).

Impaired Loans and Non-Accrual Loans

2015 and 2014. At December 31, 2015, the total principal amount of our impaired loans was $0.0, or 0.0% of the total loan portfolio. At December 31, 2014, the total principal amount of our impaired loans was $16.5, or 0.09% of the total loan portfolio. We consider a loan to be impaired when it is in non-accrual status.

Restructured Loans

2015 and 2014. At December 31, 2015, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio. At December 31, 2014, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

Loan Write-offs and Recoveries

2015 and 2014. There were $16.4 million of loans written-off in 2015 and $4.1 million of loans written-off in 2014. During 2015 and 2014, we booked recoveries against these write-offs of $817.0 thousand and $0.0, respectively.

See “Operations of CAF — Asset Quality” for further information regarding our asset quality. See “— Balance Sheet” above for details regarding the distribution of our loans by country and “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by economic sector.

Liquidity

Effective as of September 2014, we updated our liquidity policy, which requires us to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

2015 and 2014. At December 31, 2015, our liquid assets consisted of $10.8 billion of cash, time deposits and securities, of which 97.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 35% of our liquid assets were invested in time deposits in financial institutions, 15.9% in commercial paper, 13.0% in corporate and financial institution bonds, 10.9% in certificates of deposit, 17.6% in U.S. Treasury Notes and 7.6% in other instruments including deposits in cash. At December 31, 2014, our liquid assets consisted of $10.1 billion of cash, time deposits and securities, of which 96.7% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 28.3% of our liquid assets were invested in time deposits in financial institutions, 10.6% in commercial paper, 11.7% in corporate and financial institution bonds, 22.3% in certificates of deposit, 18.9% in U.S. Treasury Notes and 8.2% in other instruments including deposits in cash.

As of December 31, 2015 our liquidity was distributed by country as follows: United States — 67.0%, China — 6.5%, Japan — 2.3%, Supranationals — 2.1%, France — 2.1%, Germany and Italy — 2.0% each, United Kingdom, Singapore and Belgium — 1.7% each, Switzerland — 1.6%, Australia — 1.4%, Canada — 1.1%, Sweden — 1%, Qatar, Spain and Netherland — 0.9% each, Brazil and Hong Kong — 0.7% each, Kuwait and United Arabic Emirates — 0.5% each, South Korea — 0.2%, New Zealand, Norway, Mexico and Chile — 0.1% each, and others — 0.1%.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 24 (“Commitments and Contingencies”) to our audited financial statements in this prospectus.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure”.

We intend to continue our programs to foster sustainable growth within the shareholder countries, and to increase our support for the private sector within its markets, either directly or through financial intermediaries. See “Operations of CAF”.

OPERATIONS OF CAF

CAF’s purpose is to foster and promote economic development, social development and integration within the shareholder countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short, medium and long-term loans and guarantees. To a lesser extent, we make limited equity investments in funds and companies, and provide technical and financial assistance, as well as administrative services for certain regional funds.

CAF also provides lending for projects in associated shareholder countries, including but not limited to projects that promote trade or integration with full member shareholder countries.

Business Management of CAF

Our business management is divided into two broad functions: client relationship management and financial management.

Client Relationship Management

Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as shareholders, multilateral institutions, international financial institutions and other clients.

Our client relationship management function is currently fulfilled by the following five departments, each headed by a Vice President:

•	Country Programs, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the shareholder countries;

•	Infrastructure, which is responsible for the financing of public and private infrastructure projects and the analysis of public policies within the different development sectors;

•	Productive and Financial Sectors, which is responsible for our relationships with public and private sector corporations and financial institutions;

•	Social Development, which is responsible for financings and investments in social areas and in micro, small and medium size enterprises; and

•	Energy, which is responsible for the financing of public and private energy projects and the analysis of public policies and market trends within the energy sector.

The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client relationship management group is assisted by our Credit Administration Office and our Corporate Comptroller Office.

Financial Management

Our financial management group is responsible for managing our funded debt, as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well-being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1) structuring “A/B” loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2) selling loans to international banks interested in increasing their exposure in the shareholder countries.

The staff of our financial management group works in close coordination with our client relationship managers. Our client relationship management group and financial management group are supported by the financial control and budget, human resources, information systems and legal departments.

Loan Portfolio

We extend medium-term and long-term loans to finance both public sector and private sector projects in the shareholder countries, either directly to a project or through a financial intermediary in a shareholder country that lends the funds to the appropriate project. To a lesser extent, we also provide loans to finance trade by and among the shareholder countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavor to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more shareholder countries and those that generate foreign exchange.

We provide credit lines to financial institutions in the shareholder countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial intermediary and also have recourse to the underlying borrowers. The financial intermediaries are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial intermediary.

We endeavor to strengthen trade by and among shareholder countries and to assist companies in the shareholder countries to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of shareholder countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

In 1997, we began making a portion of our loans through an “A/B” loan program, where CAF acts as lender of record for the entire loan and sells non-recourse participations in the “B” portion of the loan to financial institutions. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, financial institutions provide the funding and assume the credit risk; CAF does not provide funding under the “B” portion and, therefore, does not assume any credit risk. Because we act as the lender of record for the entire loan, thereby operating as the one official lender in the transaction, the borrower receives an interest rate that is generally lower than the rate available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

Our loan pricing is typically based on our cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. We generally charge a loan origination fee up to 0.85% of the total loan amount and a commitment fee equal to 0.35% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

At December 31, 2015, our total assets were $32.5 billion, of which $20.4 billion, or 62.9%, were disbursed and outstanding loans. At December 31, 2015, the “B” loan portion of our “A/B” loan transactions totaled $0.8 billion. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,
	2015		2014	2013
	(in U.S.$ millions)
Public Sector	82.3%	16,822.7	15,564.1	14,974.6
Private Sector	17.7%	3,608.2	3,577.9	3,026.1

	100%	20,430.9	19,142.0	18,000.7

Fair value adjustments on hedging activities		(0.1)	2.1	2.6

		20,430.8	19,144.1	18,003.3

Loans by Borrowing Country

Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,
	2015		2014	2013
	(in U.S.$ millions)
Argentina	13.6%	2,771.3	2,718.0	2,457.5
Bolivia	9.9%	2,027.0	1,909.5	1,752.6
Brazil	10.1%	2,060.1	1,932.4	1,654.8
Colombia	10.2%	2,080.2	1,768.6	1,806.3
Ecuador	14.9%	3,044.6	2,824.5	2,735.7
Panama	6.3%	1,288.0	1,254.5	886.7
Paraguay	1.4%	290.5	249.3	189.7
Peru	11.2%	2,297.9	2,333.1	2,478.1
Uruguay	3.2%	654.8	509.2	378.5
Venezuela	15.1%	3,094.4	3,001.6	2,961.7
Other(1)	4.1%	822.1	641.1	699.1

	100.0%	20,430.9	19,142.0	18,000.7

Fair value adjustments on hedging activities		(0.1)	2.1	2.6
Total		20,430.8	19,144.1	18,003.3

(1)	Principally loans outside the full member shareholder countries at December 31, 2015.

Loans Approved and Disbursed by Country

Our loan approval process is described under “— Credit Policies”. After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)
	2015	2014	2013	2015	2014	2013
	(in U.S.$ millions)
Argentina	694.0	674.0	1,099.7	481.0	560.0	585.0
Bolivia	574.8	625.2	684.4	314.8	322.2	322.7
Brazil	1,234.5	1,903.2	2,234.3	677.5	728.1	1,832.5
Colombia	2,419.7	1,552.0	1,563.3	1,221.4	1,080.7	1,146.4
Ecuador	1,013.8	799.7	842.8	754.0	636.8	660.7
Panama	526.7	298.8	324.8	154.9	419.9	326.1
Paraguay	307.3	181.1	430.6	102.2	96.0	73.0
Peru	2,365.8	2,414.9	2,644.3	544.8	525.3	1,402.7
Uruguay	588.4	753.6	585.6	199.6	243.9	108.4
Venezuela	500.9	474.7	417.1	364.0	276.4	365.2
Others(2)	2,028.9	2,047.1	1,274.1	1,130.4	1,218.2	618.5

Total	12,254.8	11,724.3	12,101.0	5,944.6	6,107.5	7,441.2

(1)	Includes short-term loans in the amounts of $2,904.7 million, $3,058.6 million and $3,768.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.
(2)	Loans outside the full member shareholder countries at December 31.

During the year ended December 31, 2015, the increase (decrease) of our loan portfolio by country compared to the year ended December 31, 2014 was as follows: Argentina, 2.0%; Bolivia, 6.2%; Brazil, 6.6%; Colombia, 17.6%; Ecuador, 7.8%; Panama, 2.7%; Paraguay 16.5%; Peru, (1.5)%; Uruguay, 28.6%; and Venezuela, 3.1%. The growth of the loan portfolio reflects loan approvals as a result of higher demand from shareholder countries and our increased share of infrastructure financings in the region. Loans to associated shareholder countries holding Series “C” shares (as described under “Capital Structure — General”) totaled $822.1 million in 2015, compared to loans to associated shareholder countries holding Series “C” shares totaling $641.1 million and $699.1 million in 2014 and 2013, respectively. Management expects to increase loans to Trinidad and Tobago as a percentage of the total loan portfolio when Trinidad and Tobago fulfills the requirements to become a full member shareholder country.

Management anticipates that our loan portfolio will continue to grow as a result of our strategy to expand our shareholder base, both by issuing shares to new shareholder countries and by additional capital subscriptions by existing shareholder countries, which may result in increased loan demand for projects in such countries.

Distribution of Loans by Industry

At December 31, 2015, our loan portfolio outstanding was distributed by industry as follows:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela	Others(2)	Total by Sector	% of Total
	(in U.S.$ millions)
Agriculture, hunting and forestry	29.3	16.7	32.1	—	—	—	—	—	—	—	—	78.1	0.4%
Manufacturing industry	21.3	—	158.7	3.0	46.2	—	46.2	—	—	—	—	275.4	1.3%
Supply of electricity, gas and water	1,469.3	421.3	277.9	116.8	653.5	170.9	42.5	510.1	447.5	2,775.6	174.6	7,060.0	34.6%
Transport, warehousing and communications	929.1	1,324.4	1,027.0	457.2	668.2	923.6	63.1	1,200.7	172.6	288.4	149.0	7,203.3	35.3%
Financial intermediaries(1)	21.5	100.8	365.6	872.4	69.0	59.9	12.3	356.4	—	—	443.5	2,301.4	11.3%
Social and other infrastructure programs	300.7	163.8	87.4	631.2	1,579.6	11.3	126.4	220.9	—	30.4	162.2	3,313.9	16.2%
Other activities	—	—	111.4	—	28.0	—	—	10.0	34.7	—	14.6	198.7	0.9%

Total	2,771.2	2,027.0	2,060.1	2,080.6	3,044.5	1,165.7	290.5	2,298.1	654.8	3,094.4	943.9	20,430.8	100%

(1)	Multisectoral credit lines to public sector development banks, private banks and other institutions.
(2)	This column includes loans outside the full member shareholder countries at December 31, 2015.

Maturity of Loans

At December 31, 2015, our outstanding loans were scheduled to mature as follows:

	2016	2017	2018	2019	2020	2021-2031
	(in U.S.$ millions)
Principal amount	3,713.9	2,069.2	1,935.8	2,027.6	1,789.6	8,894.8

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2015:

Borrower	Amount	As a Percentage of Total Loan Portfolio
	(in U.S.$ millions)
Bolivarian Republic of Venezuela	3,094.4	15.1%
Republic of Argentina	2,590.0	12.7%
Republic of Ecuador	2,511.6	12.3%
Plurinational State of Bolivia	1,900.8	9.3%
Republic of Peru	1,571.7	7.7%
Republic of Colombia	990.5	4.8%
Republic of Panama	805.7	3.9%
Estado de Rio de Janeiro	564.7	2.8%
Panama Canal Authority	300.0	1.5%
Administracion Nacional de Usinas	291.1	1.4%

Total	14,620.5	71.5%

Selected Projects

Set out below are examples of projects approved by CAF during 2015 and the respective loan approval amounts.

Argentina

Republic of Argentina/Aysa Drinking Water Program Phase II — $120.0 million loan to finance the improvement of access, quality and provision of potable water services in the southwestern area of Buenos Aires.

Bolivia

Plurinational State of Bolivia/Roadwork project San Borja — San Ignacio de Moxos — $172.0 million loan to improve the road infrastructure for the integration of the departments of La Paz and Beni.

Brazil

Municipality of Manaus/Integration, mobility and development of the City of Manaus Program — $100.0 million loan for the improvement of urban mobility through the implementation of two road constructions and a passenger terminal.

Colombia

Republic of Colombia/Support to the strengthening of public investment program — $500.0 million loan to contribute with the Colombian government to strengthen public investment in national, regional and local entities.

Ecuador

Republic of Ecuador/Energy sectorial loan — $300.0 million loan to upgrade the electricity distribution system in order to reduce the average cost of generation and the consumption fees.

Panama

Republic of Panama/Panama Bay Sanitation Project Phase II — $110.0 million loan for the construction of a wastewater treatment plant to improve the sanitary conditions of the lower income districts in the Metropolitan Area of Panama.

Paraguay

Republic of Paraguay/Improvement project of roads and bridges in the eastern Region of Paraguay — $100.0 million loan to finance the improvement of roads in the eastern rural areas of Paraguay to promote the economic and social development of the rural population in the area.

Peru

Republic of Peru/Contingent Credit Line — $400 million loan to support the country’s financing needs to be used in the event it cannot access the international debt markets under conditions consistent with its strategy.

Uruguay

Oriental Republic of Uruguay/Non-revolving contingent line of credit — $500 million loan to support the national government’s strategy for management of its public debt, to be used in the event it cannot access the international debt markets under conditions consistent with its strategy.

Venezuela

Bolivarian Republic of Venezuela/Valles del Tuy Expansion Project — $100 million loan to increase its capacity and supply of electric energy to the central region of the country.

Other Activities

Treasury Operations

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in unrated or non-investment grade instruments rated B-/Ba3/B- or better by a U.S. nationally-recognized statistical rating organization. At December 31, 2015, our liquid assets amounted to $10.8 billion of which 35.0% were invested in time deposits in financial institutions, 15.9% in commercial paper, 13.0% in corporate and financial institution bonds, 10.9% in certificates of deposit, 17.6% in U.S. Treasury Notes and 7.6% in other instruments.

Equity Shareholdings

We may acquire equity shareholdings in new or existing companies within the shareholder countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our shareholders’ equity. Our policies do not permit us to be a company’s largest individual shareholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our shareholders’ equity. At December 31, 2015, the carrying value of our equity investments totaled $328.4 million, representing 3.4% of our shareholders’ equity. At December 31, 2015, 71.2% of our equity portfolio was held through investment funds.

Credit Guarantees

We have developed our credit guarantee product as part of our role of attracting international financing for our shareholder countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our total equity. The amount of credit guarantees outstanding was $261.7 million at December 31, 2015. Those credit guarantees represent 2.7% of our total equity and include guarantees issued for a public sector project in Bolivia, a public sector project in Peru and for several private sector companies that are operating in Argentina, Brazil, Mexico, Peru, Uruguay and Spain.

Promotion of Regional Development

As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the shareholder countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

In 2015, we acted as fund administrator for several funds funded by third parties and by our shareholders, the net assets of which totaled $455.2 million at December 31, 2015. CAF has no residual interest in the net assets of the special funds.

Each year, these funds were usually recapitalized by our shareholders through contributions made from CAF’s prior year’s net income. In 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve a maximum amount of $72 million that management was authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. In 2015, such contribution to these funds was $54.0 million and expensed as previously described. In 2014 and 2013, such contributions to these funds were $69.0 million and $120.0 million and were accounted for as distributions from net income of 2014 and 2013, respectively. These funds are not part of CAF’s accounts.

At December 31, 2015, the principal funds were the Technical Co-operation Fund, the Human Development Fund, the Compensatory Financing Fund, the Fund for the Development of Small and Medium Enterprises, the Latin American Carbon Program, the Fund for the Promotion of Sustainable Infrastructure Projects and the Cross-Border Cooperation and Integration Fund.

Technical Co-operation Fund

At December 31, 2015, the Technical Co-operation Fund had a balance of $50.2 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasion, to provide grants that are typically less than $100,000 each to facilitate the implementation of those projects.

Human Development Fund

At December 31, 2015, the Human Development Fund had a balance of $13.4 million. This fund is devoted to assisting projects intended to promote sustainable development in socially excluded communities, as well as to support micro-enterprises through the financing of intermediary institutions that offer direct loans to rural and urban micro-entrepreneurs.

Compensatory Financing Fund

At December 31, 2015, the Compensatory Financing Fund had a balance of $294.6 million. This fund was created to provide interest rate compensation of certain loans granted by us when a project providing social or developmental benefits is otherwise unable to sustain market interest rates. For more information see Note 26 (“Special Funds”) to our audited financial statements in this prospectus.

Fund for the Development of Small and Medium Enterprises

At December 31, 2015, the Fund for the Development of Small and Medium Enterprises had a balance of $53.0 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in our shareholder countries.

Latin American Carbon Program

At December 31, 2015, the Latin American Carbon Program had a balance of $6.5 million. This program is dedicated to the implementation of market mechanisms that allow developing countries to participate in the environmental services market. The program is engaged in the emerging greenhouse gas reductions market in Latin America and the Caribbean through several mechanisms, including those allowed by the Kyoto Protocol.

Credit Policies

The Constitutive Agreement limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times stockholders’ equity. Our actual ratio on December 31, 2015 was 2.2 times stockholders’ equity.

We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

The Loans and Investments Committee recommends approvals of loans and investments. The members of this Committee are the Vice Presidents, the General Counsel and the Head of Credit Administration. The committee is chaired by the Executive Vice President. The Secretary of the Committee is an officer from the Credit Administration Office. The Executive President, upon the recommendation of the Loans and Investments Committee, may approve (a) loans of up to $75.0 million for sovereign credits, (b) loans of up to $50.0 million for private credits, (c) investments of up to $25.0 million in the case of equity investments, (d) investments of up to 1% of total liquid assets of any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 5% of the issuer’s total liquid assets, (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 7% of the issuer’s total liquid assets, or (iii) the US Treasury or the Bank for International Settlements, in which case CAF’s investment in notes, bills or bonds may be up to 50% of total liquid assets for each issuer), and (e) technical cooperation credits of up to $1.0 million. The Executive Committee of our Board of Directors or the Board of Directors itself may approve (a) loans of up to $150.0 million for sovereign credits, (b) loans of up to $80.0 million for private credits, (c) investments of up to $50.0 million for equity investments, (d) investments of up to 2.5% of the total liquid assets for any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 10% of the issuer’s total liquid assets, or (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 12% of the issuer’s total liquid assets), and (e) technical cooperation credits of up to $2.0 million. Loans and investments in excess of the aforementioned Executive Committee’s limits require the approval of our Board of Directors.

Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one full member shareholder country may not exceed either 25% of our loan portfolio or 100% of our shareholders’ equity. Aggregate loans to entities in any associated shareholder country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with full member shareholder countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our shareholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our shareholders’ equity. Additionally, the exposure to any individual private sector entity or to an economic group is limited to 2.35% and 3.5%, respectively, of our total loan portfolio.

Operations in which we extend credit to entities in Series “C” shareholder countries must generally be related to activities of such entities in, or related to, the full member shareholder countries. Notwithstanding the above, the aggregate total of outstanding loans in all such countries may not exceed 15% of CAF’s total loan portfolio.

Our policies permit us to provide up to 100% of the total project costs with respect to short-term loans. For medium-and long-term loans, we determine the appropriate level of financing on a case-by-case basis; however, limited-recourse financing in such loans may not exceed 50% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by our credit policies.

Asset Quality

We classify a loan as overdue whenever payment is not made on its due date. We charge additional interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

At December 31, 2015, there were $0.0 of loans overdue and $0.0 of loans in non-accrual status. At December 31, 2014, there were $0.0 of loans overdue and $16.5 million of loans in non-accrual status. For the years ended December 31, 2015 and 2014, there were $0.0 and $0.0, respectively, of overdue interest or other charges in respect of non-accrual status loans excluded from net income.

At December 31, 2015, there were $16.4 million of loan write-offs. We have not suffered any individually significant losses on our loan portfolio. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. Although some of our shareholder countries have restructured their sovereign debt obligations, none of them have ever defaulted on their debt obligations to CAF.

Quality of Loan Portfolio

The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period.

	At December 31,
	2015	2014	2013
	(in U.S.$ millions)
Total loan portfolio	20,430.9	19,142.0	18,000.7
Overdue loan principal	—	—	—
Loans in non-accrual status	0.0	16.5	—
Loans written-off during period	16.4	4.1	4.1
Allowance for loan losses	58.9	55.8	38.3
Overdue principal payment as a percentage of loan portfolio (excluding non- accrual loans)	0.00%	0.00%	0.00%
Non-accrual loans as a percentage of loan portfolio	0.00%	0.09%	0.00%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.2%

FUNDED DEBT

Funding Strategy

We raise funds for operations primarily in the international financial markets, although a relatively small part is raised within our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the shareholder countries and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

Within the shareholder countries, we raise funds from central banks and financial institutions and by means of regional bond issues. Outside Latin America and the Caribbean, we obtain funding from public sector development and credit agencies, from development banks, from various North American, European and Asian commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

The breakdown of our outstanding funded debt, both within and outside the shareholder countries, at each of the dates indicated below was as follows:

	At December 31,
	2015	2014	2013
	(in U.S.$ millions)
Within the shareholder countries:
Term deposits	2,700.2	3,696.5	3,263.7
Loans and lines of credit	56.2	53.4	46.7
Bonds	233.1	243.0	349.8

	2,989.5	3,992.9	3,660.2
Outside the shareholder countries:
Deposits, acceptances and advances, commercial paper and repurchase agreements	2,589.9	1,853.3	2,936.5
Loans and lines of credit	1,398.7	1,447.8	1,576.2
Bonds	15,439.2	13,645.5	10,622.6

	19,427.8	16,946.6	15,135.3

	22,417.3	20,939.5	18,795.5
Variation effect between spot and original FX rate	(1,255.4)	(719.2)	60.3

Fair value adjustments on hedging activities	650.4	704.1	165.8

Origination costs	(30.7)	(36.5)	(40.5)

Total	21,781.6	20,887.9	18,981.1

Maturity of Funded Debt

The breakdown of our outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,
	2015	2014	2013
	(in U.S.$ millions)
Term deposits:
Up to 1 year	2,700.2	3,696.5	3,263.7
Acceptances, advances and commercial paper and repurchase agreements:
Up to 1 year	2,589.9	1,853.3	2,936.5
Loans and lines of credit:
Up to 1 year	476.2	246.0	467.8
Between 1 and 3 years	310.9	547.1	479.7
Between 3 and 5 years	248.5	297.9	261.1
More than 5 years	419.3	410.2	414.3

	1,454.9	1,501.2	1,622.9
Bonds:
Up to 1 year	1,561.3	1,264.5	942.4
Between 1 and 3 years	4,313.2	3,647.5	2,826.7
Between 3 and 5 years	2,208.0	2,252.4	2,203.9
More than 5 years	7,589.8	6,724.1	4,999.4

	15,672.3	13,888.5	10,972.4
Totals:
Up to 1 year	7,327.6	7,060.3	7,610.4
Between 1 and 3 years	4,624.1	4,194.6	3,306.4
Between 3 and 5 years	2,456.5	2,550.3	2,465.0
More than 5 years	8,009.1	7,134.3	5,413.7

	22,417.3	20,939.5	18,795.5
Variation effect between spot and original FX rate	(1,255.4)	(719.2)	60.3
Fair value adjustments on hedging activities	650.4	704.1	165.8
Originating costs	(30.7)	(36.5)	(40.5)

Total	21,781.6	20,887.9	18,981.1

Our financial liabilities are primarily U.S. dollar-based: 57.6% of our total financial liabilities, or 99.2% of financial liabilities after swaps, were denominated in U.S. dollars at December 31, 2015. The principal amount of non-U.S. dollar financial liabilities outstanding at December 31, 2015 included 3,408.7 million Euros, 29,500.0 million Yen, 2,100.0 million Swiss Francs, 221,750.0 million Colombian Pesos, 2,995.0 million Hong Kong Dollars, 1,305.1 million Mexican Pesos, 73.4 million Peruvian Nuevos Soles, 4,200 Norwegian Kroner, 157.0 Turkish Lira, 253.0 South African Rand and 900.0 million Australian Dollars; all of these non-U.S. dollar financial liabilities are swapped or otherwise hedged into U.S. dollars.

DEBT RECORD

We have never defaulted on the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. As a result, at December 31, 2015, 99.5% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

We require that counterparties with which we enter into swap agreements be rated “A+/A1” or better by two U.S. nationally recognized statistical rating organizations or have signed a credit support agreement (resulting in the corresponding exchange of collateral), at the time of entering into the swap agreement. At December 31, 2015, we were party to swap agreements with an aggregate notional amount of $15.7 billion.

We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2015, the weighted average life of our financial assets was 3.9 years and the weighted average life of our financial liabilities was 5.1 years. Based on our asset and liability structure at December 31, 2015, we have a positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

Our management expects the weighted average life of our financial assets to increase gradually, as we make more long-term loans for infrastructure development and similar purposes. At the same time, our management expects that the weighted average life of our liabilities will also increase as a result of our strategy of increasing our presence in the international long-term bond market as market conditions permit.

At December 31, 2015, 99.9% of our assets and 60.4% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Euro, Yen, Hong Kong Dollar, Australian Dollar, Norwegian kroner, Turkish lire, South African rand and Swiss Francs, which liabilities were swapped. After swaps, 99.2% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our shareholders’ equity is denominated entirely in U.S. dollars.

Our treasury asset and liability management involves managing liquidity, funding, interest rate and exchange rate risk arising from non-trading positions through the use of on-balance sheet instruments. Our external asset managers use derivatives to hedge the interest and exchange rate risk exposures of our non-U.S. dollar denominated investments. Our policy is that our total exposure on trade derivatives should not exceed 3% of liquid investments. See Note 21 (“Derivative Financial Instruments and Hedging Activities”) to our audited financial statements in this prospectus.

ADMINISTRATION

We are governed and administered by the bodies and officials detailed below:

Shareholders’ General Meeting

The shareholders’ general meeting is the ultimate decision-making body within CAF. Shareholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the Constitutive Agreement.

Shareholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The shareholders’ ordinary general meeting:

(1) considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2) constitutes special funds for particular purposes;

(3) elects the Board of Directors according to the Constitutive Agreement;

(4) appoints external auditors;

(5) determines compensation for the Board of Directors and the external auditors; and

(6) may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

Shareholders’ extraordinary general meetings may be convened after a call has been made at the initiative of the Board of Directors, or the Executive President, or at least 40% of Series “A” shareholders or any shareholders representing at least 25% of paid-in capital. The shareholders’ extraordinary general meeting may:

(1) increase, reduce or replenish our capital in accordance with the Constitutive Agreement;

(2) dissolve CAF;

(3) change the headquarters of CAF when the Board of Directors so proposes; and

(4) consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

Resolutions before shareholders’ ordinary general meetings are passed by the votes of at least 60% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at shareholders’ extraordinary general meetings (including a decision to dissolve CAF) require the votes of 80% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the structure of the Board of Directors in which case an affirmative vote of all Series “A” shareholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least 80% of Series “A” shareholders and a simple majority of the other shareholders, at either an ordinary or extraordinary general meeting, two Series “A” shareholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

Board of Directors

Our Board of Directors is composed of 18 directors, each of whom is elected for a term of three years and may be re-elected. Each of the Series “A” shareholders is represented by one director. Five directors represent the governments or governmental institutions holding Series “B” shares and one director represents the private financial institutions holding Series “B” shares. Holders of Series “C” shares are entitled to elect two directors. In the event of a vacancy in a director position, the corresponding alternate director serves as director until such vacancy has been filled. Responsibilities of our Board of Directors include:

(1) establishing and directing our credit and economic policies;

(2) approving our budget;

(3) approving our borrowing limits;

(4) approving credits granted by us in excess of a specified limit;

(5) establishing or modifying internal regulations; and

(6) appointing the Executive President.

All of our directors are non-executive. As of the date of this prospectus, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Alfonso de Prat Gay (Felix Martin Soto)	Minister of Treasury and Public Finance (Sub Secretary of International Financial Affairs from the Ministry of Economics and Public Finance)

Bolivia	René Gonzalo Orellana Halkyer (Harley Rodríguez Téllez)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)

Brazil	Valdir Moyses Simao (Rodrigo Estrela de Carvalho)	Minister of Planning, Budget and Process (Secretary of International Affairs from the Ministry of Planning, Budget and Management)

Colombia	Mauricio Cardenas (Cecilia Álvarez Correa)	Minister of Treasury and Public Credit (Minister of Commerce, Industry and Tourism)

Ecuador	María Soledad Barrera	President of the Board of Directors of Corporación Financiera Nacional
	(Roberto Murillo)	(General Manager of Corporación Financiera Nacional)

Panama	Dulcidio de La Guardia (Iván Zarak)	Minister of Economics and Finance (Vice Minister of Finance)

Paraguay	Santiago Peña Palacios (Lea Giménez)	Minister of Treasury (Vice Minister of Economy)

Peru	Alonso Segura Vasi (Rossana Polastri Clark)	Minister of Economy and Finance (Vice Minister of Treasury)

Uruguay	Danilo Astori (Mario Bergara)	Minister of Economy and Finance (President of Banco Central del Uruguay)

Venezuela	Rodolfo Medina del Rio	Minister of the Popular Power of Public Banking and Finance
	(Dixoxys Cachima)	(Vice Minister of the Popular Power of Public Banking and)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Luis Alberto Arce	Minister of Economy and Finance
	(Sergio Cusicanqui)	(Vice Minister of Treasury and Public Credit)

Colombia	José Dario Uribe	General Manager of Banco de la República
	(Simón Gaviria)	(Director of the National Planning Department)

Ecuador	Fausto Herrera	Minister of Finance
	(Diego Martinez)	(General Manager of the Central Bank of Ecuador)

Peru	Jorge Luis Ramos	General Manager of Corporación Financiera de Desarrollo (COFIDE)
	(Enzo Defilippi Angeldonis)	(Vice Minister of Economy)

Venezuela	Simón Alejandro Zerpa	Vice Minister of Investment for Development and President of Banco de Desarrollo Económico y Social of Venezuela — BANDES
	(Vanessa Avendaño)	(Executive Vice President of Banco de Desarrollo Económico y Social of Venezuela — BANDES)

Private Financial Institutions	Carlos González -Taboada	Vice President of the Board of Directors and General Manager of Scotiabank Peru
	(Gustavo Julio Vollmer Acedo)	(President Mercantil C.A., Banco Universal de Venezuela)

The directors representing the Series “C” shareholders are Luis de Guindos Jurado, Minister of Economy and Competitiveness for Spain and Luis Videgaray, Secretary of Treasury and Public Credit for Mexico. Their alternates are Simón Lizardo Mezquita, Minister of Treasury for the Dominican Republic, and Eduardo Bitran Colodro, Executive Vice President of Corporación de Fomento de la Producción (CORFO) for Chile, respectively.

The business address of each of the directors and each of the alternate directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the shareholders’ general meeting. Rodolfo Medina del Rio is the current Chairman until March 31, 2016.

Executive Committee

The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of one director from each full member shareholder country, plus one director representing all of the Series “C” shareholders, and CAF’s Executive President, who presides over the Committee unless the Chairman of the Board of Directors is part of the Committee, in which case he or she will preside.

Executive President

The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the shareholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

Our Executive President, L. Enrique García, was re-elected in November 2011 for a fifth five-year term that will expire in December 2016. Before becoming our Executive President in November 1991, Mr. García was Minister of Planning and Coordination and Head of the Economic and Social Cabinet in his native Bolivia. Between 1989 and 1991, he represented Bolivia as Governor to the World Bank, the Inter-American

Development Bank (“IADB”) and as a member of the Development Committee of the World Bank. He was also Chairman of the Board of Directors of CAF from 1990 to 1991. Previously, Mr. García held senior positions during a 17 year tenure at the IADB, including Treasurer.

Officers

L. Enrique García	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
Lilliana Canale	Corporate Vice President of Country Programs
Antonio Juan Sosa	Corporate Vice President of Infrastructure
Gustavo Ardila	Corporate Vice President of Productive and Financial Sectors
Hamilton Moss de Souza	Corporate Vice President of Energy
Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer
José Carrera	Corporate Vice President of Social Development
Ricardo Sigwald	General Counsel
Marcelo Zalles	Controller

Employees

At December 31, 2015, we employed 542 professionals and 100 support staff. The senior positions of Executive Vice President, Vice President of Finance, Vice President of Country Programs, Vice President of Infrastructure, Vice President of Productive and Financial Sectors, Vice President of Development Strategies and Public Policies, Vice President of Social and Environmental Development, and Vice President of Energy are appointed by the Executive President, subject to ratification by the Board of Directors.

Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff is paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

THE FULL MEMBER SHAREHOLDER COUNTRIES

Certain of the following information has been extracted from publicly available sources. We have not independently verified this information.

The region occupied by the full member shareholder countries is bordered by the Atlantic Ocean on the east, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 13.245 million square kilometers in South America (approximately 74% of the South American continent).

Selected Demographic and Economic Data*

The following table presents selected demographic and economic data for the full member shareholder countries for the years indicated:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Population (in millions)(1)(2)
2015	43.6	11.5	204.5	48.2	16.3	4.0	7.0	31.9	3.4	30.9
2014	41.8	10.8	202.0	48.9	16.0	3.9	6.9	30.8	3.4	30.9
2013	41.4	10.7	200.4	48.3	15.7	3.9	6.8	30.4	3.4	30.4

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
GDP (U.S.$ in millions)(2)
2015	578,705	33,537	1,799,612	274,189	98,925	47,473	29,065	179,911	54,968	131,534
2014	540,164	34,425	2,353,025	384,901	100,755	43,784	29,704	202,948	55,143	205,787
2013	622,054	30,824	2,391,029	378,415	94,473	40,393	28,334	202,394	55,708	218,433

GDP per capita (U.S.$ in millions)(2)
2015	13,428.32	2,914.69	8,802.17	5,687.48	6,076.93	11,849.66	4,141.82	5,637.84	16,091.91	4,262.54
2014	12,873.16	3,061.00	11,604.47	8,075.64	6,286.43	11,147.32	4,304.56	6,458.29	16,198.55	6,756.62
2013	14,992.20	2,792.90	11,893.71	8,030.72	5,988.86	10,489.60	4,175.51	6,540.28	16,421.39	7,284.71

Gross reserves (excluding gold) (U.S.$ in millions)(1)(3)(4)
2015	23,416.51	—	354,174.89	46,103.76	2,085.43	—	5,659.14	—	15,626.58	—
2014	29,016.97	13,480.89	360,964.73	46,408.09	3,484.14	4,032.20	6,668.90	61,185.27	17,544.79	—
2013	28,143.04	12,782.73	356,214.15	42,757.94	3,328.04	2,847.99	5,555.58	64,423.24	16,270.62	6,038.03

Customer price index growth(1)(2)(3)
2015	16.8%	4.4%	8.9%	4.4%	4.1%	1.0%	3.3%	3.2%	8.4%	159.1%
2014	24.0%	5.2%	7.2%	3.7%	4.2%	2.6%	4.2%	3.2%	8.3%	68.5%
2013	11.0%	6.5%	5.9%	1.9%	2.7%	4.0%	3.7%	2.9%	8.5%	52.7%

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela
Exports of Goods (f.o.b.) (U.S.$ in millions)(1)(4)
2015	70,704.0	6,460.3	191,134.3	36,014.1	19,256.3	27,475.5	10,947.4	34,156.9	12,069.0	—
2014	71,935.0	12,265.8	220,297.2	56,982.0	26,604.0	26,300.1	13,116.8	39,326.4	10,420.6	74,846.0
2013	81,660.0	11,656.7	242,200.0	60,281.1	25,685.0	27,010.2	13,604.7	42,474.2	10,317.4	88,962.0

Import of Goods (f.o.b.) (U.S.$ in millions)(1)(4)
2015	75,147.0	6,502.0	171,461.4	54,434.4	20,618.1	27,513.0	10,316.9	37,363.5	12,014.0	—
2014	65,249.0	10,534.5	229,060.1	61,676.1	26,672.3	28,455.7	12,079.2	40,806.5	11,433.7	39,040.0
2013	70,541.0	9,337.7	239,600.0	57,100.9	26,175.8	28,928.4	11,942.4	42,216.6	11,596.0	53,023.0

(1)	This information is extracted from the World Bank’s World Development Indicators (WDI).
(2)	Source: IMF database.
(3)	End of period.
(4)	This information is extracted from each country’s Central Bank.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)	printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in The City of New York.

Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)	a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)	a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)	the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the full member shareholder countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)	to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the full member shareholder countries other than the mere holding of the debt security; or

(2)	presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days.

As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices”.

Modification and Amendment

Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)	reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of that series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that CAF deems necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary for such securities and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities, provided that any new debt securities would be treated as fungible with the original debt securities for United States federal income tax purposes. If such additional notes are not fungible with the original debt securities for United States federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint C T Corporation in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. C T Corporation will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Full Member Shareholder Country Taxation

Under the terms of the Constitutive Agreement, we are exempt from all types of taxes levied by each of the full member shareholder countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

Payments of principal and interest in respect of the debt securities to a non-resident of the full member shareholder countries will therefore not be subject to taxation in any of the full member shareholder countries, nor will any withholding for tax of any of the full member shareholder countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the full member shareholder countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF”.

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature within 30 years from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This discussion assumes that the debt securities will be issued at par (or with original issue discount that is less than the applicable de minimis threshold) and that all principal and interest payments on the debt securities will be denominated in United States dollars. This discussion also assumes that the principal and interest payments on the debt securities are not subject to contingencies. The United States federal income tax consequences of owning Discount Notes (as defined in “Description of the Debt Securities — General” above), debt securities denominated in a currency other than United States dollars and/or debt securities subject to contingencies will be discussed in an applicable prospectus supplement.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt securities equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt securities. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Foreign Account Tax Compliance Withholding

Certain non-United States financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. We and other non- United States financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of debt securities and, in the case of holders who (i) fail to provide the relevant information, or give permission, where needed, for it to be reported, (ii) are non-United States financial institutions that have not agreed to comply with these information reporting requirements, or (iii) hold the debt securities directly or indirectly through such noncompliant non-United States financial institutions, withhold on a portion of payments under the debt securities. However, such withholding would generally not apply to payments made before January 1, 2019. Moreover, such withholding would only apply to debt securities issued at least six months after the date on which final regulations implementing such rule are enacted. Holders are urged to consult their own tax advisors and any banks or brokers through which they will hold debt securities as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

CAF may offer the securities of any series to present holders of other securities of CAF as consideration for the purchase or exchange by CAF of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to several indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so.

One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business, for which they received or will receive customary fees and expenses.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C., and for any underwriters or agents by counsel named in the applicable prospectus supplement. Sullivan & Cromwell LLP and counsel to the underwriters or agents may rely as to certain matters on the opinion of our General Counsel.

VALIDITY OF THE GUARANTEES

The validity of the guarantees will be passed upon for us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon for the underwriters by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of and for the years ended December 31, 2015, 2014 and 2013 included in this Prospectus and management’s assertion that CAF maintained effective internal control over financial reporting, have been audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement of which the prospectus forms a part, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

The information set forth herein, except the information appearing in the section entitled “The Full Member Shareholder Countries”, is stated on the authority of the Acting Executive President of CAF, in his duly authorized capacity as Acting Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/s/ LUIS ENRIQUE BERRIZBEITIA
Name: Luis Enrique Berrizbeitia Title: Acting Executive President

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Management’s Report on the Effectiveness of Internal Control over Financial Reporting

The Management of Corporación Andina de Fomento (CAF) is responsible for establishing and maintaining effective internal control over financial reporting in CAF. Management has evaluated CAF’s internal control over financial reporting as of December 31, 2015, based on the criteria for effective internal control determined in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

CAF’s internal control over financial reporting is a process effected by those in charge of governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with U.S. generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management has assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2015. Based on this assessment, CAF’s Management concluded that CAF’s internal control over financial reporting was effective as of December 31, 2015.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the deception or overriding of controls. Accordingly, even an effective internal control can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of internal control may vary over time.

CAF’s financial statements as of December 31, 2015, have been audited by an independent accounting firm, which has also issued an attestation report on management’s assertion on the effectiveness of CAF’s internal control over financial reporting. The attestation report, which is included in this document, expresses an unmodified opinion on management’s assertion on the effectiveness of CAF’s internal control over financial reporting as of December 31, 2015.

/s/ L. Enrique García	/s/ Hugo Sarmiento K.
Executive President and Chief Executive Officer	Corporate Vice President of Finance, Chief Financial Officer

/s/ Marcos Subía G.
Director, Accounting and Budget

January 29, 2016

Torre CAF, Av. Luis Roche, Altamira, Caracas, Venezuela. Telf. +58 (212) 209 2111 www.caf.com

Lara Marambio & Asociados RIF J-00327665-0 Torre B.O.D., Piso 21 Av. Blandín, La Castellana Caracas 1060 — Venezuela Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Management’s Assertion on

Effectiveness of Internal Control over Financial Reporting

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited management’s assertion, included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting, that Corporación Andina de Fomento (CAF) maintained effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CAF’s management is responsible for maintaining effective internal control over financial reporting and for its assertion of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on the Effectiveness of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on management’s assertion based on our audit.

We conducted our audit in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements, in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected and corrected on a timely basis. Also, projections of any evaluation of effectiveness of the internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2015 is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the financial statements as of and for the year ended December 31, 2015 of CAF and our report dated January 29, 2016 expressed an unmodified opinion on those financial statements.

/s/ Deloitte

January 29, 2016

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Lara Marambio & Asociados RIF J-00327665-0 Torre B.O.D., Piso 21 Av. Blandín, La Castellana Caracas 1060 — Venezuela Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the accompanying financial statements of Corporación Andina de Fomento (CAF), which comprise the balance sheets as of December 31, 2015, 2014 and 2013, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2015, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Report on Management’s Assertion on Effectiveness of Internal Control over Financial Reporting

We have also audited, in accordance with attestation standards established by the American Institute of Certified Public Accountants, management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated January 29, 2016 expressed an unmodified opinion on the Management’s assertion on effectiveness of internal control over financial reporting.

/s/ Deloitte

January 29, 2016

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Balance Sheets

December 31, 2015, 2014 and 2013

(In thousands of U.S. dollars)

	NOTES	2015	2014	2013
ASSETS
Cash and due from banks	3	216,078	141,147	230,051
Deposits with banks	3	2,590,453	1,279,267	1,462,208

Cash and deposits with banks		2,806,531	1,420,414	1,692,259

Marketable securities:
Trading	5 and 22	6,787,875	7,130,791	5,831,244
Other investments	4	1,186,286	1,596,608	781,219
Loans (US$ 26,108, US$ 21,954 and US$ 48,358 at fair value as of December 31, 2015, 2014 and 2013)	6 and 22	20,430,792	19,144,087	18,003,271
Less loan commissions, net of origination costs		94,996	89,411	80,373
Less allowance for loan losses	6	58,929	55,763	38,336

Loans, net		20,276,867	18,998,913	17,884,562

Accrued interest and commissions receivable		303,935	292,325	242,153
Equity investments	7	328,390	292,345	228,385
Derivative financial instruments	21 and 22	215,509	383,703	417,658
Property and equipment, net	8	72,923	69,003	66,899
Other assets	9	491,379	274,069	233,434

TOTAL		32,469,695	30,458,171	27,377,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	10	2,700,248	3,696,510	3,263,674
Commercial paper	11	2,589,875	1,853,282	2,936,496
Borrowings (US$ 526,807, US$ 432,617 and US$ 495,947 at fair value as of December 31, 2015, 2014 and 2013)	12 and 22	1,463,850	1,514,646	1,628,863
Less origination costs		934	1,480	2,237

Borrowings, net		1,462,916	1,513,166	1,626,626

Bonds (US$ 14,526,090, US$ 13,124,319 and US$ 10,659,931 at fair value as of December 31, 2015, 2014 and 2013)	13 and 22	15,058,361	13,859,940	11,192,501
Less origination costs		29,763	34,990	38,270

Bonds, net		15,028,598	13,824,950	11,154,231

Accrued interest payable		249,534	239,547	200,012
Derivative financial instruments	21 and 22	808,097	383,086	182,824
Accrued expenses and other liabilities	14	106,333	184,393	197,400

Total liabilities		22,945,601	21,694,934	19,561,263

STOCKHOLDERS’ EQUITY:	16 and 19
Subscribed and paid-in capital (authorized capital US$ 15,000 million as of December 31, 2015, and US$ 10,000 million as of December 31, 2014 and 2013)		4,491,275	4,250,495	3,941,380
Additional paid-in capital		2,354,537	1,911,487	1,342,903
Reserves		2,601,223	2,463,584	2,325,827
Other comprehensive income		(571)	32	(317)
Retained earnings		77,630	137,639	206,757

Total stockholders’ equity		9,524,094	8,763,237	7,816,550

TOTAL		32,469,695	30,458,171	27,377,813

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Comprehensive Income

Years ended December 31, 2015, 2014 and 2013

(In thousands of U.S. dollars)

	NOTES	2015	2014	2013
Interest income:
Investments and deposits with banks	2 (e), 3 and 4	53,636	44,211	22,364
Loans	2(f)	526,084	481,970	446,609
Loan commissions	2(f)	41,539	43,479	39,274

Total interest income		621,259	569,660	508,247

Interest expense:
Deposits		8,716	11,377	16,607
Commercial paper		8,900	6,459	18,096
Borrowings and other obligations		23,828	22,541	19,469
Bonds		293,240	258,166	233,318
Commissions		10,707	11,681	9,803

Total interest expense		345,391	310,224	297,293

Net interest income		275,868	259,436	210,954
Provision (credit) for loan losses	6	18,703	21,552	(83,417)

Net interest income, after provision (credit) for loan losses		257,165	237,884	294,371
Non-interest income:
Other commissions		9,150	9,070	7,415
Dividends and equity in earnings of investees	7	3,103	8,893	4,801
Other income		4,511	4,998	3,687

Total non-interest income		16,764	22,961	15,903

Non-interest expenses:
Administrative expenses	25	125,072	116,678	103,997
Impairment charge for equity investments	7	11,046	7,307	—
Other expenses		3,045	696	1,649

Total non-interest expenses		139,163	124,681	105,646

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		134,766	136,164	204,628
Unrealized changes in fair value related to financial instruments	23	(3,136)	1,475	2,129

Net income before Contributions to Stockholders’ Special Funds		131,630	137,639	206,757
Contributions to Stockholders’ Special Funds	18	54,000	—	—

Net income		77,630	137,639	206,757
Other comprehensive income:
Unrecognized changes in assets/ liabilities under benefit pension plan	15 and 19	(603)	32	(317)
Amortization of defined benefit pension items	15 and 19	—	317	—

Total comprehensive income		77,027	137,988	206,440

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Stockholders’ Equity

Years ended December 31, 2015, 2014 and 2013

(In thousands of U.S. dollars)

	NOTES	Subscribed and paid-in capital	Additional paid-in capital	Reserves			Other comprehensive income	Retained earnings	Total stockholders’ equity
				General reserve	Article 42 of by-laws	Total reserves
BALANCES AT DECEMBER 31, 2012		3,636,715	782,523	1,871,521	414,135	2,285,656	—	160,169	6,865,063
Capital increase	16	304,665	560,380	—	—	—	—	—	865,045
Net income	16	—	—	—	—	—	—	206,757	206,757
Appropriated for general reserve	16	—	—	24,071	—	24,071	—	(24,071)	—
Appropriated for reserve pursuant to article 42 of by-laws	16	—	—	—	16,100	16,100	—	(16,100)	—
Other comprehensive income	19	—	—	—	—	—	(317)	—	(317)
Distributions to stockholders’ special funds	17	—	—	—	—	—	—	(119,998)	(119,998)

BALANCES AT DECEMBER 31, 2013		3,941,380	1,342,903	1,895,592	430,235	2,325,827	(317)	206,757	7,816,550
Capital increase	16	309,115	568,584	—	—	—	—	—	877,699
Net income	16	—	—	—	—	—	—	137,639	137,639
Appropriated for general reserve	16	—	—	116,557	—	116,557	—	(116,557)	—
Appropriated for reserve pursuant to article 42 of by-laws	16	—	—	—	21,200	21,200	—	(21,200)	—
Other comprehensive income	19	—	—	—	—	—	349	—	349
Distributions to stockholders’ special funds	17	—	—	—	—	—	—	(69,000)	(69,000)

BALANCES AT DECEMBER 31, 2014		4,250,495	1,911,487	2,012,149	451,435	2,463,584	32	137,639	8,763,237
Capital increase	16	240,780	443,050	—	—	—	—	—	683,830
Net income	16	—	—	—	—	—	—	77,630	77,630
Appropriated for general reserve	16	—	—	123,874	—	123,874	—	(123,874)	—
Appropriated for reserve pursuant to article 42 of by-laws	16	—	—	—	13,765	13,765	—	(13,765)	—
Other comprehensive income	19	—	—	—	—	—	(603)	—	(603)

BALANCES AT DECEMBER 31, 2015		4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	9,524,094

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2015, 2014 and 2013

(In thousands of U.S. dollars)

	NOTES	2015	2014	2013
OPERATING ACTIVITIES:
Net income		77,630	137,639	206,757

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Contributions to Stockholders’ Special Funds	18	16,000	—	—
Unrealized loss on trading securities	5	9,766	3,038	(5,025)
Amortization of loan commissions, net of origination costs		(14,152)	(12,085)	(12,413)
Provision for loan losses	6	18,703	21,552	(83,417)
Impairment charge for equity investments	7	11,046	7,307	—
Equity in earnings of investees		(1,060)	127	244
Amortization of deferred charges		4,206	3,811	2,900
Depreciation of property and equipment	8	5,725	5,974	5,554
Provision(credit) for employees’ severance benefits		10,317	9,345	8,339
Provision for employees’ savings plan		1,340	1,335	1,281
Unrealized changes in fair value related to financial instruments		3,267	(1,475)	(2,129)
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(7,517)	(6,650)	(4,869)
Employees’ savings plan paid or advanced		(449)	(955)	(113)
Trading securities, net	5	334,826	(1,307,136)	(373,082)
Interest and commissions receivable		(11,610)	(50,172)	(25,830)
Other assets		(1,577)	1,458	(13,413)
Accrued interest payable		9,987	39,534	19,416
Accrued expenses and other liabilities		899	6,007	3,674

Total adjustments and net changes in operating assets and liabilities		389,717	(1,278,985)	(478,883)

Net cash provided by (used in) operating activities		467,347	(1,141,346)	(272,126)

INVESTING ACTIVITIES:
Purchases of other investments	4	(4,003,321)	(3,773,803)	(1,132,019)
Maturities of other investments	4	4,413,643	2,958,414	451,710
Loan origination and principal collections, net	6	(1,282,438)	(1,128,961)	(1,638,784)
Equity investments, net	7	(46,032)	(71,394)	(81,818)
Purchases of property and equipment	8	(9,645)	(8,078)	(9,786)

Net cash used in investing activities		(927,793)	(2,023,822)	(2,410,697)

Carried forward,		(460,446)	(3,165,168)	(2,682,823)

Brought forward,		(460,446)	(3,165,168)	(2,682,823)

FINANCING ACTIVITIES:
Net (decrease) increase in deposits		(996,262)	432,836	141,831
Net increase (decrease) in commercial paper		736,593	(1,083,213)	(238,431)
Net increase in derivative related collateral		(320,905)	(63,441)	(70,893)
Proceeds from issuance of bonds	13	3,044,137	3,862,490	2,716,572
Repayment of bonds	13	(1,255,123)	(943,085)	(800,267)
Proceeds from borrowings	12	172,965	267,697	376,961
Repayment of borrowings	12	(218,672)	(388,660)	(127,507)
Distributions to stockholders’ special funds	17	—	(69,000)	(119,998)
Proceeds from issuance of shares	16	683,830	877,699	865,045

Net cash provided by financing activities		1,846,563	2,893,323	2,743,313

NET INCREASE(DECREASE) IN CASH AND DEPOSITS WITH BANKS		1,386,117	(271,845)	60,490
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF YEAR		1,420,414	1,692,259	1,631,769

CASH AND DEPOSITS WITH BANKS AT END OF YEAR		2,806,531	1,420,414	1,692,259

Supplemental disclosure:
Interest paid during the year		328,254	238,147	269,543

NONCASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		(168,194)	(33,955)	(354,790)
Changes in derivative financial instruments liabilities		425,011	200,262	122,757

See accompanying notes to the financial statements

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its by-laws. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal, Spain and Trinidad and Tobago. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds of other countries and organizations, destined to finance programs agreed upon with donor organizations which are in line with CAF policies and strategies.

CAF raises funds to finance operations both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Financial Statement Presentation – The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles with the U.S. dollar as the functional currency.

b.	Use of estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, as well as the amounts reported as revenues and expenses during the corresponding reporting period. The most important estimates related to the preparation of CAF’s financial statements refer to revenue recognition, valuation and classification at fair values of financial instruments, and estimating the allowance for loan losses, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

c.	Transactions in other currencies – Transactions in currencies other than U.S. dollars are converted into U.S. dollars at exchange rates prevailing in international markets on the dates of the transactions. Currency balances other than U.S. dollars are converted into U.S. dollars at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statement of comprehensive income.

d.	Cash and Cash Equivalents – Cash and cash equivalents comprised of cash, due from banks and short-term deposits with an original maturity of three months or less.

e.	Marketable Securities – CAF classifies its investments, according to management intention, as trading marketable securities, which are recorded on the trade date. Trading marketable securities are mainly bought and held with the purpose of selling them in the short term. Trading marketable securities are recorded at fair value. Gains and losses, from sales of trading marketable securities and changes in the fair value of trading marketable securities are included in interest income of investments and deposits with banks in the statements of comprehensive income.

f.	Loans – CAF grants short-, medium- and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities, both to public and private entities, for development and integration programs and projects in stockholder countries.

For credit risk purposes, CAF classifies its portfolio into sovereign and non-sovereign.

Sovereign loans – Include loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

Non-sovereign loans – Include loans granted to corporate and financial sectors, among others, which are not guaranteed by national governments (public and private sectors).

Loans are carried at their outstanding principal balances less: (i) write-offs, (ii) the allowance for loan losses, and (iii) loan commission fees received upon origination net of certain direct origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method and are presented as loan commissions in the statement of comprehensive income.

The accrual for interest on loans is discontinued at the time a private sector loan is 90 days (180 days for public sector loans) delinquent unless the loan is well-secured and in process of collection.

Interest accrued but not collected for loans that are placed on non-accrual is reversed against interest income. The interest on non-accrual loans is accounted for on a cash-basis, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans are considered impaired loans. Factors considered by management in determining impaired loans are payments status and the probability of collecting scheduled principal and interest payments when due.

Loan losses, partial or total, are written off against the allowance for loan losses when management confirms the uncollectibility of a loan balance. Subsequent recoveries on written off loans, if any, will be credited to the allowance for loan losses.

CAF maintains risk exposure policies to avoid concentrating its loan portfolio in one country or specific economic group, which might be affected by market situations or other circumstances. For this reason, CAF uses certain measurement parameters, such as: CAF’s stockholders’ equity, total loan portfolio, economic groups from public and private sectors, among others. CAF reviews, on semi-annual basis, the credit risk rating of its loans and classifies the risk into the following categories:

Satisfactory-excellent – Extremely strong capacity to meet financial commitments.

Satisfactory-very good – Strong capacity to meet financial commitments, not significantly vulnerable to adverse economic conditions.

Satisfactory adequate – Adequate capacity to meet financial commitments, but more vulnerable to adverse economic conditions.

Watch – Acceptable payment capacity, however some indicators and elements require special attention otherwise they could result in impairment.

Special mention – More vulnerable to adverse economic conditions but currently has the capacity to meet financial commitments.

Sub-standard – Currently vulnerable and dependent on favorable economic conditions to meet financial commitments.

Doubtful – Currently highly vulnerable.

Loss – Payment default on financial commitments.

g.	Allowance for Loan Losses – Allowance for loan losses is maintained at a level CAF believes to be adequate to absorb losses inherent in the loan portfolio as of the date of the financial statements.

For purposes of determining the allowance for loan losses, CAF management classifies its portfolio for credit risk purposes into sovereign and non-sovereign. The allowance for loan losses is estimated considering the credit risk exposure, default probability and loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period.

The allowance for loan losses on sovereign loans is established by CAF based on the individual long-term foreign currency debt rating of the borrower countries, which is determined as the average rating of three recognized international risk rating agencies as of the date of each of the balance sheet presented. The long-term foreign currency debt rating considers a default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s by-laws and other similar agreements, a factor reflecting a lower default probability — usually equivalent to three levels above its risk rating — is used.

For the non-sovereign loans, the allowance for loan losses is calculated by considering CAF’s internal rating of each borrower, using the probability of default corresponding to the average of the equivalent categories of the risk rating agencies.

For those cases where the category equivalent to the rating of a given borrower determined in accordance with any of the risk rating agencies is higher than the risk rating in local currency of the country corresponding to such borrower, or if for any reason there is no risk rating, the risk rating in local currency of such country determined by risk rating agencies will be used.

A specific allowance for loan losses is established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, it is probable that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate. The allowance for loan losses is reported as a deduction from loans.

h.	Equity Investments – CAF invests in equity securities of companies and funds in strategic sectors, with the objective of promoting the development of such companies and funds and their participation in the securities markets and to serve as a catalytic agent in attracting resources to stockholder countries.

Equity investments are accounted for using the equity method or at cost. If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist when CAF holds an ownership interest in the voting stock of an investee between 20% and 50%, the equity investments are accounted for using the equity method. Under the equity method, the carrying amount of the equity investment is adjusted to reflect CAF’s proportionate share of earnings or losses, dividends received and certain transactions of the investee Company.

Investments representing less than 20% of the voting rights of the investee are recorded using the cost method, recognizing any dividends received as income.

A decline in the value of any equity investment accounted at cost or equity method, which is not deemed to be temporary, results in a reduction in the carrying amount to fair value. These investments are evaluated, any impairment is charged to income and a new value for the investment is established.

The equity investments do not have readily determinable fair values.

i.	Property and Equipment, net – Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged directly to the statements of comprehensive income for the year as incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method, and charged to the statements of comprehensive income over the estimated useful life of assets.

The assets in conformity with their estimated useful life are as follows:

Buildings	30 years
Building improvements	15 years
Leasing building improvements	Term of leasing contract
Furniture and equipment	2 to 10 years
Vehicles	5 years

j.	Other Assets – Other assets mainly include collateral, intangible assets and receivable from investment securities sold (Note 2e).

Collateral – CAF requires or posts collateral from or to individual swap counterparties and futures contracts in the form of cash to mitigate its credit exposure to these counterparties. It is the policy of CAF to restrict and invest collateral received from swap and futures counterparties for fulfilling its obligations under the collateral agreement. CAF records the restricted and invested cash in other assets with a corresponding obligation to return the cash in accrued expenses and other liabilities. Collateral posted to swap counterparties and futures contracts, under the collateral agreement, is recorded in other assets.

Intangible assets – Include software investments which are reported at cost less accumulated amortization. The amortization is calculated with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

k.	Impairment – A financial asset is considered impaired and an impairment loss is recognized only if there are circumstances that indicate impairment as a result of one or more events (“loss events”) that have occurred after recognition of the financial asset.

l.	Deposits and Commercial Paper – Deposits and commercial paper are recorded at amortized cost.

m.	Borrowings – The borrowings account includes those obligations with local or foreign financial institutions and commercial banks, which are recorded at amortized cost, except for some borrowings that are hedged using interest rate swaps as an economic hedge. The up-front costs and fees related to the issuance of borrowings denominated in US$ are deferred and reported in the balance sheet as a direct deduction from the face amount of borrowings and amortized during the term of the borrowings as interest expense (Note 2v).

n.	Bonds – Medium and long-term debt issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are recorded as follows:

•	Bonds denominated in currencies other than the US$ are recognized at fair value. Gains or losses resulting from changes in the fair value of these bonds, as well as the related up-front costs and fees are recognized in the statement of comprehensive income, when they occur. CAF enters into cross-currency and interest rate swaps as an economic hedge for interest rate and foreign exchange risks related with these bonds.

•	Bonds denominated in US$ are hedged for interest rate risk using interest rate swaps, and are designated as part of fair value hedge accounting relationships assuming no hedge ineffectiveness (the “shortcut method”). The related up-front costs and fees are deferred and reported in the balance sheet as a direct deduction from the face amount of bonds, and amortized during their life time as interest expense (Note 2v).

Partial repurchases of bond issuances result in the derecognition of the corresponding liabilities. The difference between the repurchase price and the debt’s settlement net cost is recognized as income/loss for the year.

o.	Employees’ Severance Benefits – Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the labor law of the member countries, when applicable. The accrual for employee severance benefits is presented as part of “labor benefits” account under “other liabilities” caption.

Under CAF’s employee policies, employees earn a severance benefit equal to five days of salary per month, up to a total of 60 days per year of service. From the second year of service, employees earn an additional two-day salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary per year. Severance benefits are recorded in the accounting records of CAF and interest on the amounts owed to employees are paid.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional indemnity of one-month salary per year of service.

p.	Pension Plan – In March 2005, CAF established a pension plan (the Plan), which is mandatory for all new employees as of the date of implementation of the Plan and voluntary for all other employees. The Plan´s benefits are calculated based on years of service and the average salary of the three consecutive years in which the employee received the highest salary. CAF periodically updates the benefit obligations considering actuarial assumptions.

q.	Derivative Financial Instruments and Hedging Activities – CAF records all derivative financial instruments on the balance sheet at fair value, regardless of the purpose or intent for holding them. For derivative contracts for which hedge accounting is intended to apply, CAF designates the derivative financial instrument as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”) on the date the derivative contract is entered into. CAF formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking the derivative financial instruments that are designated as fair value to specific assets and liabilities on the balance sheet, or to specific firm commitments. CAF’s policy is not to enter into derivative financial instruments for speculative purposes. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values.

Changes in the fair value of a highly effective derivative financial instruments designated and qualified as a fair value hedge, along with the loss or gain on the hedged asset or liability, or unrecognized firm commitment of the hedged item attributable to the hedged risk, are recorded in the statement of comprehensive income.

CAF discontinues hedge accounting prospectively upon determining that the derivative financial instrument is no longer effective in offsetting changes in the fair value of the hedged item; the derivative expires or is sold, terminated, or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that the designation of the derivative financial instrument as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative financial instrument no longer qualifies as an effective fair value hedge, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in income. In all situations in which hedge accounting is discontinued, CAF continues to carry the derivative financial instrument at its fair value on the balance sheet, and recognizes any changes in its fair value in the statement of comprehensive income.

r.

Fair value of financial instruments and fair value measurements – An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 – Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 – Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

s.	Guarantees – CAF provides guarantees for loans originated by third parties to support projects located within a stockholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third party issuers. CAF generally offers partial credit guarantees with the intention of sharing the risk with private lenders or holders of securities. CAF’s responsibility is limited to paying up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized over the period covered by the guarantee.

t.	Provision for guarantees losses – Provision for guarantees is maintained at a level CAF believes adequate to absorb probable losses inherent to the guaranteed loans originated by third parties as of the date of the financial statements. Guaranteed exposures are classified as either sovereign or non-sovereign. Provision for guarantees is estimated by CAF considering the credit risk exposure, default probability and loss given default. Provision for sovereign guarantees losses is based on the individual long-term foreign currency debt rating of the guarantor countries considering the weighted average rating of three recognized international risk rating agencies as of the date of the financial statements preparation. These country risk ratings have associated default probability. Given CAF’s status as a preferred creditor and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s by-laws and other similar agreements, a factor that reflects a lower default probability — usually equivalent to three levels up in this average rating. For non-sovereign guarantees, the provision is determined by considering the CAF internal rating of each client and the average rating of the aforementioned agencies.

The provision for credit risks on contingent accounts, such as stand-by letters of credit and guarantees, are reported as other liabilities.

u.	Recently issued accounting pronouncement pending adoption –

ASU 2015-14, Revenue from Contracts with Customers

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. This ASU will be effective for CAF in 2018.

v.	Recently issued accounting pronouncements and early adoption

ASU 2015-03, Interest-Imputation of Interest

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs. This ASU simplify presentation of debt issuance costs, also require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU 2015-03. The amendments require an entity should apply the new guidance on a retrospective basis, These disclosures required the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (that is, debt issuance cost asset and the debt liability). This ASU will be effective for public business entities, for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption of the amendments in this Update is permitted for financial statements that have not been previously issued.

On October 1, 2015, CAF has early adopted ASU 2015-03. In previous years CAF presented the issuance costs as a deferred cost in Other assets in the balance sheet, now with the adoption of this ASU, the amounts are presented as a direct deduction from Bonds and Borrowings.

As of December 31, 2014 and 2013, CAF reclassified origination costs for US$ 1,480 and US$ 2,237 from Other assets to Borrowings, respectively and US$ 34,990 and US$ 38,270, respectively, from Other assets to Bonds. There were no significant changes in the way as CAF presented the amortization of origination costs in the line of Interest Expense in the Statements of Comprehensive Income, just minor reclassifications from Commissions to Borrowings and other obligations and Bonds, in the same line of Interest Expense. Also, a minor reclassification from operating activities to financing activities in the Statements of Cash Flows.

3.	CASH AND DEPOSITS WITH BANKS

Bank deposits with original maturity of three months or less include the following:

	December 31,
	2015	2014	2013
Cash and due from banks	216,078	141,147	230,051

Deposits with banks:
U.S. dollars	2,590,453	1,279,267	1,460,678
Other currencies	—	—	1,530

	2,590,453	1,279,267	1,462,208

	2,806,531	1,420,414	1,692,259

4.	OTHER INVESTMENTS

Deposits with banks due in 90 days or more (original maturity) as follows:

	December 31,
	2015	2014	2013
U.S. dollars	1,185,463	1,589,458	779,936
Other currencies	823	7,150	1,283

	1,186,286	1,596,608	781,219

As of December 31, 2015, 2014 and 2013, the interest rate of the other investments ranged from 0.22% to 1.12%, from 0.20% to 1.21% and from 0.20% to 1.11% respectively.

5.	MARKETABLE SECURITIES

Trading Securities

A summary of trading securities follows:

	December 31,
	2015		2014		2013
	Amount	Average maturity (years)	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,895,996	2.03	1,920,441	1.88	674,749	2.62

Non-U.S. governments and government entities bonds	85,448	0.99	195,373	0.60	130,390	0.98

Financial institutions and corporate securities:
Commercial paper	1,711,389	0.17	1,075,478	0.32	1,982,228	0.20
Certificates of deposit	1,176,718	0.48	2,264,749	0.46	1,454,325	0.38
Bonds	1,405,333	1.37	1,183,477	1.64	1,165,255	1.86
Collateralized mortgage obligation	306,152	4.66	292,214	5.55	220,196	6.46
Liquidity funds	206,839	1.00	199,059	1.00	193,151	1.00
Others	—	—	—	—	10,950	1.00

	4,806,431	0.91	5,014,977	1.02	5,026,105	0.94

	6,787,875	1.23	7,130,791	1.24	5,831,244	1.14

The certificate of deposit bears a maturity date and specified fixed interest rate. It also is registered with The Depository Trust Company (DTC) and has a CUSIP number, which is a code that identifies a financial security, therefore they can be traded at any moment. The liquidity funds are comprised of short-term (less than one year) securities representing high-quality, liquid debt and monetary instruments.

Trading securities include net unrealized losses and gains of US$ 9,766, US$ 3,038 and US$ 5,025 at December 31, 2015, 2014 and 2013, respectively.

Net realized gains and losses from trading securities of US$ 6,504, US$ 2,003 and US$ 12,083 at December 31, 2015, 2014 and 2013, respectively, are included in the statement of comprehensive income in the line Investment and deposits with banks.

CAF places its short-term investments mainly in high grade financial institutions and corporate securities. CAF has very conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits in credit ratings, limits in duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. As of December 31, 2015, 2014 and 2013, CAF does not have any significant concentrations of credit risk. In other currencies, total marketable securities include the equivalent of US$ 4,158, and US$ 166,312 at December 31, 2015, and 2014, respectively. At December 31, 2013 CAF does not have marketable securities in other currencies.

Maturity of debt securities follows:

	December 31,
	2015	2014	2013
Remaining maturities:
Less than one year	3,919,518	4,653,485	4,081,566
Between one and two years	2,083,753	519,111	858,003
Between two and three years	451,920	1,633,819	523,424
Between three and four years	133,526	101,639	184,152
Between four and five years	115,925	110,121	88,289
Over five years	83,233	112,616	95,810

	6,787,875	7,130,791	5,831,244

6.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	December 31,
	2015	2014	2013
Stockholder country:
Argentina	2,771,280	2,718,009	2,457,474
Barbados	50,000	—	—
Bolivia	2,027,045	1,909,509	1,752,611
Brazil	2,060,065	1,932,414	1,654,751
Chile	20,000	—	—
Colombia	2,080,181	1,768,619	1,806,317
Costa Rica	119,587	128,627	120,928
Dominican Republic	224,096	172,458	177,576
Ecuador	3,044,551	2,824,501	2,735,716
Jamaica	5,085	5,628	6,129
Mexico	225,646	127,526	194,475
Panama	1,288,004	1,254,545	886,651
Paraguay	290,515	249,271	189,731
Peru	2,297,980	2,333,123	2,478,138
Portugal	—	15,000	—
Spain	177,671	191,875	200,000
Uruguay	654,827	509,247	378,510
Venezuela	3,094,364	3,001,625	2,961,658

Loans	20,430,897	19,141,977	18,000,665
Fair value adjustments	(105)	2,110	2,606

Carrying value of loans	20,430,792	19,144,087	18,003,271

Fair value adjustments to the carrying amount of loans represent adjustments to the carrying value of loans for which the fair value option is elected.

At December 31, 2015, 2014 and 2013, loans denominated in other currencies were granted for an equivalent of US$ 30,057, US$ 41,780 and US$ 60,038, respectively, principally in Bolivian bolivianos,

Peruvian nuevos soles, Paraguayan guarani, Mexican pesos and Colombian pesos. At December 31, 2015, 2014 and 2013, fixed interest rate loans amounted to US$ 100,354, US$ 73,164 and US$ 99,372, respectively.

Loans classified by public sector and private sector borrowers, are as follows:

	December 31,
	2015	2014	2013
Public sector	16,822,700	15,564,049	14,974,563
Private sector	3,608,197	3,577,928	3,026,102

	20,430,897	19,141,977	18,000,665

The average yield of the loan portfolio is shown below:

	December 31,
	2015		2014		2013
	Amount	Average yield (%)	Amount	Average yield (%)	Amount	Average yield (%)
Loans	20,430,897	2.85	19,141,977	2.62	18,000,665	2.57

Loans by industry segments are as follows:

	December 31,
	2015	%	2014	%	2013	%
Agriculture, hunting and forestry	78,094	—	63,389	—	64,907	—
Manufacturing industry	275,341	1	399,627	2	314,443	2
Electricity, gas and water supply	7,060,091	35	6,613,662	35	6,146,592	34
Transport, warehousing and communications	7,203,320	36	7,091,245	37	6,340,756	35
Commercial banks	1,646,223	8	1,191,862	6	1,410,267	8
Development banks	655,205	3	571,100	3	586,198	3
Social and other infrastructure programs	3,313,958	16	3,047,281	16	2,995,347	17
Others	198,665	1	163,811	1	142,155	1

	20,430,897	100	19,141,977	100	18,000,665	100

Loans mature as follows:

	December 31,
	2015	2014	2013
Remaining maturities:
Less than one year	3,713,933	2,717,459	2,547,989
Between one and two years	2,069,209	2,140,348	1,773,139
Between two and three years	1,935,815	1,919,126	2,072,016
Between three and four years	2,027,559	1,713,659	1,663,606
Between four and five years	1,789,567	1,815,106	1,463,564
Over five years	8,894,814	8,836,279	8,480,351

	20,430,897	19,141,977	18,000,665

The loan portfolio classified based on the type of credit risk is as follows:

	December 31,
	2015	2014	2013
Sovereign guaranteed	16,482,282	15,318,111	14,313,620
Non-sovereign guaranteed	3,948,615	3,823,866	3,687,045

	20,430,897	19,141,977	18,000,665

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign guaranteed loan portfolio, which identifies, through a standardized rating and review parameters, those risks related to credit transactions. The sovereign guaranteed loan portfolio is classified by CAF as satisfactory-excellent. For purpose of determining the allowance for loan losses, rating assigned by external agencies are used (Note 2g).

The credit quality of the non-sovereign guaranteed loan portfolio as of December 31, 2015, 2014 and 2013 is presented by internal credit risk type and classification, as follows:

	December 31,
	2015	2014	2013
Risk classification:
Satisfactory-very good	2,042,901	1,802,917	1,464,326
Satisfactory appropriate	892,042	635,186	1,315,509
Watch	832,337	1,275,343	903,085
Special Mention	57,500	—	—
Sub-standard	123,835	93,875	4,125
Doubtful	—	16,545	—

	3,948,615	3,823,866	3,687,045

Loan portfolio quality

The loan portfolio quality indicators and the amounts related are presented below:

	December 31,
	2015	2014	2013
During the year CAF recorded the following transactions:
Impaired loans	0	0	0
Loans written-off	16,354	4,125	4,125
Purchases of loan portfolio	0	0	0
Sales of loan portfolio	107,110	118,008	51,250
Trouble debt restructured	0	0	8,250

CAF presented the following amounts and quality indicators as of the end of the year:
Non-accrual loans	0	16,545	0
Overdue loans	0	0	0
Allowance for loan losses as a percentage of loan portfolio	0.29%	0.29%	0.21%
Nonaccrual loans as a percentage of loan portfolio	0.00%	0.09%	0.00%
Overdue loan principal as a percentage of loan portfolio	0.00%	0.00%	0.00%

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At December 31, 2015, 2014 and 2013, CAF had loans of this nature amounting to US$ 1,109,267, US$ 1,558,400 and US$ 1,480,369, respectively; whereas other financial institutions provided funds for US$ 763,217, US$ 1,067,057 and US$ 1,065,707, respectively.

Allowance for Loan Losses

Changes in the allowance for loan losses are presented below:

	December 31,
	2015			2014			2013
	Sector		Total	Sector		Total	Sector		Total
	Sovereign	Non- sovereign		Sovereign	Non- sovereign		Sovereign	Non- sovereign
Balances at beginning of year	20,241	35,522	55,763	10,898	27,438	38,336	95,872	29,927	125,799
Debit (credit) to results of operations, net	6,028	12,675	18,703	9,343	12,209	21,552	(84,974)	1,557	(83,417)
Loans written-off	—	(16,354)	(16,354)	—	(4,125)	(4,125)	—	(4,125)	(4,125)
Recoveries	—	817	817	—	—	—	—	79	79

Balances at end of year	26,269	32,660	58,929	20,241	35,522	55,763	10,898	27,438	38,336

At December 31, 2013, as a result of the improvement in the determination of the allowance for loan losses on the loan portfolio, the provision for loan losses decreased by US $ 84,886, recognizing the effect in the statement of comprehensive income.

7.	EQUITY INVESTMENTS

Equity investments, which have no readily determinable fair value, are as follows:

	December 31,
	2015	2014	2013
Direct investments in companies accounted under equity method	9,979	9,169	8,435
Investment funds accounted under equity method	33,369	33,534	27,078
Direct investments in companies at cost	84,642	77,009	40,636
Investment funds at cost	200,400	172,633	152,236

	328,390	292,345	228,385

Equity investments by country are summarized as follow:

	Equity participation (%)	December 31,
		2015	2014	2013
Investment Funds:
Bolivia	20	3,090	2,714	1,416
Brazil	Between 1 and 20	31,377	32,762	26,029
Colombia	Between 8 and 20	37,687	35,256	34,228
Mexico	Between 5 and 22	48,475	31,697	13,797
Peru	Between 6 and 16	10,201	12,200	14,790
Regional	Between 1 and 33	102,939	91,538	89,054

		233,769	206,167	179,314

Direct Investments in companies:
Argentina	17	2,000	2,000	2,000
Bolivia	20	9,979	9,169	8,435
Brazil	15	7,000	7,000	—
Colombia	Between 10 and 20	23,970	26,482	5,023
Ecuador	Between 5 and 12	5,623	5,490	5,490
Peru	Between 1 and 13	8,263	8,263	8,263
Regional	Between 1 and 20	37,786	27,774	19,860

		94,621	86,178	49,071

		328,390	292,345	228,385

Details of equity investments under equity method are as follows:

	Equity participation	Latest financial statements	December 31,
			2015	2014	2013
Companies:
Banco de Desarrollo de la Producción	20%	09/30/2015	9,979	9,169	8,435

Funds:
Darby Latinoamerican Mezzanine Fund II	20%	09/30/2015	10,481	9,947	10,709
Emerging Energy Latinoamerican Fund	20%	09/30/2015	1,576	2,434	163
Fondo de Fondos México II	20%	06/30/2015	8,278	7,759	3,454
Microfinance Growth Fund	20%	09/30/2015	5,854	6,167	6,353
Produbanco Darby-Probanco Fund II	33%	09/30/2015	4,090	4,513	4,983
Próspero Microfinanzas Fund	20%	09/30/2015	3,090	2,714	1,416

			33,369	33,534	27,078

During 2015, 2014 and 2013, CAF recognized income for US$ 2,043, US$ 9,020 and US$ 5,044, respectively, for dividends received from investments under cost method, which are included in the statements of comprehensive income.

At December 31, 2015 and 2014, CAF recognized impairment for US$ 11,046 and US$ 7,307 respectively. At December 31, 2013, CAF did not recognize any impairment.

8.	PROPERTY AND EQUIPMENT, NET

A summary of property and equipment follows:

	December 31,
	2015	2014	2013
Land	27,029	27,012	27,012
Buildings	38,814	26,169	23,662
Buildings improvements	19,773	19,786	18,375
Leased building improvements	6,392	6,770	4,882
Furniture and equipment	24,066	21,583	17,707
Vehicles	1,008	989	877

	117,082	102,309	92,515
Less accumulated depreciation	54,589	50,805	45,995
Projects in progress	10,430	17,499	20,379

	72,923	69,003	66,899

The depreciation expenses of US$ 5,725, US$ 5,974 and US$ 5,554 for property and equipment for the years ended December 31, 2015, 2014 and 2013, respectively, are included in the statement of comprehensive income.

9.	OTHER ASSETS

A summary of other assets follows:

	December 31,
	2015	2014	2013
Intangible assets, net	13,795	10,199	10,957
Receivable from investment securities sold	2,876	4,551	—
Derivative related collateral	455,361	233,746	192,394
Other	19,347	25,573	30,083

	491,379	274,069	233,434

10.	DEPOSITS

A summary of deposits follows:

	December 31,
	2015	2014	2013
Demand deposits	333,969	72,479	69,850
Time deposits:
Less than one year	2,366,279	3,624,031	3,193,824

	2,700,248	3,696,510	3,263,674

At December 31, 2015, 2014 and 2013, the interest rates on time deposits ranged from 0.12% to 1.80%, from 0.06% to 1.81% and from 0.02% to 1.60%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits in other currencies include US$ 1,058, US$ 157,324 and US$ 2,424 at December 31, 2015, 2014 and 2013, respectively.

11.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF amounting to US$ 2,589,875 at December 31, 2015 will mature in 2016 (US$ 1,853,282 at December 31, 2014 matured in 2015 and US$ 2,936,496 at December 31, 2013 matured in 2014). At December 31, 2015, 2014 and 2013, the interest rates on commercial paper ranged from 0.20% to 0.98%, from 0.15% to 0.46% and from 0.09% to 0.69%, respectively.

12.	BORROWINGS

A summary of borrowings follows:

	December 31,
	2015	2014	2013
U.S. dollars	1,280,884	1,443,140	1,575,019
Euros	112,900	—	—
Peruvian nuevos soles	21,695	22,044	21,599
Venezuelan bolivars	34,127	30,159	17,460
Other currencies	5,337	5,853	8,838

	1,454,943	1,501,196	1,622,916
Fair value adjustments	8,907	13,450	5,947
Less origination costs	(934)	(1,480)	(2,237)

Carrying value of borrowings	1,462,916	1,513,166	1,626,626

At December 31, 2015, 2014 and 2013, there are fixed interest-bearing borrowings in the amount of US$ 549,413, US$ 545,171 and US$ 407,082, respectively. At December 31, 2015, 2014 and 2013, the weighted average cost after swaps was 1.75%, 1.63% and 1.56%, respectively.

Borrowings, by remaining maturities, are summarized below:

	December 31,
	2015	2014	2013
Remaining maturities:
Less than one year	476,242	246,009	467,837
Between one and two years	104,872	441,506	252,882
Between two and three years	206,041	105,614	226,765
Between three and four years	131,757	184,241	95,912
Between four and five years	116,757	113,625	165,224
Over five years	419,274	410,201	414,296

	1,454,943	1,501,196	1,622,916

Some borrowing agreements contain covenants requiring the use of the proceeds for specific purposes or projects.

At December 31, 2015, 2014 and 2013 there were unused term credit facilities amounting to US$ 511,216, US$ 569,342 and US$ 609,859, respectively.

13.	BONDS

An analysis of outstanding bonds follows:

	December 31,
	2015			2014			2013
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)
U.S . dollars	6,762,371	6,762,371	2.37	6,109,320	6,109,320	2.03	5,115,006	5,115,006	2.35
Euro	4,257,096	3,602,169	1.86	3,571,411	3,230,302	1.62	2,119,345	2,196,752	1.95
Swiss francs	2,235,639	2,108,434	1.75	2,054,538	1,950,086	1.71	1,871,550	1,981,810	1.98
Australian dollars	772,283	658,078	1.57	525,233	471,269	1.26	524,464	514,224	1.31
Hong Kong dollars	386,060	386,437	1.88	386,060	386,212	1.69	223,982	224,139	2.03
Norwegian kroner	622,501	475,964	1.59	390,828	323,777	1.43	—	—	—
Japanese yen	310,578	244,996	2.77	418,819	294,807	2.45	671,631	524,109	2.10
Chinese renminbi	—	—	—	96,618	96,660	1.37	96,618	99,092	1.37
Colombian pesos	112,565	70,408	2.96	112,565	92,687	2.64	156,949	173,202	2.95
Mexican pesos	98,108	16,462	2.87	98,108	89,545	2.67	98,108	100,476	2.71
Turkish lira	70,105	53,808	0.77	70,089	67,408	0.34	—	—	—
Peruvian nuevos soles	22,397	21,532	0.91	32,331	35,412	0.73	94,736	103,875	1.13
South African rand	22,598	16,247	0.80	22,594	21,848	0.85	—	—	—

	15,672,301	14,416,906		13,888,514	13,169,333		10,972,389	11,032,685

Fair value adjustments		641,455			690,607			159,816
Less origination costs		(29,763)			(34,990)			(38,270)

Carrying value of bonds		15,028,598			13,824,950			11,154,231

A summary of the bonds issued, by remaining maturities, follows:

	December 31,
	2015	2014	2013
Remaining maturities:
Less than one year	1,561,251	1,264,543	942,400
Between one and two years	2,087,629	1,560,577	1,265,305
Between two and three years	2,225,655	2,086,958	1,561,340
Between three and four years	1,074,313	1,315,182	887,692
Between four and five years	1,133,701	937,189	1,316,246
Over five years	7,589,752	6,724,065	4,999,406

	15,672,301	13,888,514	10,972,389

At December 31, 2015, 2014 and 2013, fixed interest rate bonds amounted to US$ 15,201,393, US$ 13,059,963 and US$ 10,539,306, respectively, of which US$ 8,927,226, US$ 7,667,123 and US$ 6,043,466, respectively, are denominated in Australian Dollars, Chinese renminbi, Colombian pesos, Euro, Hong Kong dollars, Japanese yen, Mexican pesos, Peruvian nuevos soles, Turkish lira, South African rand, Norwegian kroner and Swiss francs.

There were no bonds repurchased during the years ended December 31, 2015, 2014 and 2013.

14.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31,
	2015	2014	2013
Employees’ severance benefits and savings plan	72,995	68,382	64,780
Payable for investment securities purchased	5,488	5,683	—
Derivatives related collateral	—	99,413	121,501
Provision contingencies	4,105	2,474	3,643
Contributions to Special Funds	16,000	—	—
Other liabilities	7,745	8,441	7,476

	106,333	184,393	197,400

15.	PENSION PLAN

At December 31, 2015, 2014 and 2013 the Plan has 489, 421 and 377 participants and active employees, respectively. The measurement date used to determine pension plan benefit obligation is December 31.

For the years ended December 31, 2015, 2014 and 2013, a reconciliation of beginning and ending balances of the benefit obligation are as follows:

	December 31,
	2015	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	11,294	9,558	6,875
Service cost	1,438	1,206	1,084
Interest cost	481	406	297
Plan participants’ contributions	1,319	1,170	1,050
Actuarial (gain) loss	224	(435)	333
Benefit paid	(754)	(611)	(81)

Benefit obligation at end of year	14,002	11,294	9,558

For the years ended December 31, 2015, 2014 and 2013, a reconciliation of beginning and ending balances of the fair value of plan assets are as follows:

	December 31,
	2015	2014	2013
Change in plan assets:
Fair value of plan assets at beginning of year	11,326	9,098	6,359
Actual return on plan assets	221	183	126
Contributions	2,638	2,656	2,695
Benefit paid	(754)	(611)	(82)

Fair value of plan assets at year of year	13,431	11,326	9,098

As of December 31, 2015, 2014 and 2013, the plan assets are as follows:

	December 31,
	2015	2014	2013
Plan assets:
Deposits with banks	13,431	11,326	9,098

The table below summarizes the component of the periodic cost of projected benefits related to the PBO for the years ended December 31, 2015, 2014 and 2013:

	December 31,
	2015	2014	2013
Service cost	1,438	1,206	1,084
Interest cost	481	406	297
Expected return on plan assets	(170)	(136)	(110)

	1,749	1,476	1,271

A summary of the net projected cost for the year 2016 follows:

Service cost:
Contributions to the plan	1,427
Guaranteed benefit	288

1,715
Interest cost	594
Expected return on plan assets	(201)

2,108

Weighted-average assumptions used to determine net benefit cost since the origination of the Plan to December 31, 2015, 2014 and 2013 follows:

Discount rate	4%
Expected long-term rate return on Plan assets	1,5%
Salary increase rate	3%

16.	STOCKHOLDERS’ EQUITY

Authorized Capital

The authorized capital of CAF at December 31, 2015 amounts to US$ 15,000,000 and US$ 10,000,000 as of December 31, 2014 and 2013, distributed among Series “A”, “B” and “C” shares.

Additional paid-in capital

The additional paid-in capital of CAF at December 31, 2015, 2014 and 2013 amounts to US$ 2,354,537, US$ 1,911,487 and US$ 1,342,903, respectively. The additional paid-in capital is the amount paid by Series “B” and Series “C” stockholders in excess of the par value.

Subscribed Callable Capital

The payment of subscribed callable capital will be as required, with prior resolution of the Board of Directors, in order to meet financial obligations of CAF, when internal resources are inadequate.

Shares

CAF’s shares are classified as follows:

Series “A” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Series “A” shares grant the right of representation on CAF’s Board of Directors to one principal director and one alternate director for each of the above countries. These shares have a par value of US$ 1,200.

Series “B” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities and commercial banks of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. Each of these shares grants the right of representation on CAF’s Board of Directors to one principal director and one alternate director for each of the following countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. Also, the commercial banks that currently hold Series “B” shares of CAF are entitled, as a group, to elect one principal director and one alternate director on the Board of Directors. Series “B” shares have a par value of US$ 5.

Series “C” shares: Subscribed by legal entities or individuals belonging to countries other than Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares confer the right of representation on CAF’s Board of Directors to two principal directors and their respective alternates, who are elected by the holders of these shares. Series “C” shares have a par value of US$ 5.

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2015, 2014 and 2013 follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2012	10	663,168	61,775	12,000	3,315,840	308,875	3,636,715
Issued for cash	—	43,268	17,665	—	216,340	88,325	304,665

At December 31, 2013	10	706,436	79,440	12,000	3,532,180	397,200	3,941,380
Issued for cash	—	49,453	12,370	—	247,265	61,850	309,115

At December 31, 2014	10	755,889	91,810	12,000	3,779,445	459,050	4,250,495
Issued for cash	—	46,201	1,955	—	231,005	9,775	240,780

At December 31, 2015	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275

Subscribed and paid-in capital at December 31, 2015 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	81,934	—	1,200	409,670	—	410,870
Bolivia	1	46,985	—	1,200	234,925	—	236,125
Brazil	1	69,194	—	1,200	345,970	—	347,170
Colombia	1	159,414	—	1,200	797,070	—	798,270
Ecuador	1	47,306	—	1,200	236,530	—	237,730
Panama	1	21,211	—	1,200	106,055	—	107,255
Paraguay	1	21,192	—	1,200	105,960	—	107,160
Peru	1	167,420	—	1,200	837,100	—	838,300
Uruguay	1	25,060	—	1,200	125,300	—	126,500
Venezuela	1	161,962	—	1,200	809,810	—	811,010
Barbados	—	—	1,761	—	—	8,805	8,805
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,567	—	—	32,835	32,835
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Trinidad & Tobago	—	—	23,457	—	—	117,285	117,285
Commercial banks	—	412	—	—	2,060	—	2,060

	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275

At December 31, 2015, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	9,305	46,525	—	—	25,200	126,000	—	—
Bolivia	4,428	22,140	—	—	14,400	72,000	—	—
Brazil	18,664	93,320	—	—	25,200	126,000	—	—
Colombia	16,702	83,510	—	—	50,400	252,000	—	—
Ecuador	4,428	22,140	—	—	14,400	72,000	—	—
Panama	5,635	28,175	—	—	7,200	36,000	—	—
Paraguay	5,174	25,870	—	—	7,200	36,000	—	—
Peru	9,130	45,650	—	—	50,400	252,000	—	—
Uruguay	3,019	15,095	—	—	7,200	36,000	—	—
Venezuela	14,587	72,935	—	—	50,400	252,000	—	—
Barbados	—	—	1,761	8,805	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Do minican Republic	—	—	468	2,340	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	4	20	—	—	—	—	—	—

	91,076	455,380	2,229	11,145	252,000	1,260,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2014 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	75,445	—	1,200	377,225	—	378,425
Bolivia	1	44,319	—	1,200	221,595	—	222,795
Brazil	1	65,927	—	1,200	329,635	—	330,835
Colombia	1	153,278	—	1,200	766,390	—	767,590
Ecuador	1	44,640	—	1,200	223,200	—	224,400
Panama	1	18,747	—	1,200	93,735	—	94,935
Paraguay	1	18,376	—	1,200	91,880	—	93,080
Peru	1	158,290	—	1,200	791,450	—	792,650
Uruguay	1	22,746	—	1,200	113,730	—	114,930
Venezuela	1	153,712	—	1,200	768,560	—	769,760
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,373	—	—	31,865	31,865
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Trinidad & Tobago	—	—	23,457	—	—	117,285	117,285
Commercial banks	—	409	—	—	2,045	—	2,045

	10	755,889	91,810	12,000	3,779,445	459,050	4,250,495

At December 31, 2014, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	15,794	78,970	—	—	25,200	126,000	—	—
Bolivia	7,094	35,470	—	—	14,400	72,000	—	—
Brazil	21,931	109,655	—	—	25,200	126,000	—	—
Colombia	22,838	114,190	—	—	50,400	252,000	—	—
Ecuador	7,094	35,470	—	—	14,400	72,000	—	—
Panama	8,099	40,495	—	—	7,200	36,000	—	—
Paraguay	7,990	39,950	—	—	7,200	36,000	—	—
Peru	18,260	91,300	—	—	50,400	252,000	—	—
Uruguay	5,333	26,665	—	—	7,200	36,000	—	—
Venezuela	22,837	114,185	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	662	3,310	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	7	35	—	—	—	—	—	—

	137,277	686,385	662	3,310	252,000	1,260,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2013 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	69,308	—	1,200	346,540	—	347,740
Bolivia	1	41,653	—	1,200	208,265	—	209,465
Brazil	1	60,142	—	1,200	300,710	—	301,910
Colombia	1	145,733	—	1,200	728,665	—	729,865
Ecuador	1	41,957	—	1,200	209,785	—	210,985
Panama	1	17,816	—	1,200	89,080	—	90,280
Paraguay	1	13,646	—	1,200	68,230	—	69,430
Peru	1	149,160	—	1,200	745,800	—	747,000
Uruguay	1	20,432	—	1,200	102,160	—	103,360
Venezuela	1	146,166	—	1,200	730,830	—	732,030
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,197	—	—	30,985	30,985
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	35,135	—	—	175,675	175,675
Trinidad & Tobago	—	—	15,867	—	—	79,335	79,335
Commercial banks	—	423	—	—	2,115	—	2,115

	10	706,436	79,440	12,000	3,532,180	397,200	3,941,380

At December 31, 2013, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	21,931	109,655	—	—	25,200	126,000	—	—
Bolivia	9,760	48,800	—	—	14,400	72,000	—	—
Brazil	27,716	138,580	—	—	25,200	126,000	—	—
Colombia	30,383	151,915	—	—	50,400	252,000	—	—
Ecuador	9,760	48,800	—	—	14,400	72,000	—	—
Panama	9,030	45,150	—	—	7,200	36,000	—	—
Paraguay	6,280	31,400	—	—	7,200	36,000	—	—
Peru	27,390	136,950	—	—	50,400	252,000	—	—
Uruguay	7,647	38,235	—	—	7,200	36,000	—	—
Venezuela	30,383	151,915	—	—	50,400	252,000	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Repuplic	—	—	838	4,190	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	4,604	23,020	—	—	40,000	200,000
Trinidad & Tobago	—	—	7,590	37,950	—	—	—	—
Commercial banks	7	35	—	—	—	—	—	—

	180,287	901,435	13,032	65,160	252,000	1,260,000	58,732	293,660

General Reserve

CAF maintains a general reserve approved by the stockholders’ Assembly, which is considered an equity reserve. Stockholders approved the increase in the reserve by US$ 123,874, US$ 116,557 and US$ 24,071 during the years ended December 31, 2015, 2014 and 2013, through appropriations from net income for the years ended December 31, 2014, 2013 and 2012, respectively.

Reserve Pursuant to Article N° 42 of the By-laws

CAF’s by-laws requires that at least 10% of annual net income is to be appropriated to a reserve fund until that fund amounts to 50% of the subscribed capital, which is considered an equity reserve. Additional appropriation may be approved by the stockholders. At the stockholders’ Assembly in March 2015, 2014 and 2013, it was authorized to increase the reserve by US$ 13,765, US$ 21,200 and US$ 16,100, through an appropriation from net income for the years ended December 31, 2014, 2013 and 2012, respectively.

17.	DISTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

The stockholders’ Assembly distributed a portion of net income to stockholders’ special funds. These stockholders’ special funds are created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in stockholder countries. CAF has no residual interest in these stockholders’ special funds.

In March 2014 and 2013, the stockholders’ Assembly approved the distribution of US$ 69,000 and US$ 119,998, through an appropriation from net income at December 31, 2013 and 2014, to the stockholders’ special funds (Note 26).

18.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2014, the Stockholders’ Meeting agreed effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. The Executive President by delegation of the Stockholders’ Assembly may authorize, up to the maximum approved amount, the amounts that will be contributed during the current period, based on the analysis of the new commitment contracted or the resources required by the Stockholders’ Special Funds.

In March 2015, the Stockholders’ Assembly approved the contribution of up to a maximum amount of US$ 72,000 to some Stockholders’ Special Funds for 2015. Subsequently, the Executive President directly or by delegation authorized the disbursement of US$ 32,000, US$ 20,000 and US$ 2,000 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT) and Human Development Fund (FONDESHU), respectively. As of December 31, 2015, CAF recognized US$ 54,000 as an expense and maintains accounts payable for US$ 16,000, related to the contributions to Stockholders’ Special Funds for 2015, which will be paid in 2016.

19.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances as of December 31, 2015, 2014 and 2013, and the amounts reclassified out of accumulated other comprehensive income affected net income were as follows:

	December 31,
	2015	2014	2013
Balances at beginning of the year	32	(317)	—
Unrecognized changes in assets/ liabilities under benefit pension plan	(603)	32	(317)
Amortization of defined benefit pension items (1)	—	317	—

Balances at end of year	(571)	32	(317)

(1)	This accumulated other comprehensive income component is included in administrative expenses in the statement of comprehensive income.

20.	TAX EXEMPTIONS

CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any tax or other levy.

21.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and currency risk is managed by swapping loans and borrowings, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate and cross-currency swaps and are designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates or non U.S. currency exposure.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly mark-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts.

At December 31, 2015, 2014 and 2013, balance sheet details related to CAF’s derivative financial instruments is as follows:

	Derivative assets			Derivative liabilities
	December 31,			December 31,
	2015	2014	2013	2015	2014	2013
Interest rate swap	123,618	183,323	96,640	13,097	33,752	6,935
Cross-currency swap	91,603	199,790	320,774	794,589	349,150	175,889
Cross-currency Futures	271	—	244	134	155	—
Cross-currency Forward contracts	17	590	—	277	29	—

	215,509	383,703	417,658	808,097	383,086	182,824

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items at December 31, 2015, 2014 and 2013:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2015:
Loans	—	6,117	3,045	—
Loans	22,143	—	179	27
Borrowings	—	112,900	—	4,138
Borrowings	405,000	—	12,581	132
Bonds	—	8,927,226	88,558	790,451
Bonds	6,212,803	—	110,858	12,938

	6,639,946	9,046,243	215,221	807,686

At December 31, 2014:
Loans	—	18,351	3,151	187
Loans	6,125	—	—	46
Borrowings	419,167	—	13,766	316
Bonds	5,357,840	—	169,557	33,390
Bonds	—	7,803,396	196,639	348,963

	5,783,132	7,821,747	383,113	382,902

At December 31, 2013:
Loans	—	30,586	1,014	2,560
Loans	14,965	—	—	176
Borrowings	490,000	—	5,947	—
Bonds	4,560,840	—	90,693	6,759
Bonds	—	5,878,979	319,760	173,329

	5,065,805	5,909,565	417,414	182,824

At December 31, 2014 and 2013, the fair value amount recognized for the collateral received related with interest rate swaps and cross-currency swaps, under the master netting arrangements executed with the same counterparty, was US$ 99,413 and US$ 121,501, respectively. At December 31, 2015 it does not have collateral received. The amount recognized for the obligation to post-collateral, at year-end 2015, 2014 and 2013, was US$ 451,263, US$ 132,959 and US$ 70,893, respectively.

The following table presents the notional amount and fair values of cross-currency futures and forwards at December 31, 2015, 2014 and 2013:

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
At December 31, 2015
Forward contracts	Various	Until March 2016	Various	21,335	17

Futures	Various	Until March 2016	Various	64,600	271

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
At December 31, 2015
Forward contracts	Various	Until March 2016	Various	21,525	(277)

Futures	Various	Until March 2016	Various	(553,200)	(134)

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
At December 31, 2014:
Forward contracts	Various	Until Sep 2015	Various	560	590

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
At December 31, 2014:
Forward contracts	Various	Until Sep 2015	Various	(560)	(29)

Futures	Nov/Dec 2014	March 2015	Various	49,900	(81)
Futures	Nov/Dec 2014	March 2015	Various	4,900	(74)

				54,800	(155)

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
At December 31, 2013:
Futures	Nov/Dec 2013	March 2014	USD	(56,900)	244

At December, 31, 2015, 2014 and 2013, CAF did not recognize any right to receive any collateral. The amount recognized for the collateral posted related with futures at December 31, 2015 and 2014, was US$ 4,099 and US$ 1,374, respectively. At December 2013 CAF does not have amounts for this concept.

For the years ended December 31, 2015, 2014 and 2013, all of CAFs’ derivatives which had been designated as hedging relationship were considered fair value hedges. The change in the fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being hedged are included in the statement of comprehensive income.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At December 31, 2015

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	215,221	(213,364)	—	1,857

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(807,686)	213,364	451,263	(143,059)

At December 31, 2014

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	383,113	(201,474)	(99,413)	82,226

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(382,902)	201,474	132,959	(48,469)

At December 31, 2013

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	546,019	(184,757)	(121,501)	239,761

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(311,429)	184,757	70,893	(55,779)

22.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation techniques models and the key inputs to those models.

When available, CAF generally uses quoted market prices to determine fair value, and classifies such financial instruments in Level 1. If in some cases where a quoted market price is not available, CAF makes use appropriate valuation methodologies that require considerable judgment in developing and interpreting the estimates of fair value, in which case the financial instruments are classified in Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, etc. Financial instruments valued using such internally developed valuation techniques are classified according to the lowest level input or value driver that is significant to the fair value measurement. Thus, a financial instrument may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, CAF may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets. If relevant and observable quoted prices for recent trading activity are available, those fair value measurement would be classified as Level 2. If quoted prices for recent trading activity are not available, other valuation techniques would be used and the financial instrument would be classified as Level 3.

The following valuation methodologies are used to estimate the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted market prices to determine the fair value of trading securities and these financial assets are classified in Level 1 of the fair value hierarchy.

•	Loans: The fair value of fixed rate loans, is determined using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•	Derivative assets and liabilities: Derivative transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by the counterparties. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•	Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using an internally developed valuation technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During 2015, 2014 and 2013, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair-value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2015, 2014 and 2013:

	Level 1	Level 2	Level 3	Total
At December 31, 2015:
Assets:
Marketable Securities:
U.S. Treasury Notes	1,895,996	—	—	1,895,996
Bonds of non-U.S. governments and government entities	85,448	—	—	85,448

Financial institutions and corporate securities:
Commercial paper	1,711,389	—	—	1,711,389
Certificate of deposits	1,176,718	—	—	1,176,718
Bonds	1,405,333	—	—	1,405,333
Collateralized mortagage obligation	306,152	—	—	306,152
Liquity funds	206,839	—	—	206,839

	4,806,431	—	—	4,806,431

	6,787,875	—	—	6,787,875
Loans	—	26,108	—	26,108

Derivative instruments:
Interest rate swap	—	123,618	—	123,618
Cross-currency swap	—	91,603	—	91,603
Cross-currency Futures	—	271	—	271
Cross-currency Forward contracts	—	17	—	17

	—	215,509	—	215,509

	6,787,875	241,617	—	7,029,492

Liabilities:
Borrowings	—	526,807	—	526,807
Bonds	—	14,526,090	—	14,526,090

Derivative instruments:
Cross-currency swap	—	794,589	—	794,589
Interest rate swap	—	13,097	—	13,097
Cross-currency Forward contracts	—	277	—	277
Cross-currency Futures	—	134	—	134

	—	808,097	—	808,097

	—	15,860,994	—	15,860,994

	Level 1	Level 2	Level 3	Total
At December 31, 2014:
Assets:
Marketable Securities:
U.S. Treasury Notes	1,920,441	—	—	1,920,441
Bonds of non-U.S. governments and government entities	195,373	—	—	195,373

Financial institutions and corporate securities:
Commercial paper	1,075,478	—	—	1,075,478
Certificate of deposits	2,264,749	—	—	2,264,749
Bonds	1,183,477	—	—	1,183,477
Collateralized mortage obligation	292,214	—	—	292,214
Liquity funds	199,059	—	—	199,059

	5,014,977	—	—	5,014,977

	7,130,791	—	—	7,130,791
Loans	—	21,954	—	21,954

Derivative instruments:
Interest rate swap	—	183,323	—	183,323
Cross-currency swap	—	199,790	—	199,790
Cross-currency Forward contracts	—	590	—	590

	—	383,703	—	383,703

	7,130,791	405,657	—	7,536,448

Liabilities:
Borrowings	—	432,617	—	432,617
Bonds	—	13,124,319	—	13,124,319

Derivative instruments:
Cross-currency swap	—	349,150	—	349,150
Interest rate swap	—	33,752	—	33,752
Cross-currency Forward contracts	—	29	—	29
Cross-currency Futures	—	155	—	155

	—	383,086	—	383,086

	—	13,940,022	—	13,940,022

	Level 1	Level 2	Level 3	Total
At December 31, 2013:
Assets:
Marketable Securities:
U.S. Treasury Notes	674,749	—	—	674,749
Bonds of non-U.S. governments and government entities	130,390	—	—	130,390

Financial institutions and corporate securities:
Commercial paper	1,982,228	—	—	1,982,228
Certificate of deposits	1,454,325	—	—	1,454,325
Bonds	1,165,255	—	—	1,165,255
Collateralized mortage obligation	220,196	—	—	220,196
Liquity funds	193,151	—	—	193,151
Others	10,950	—	—	10,950

	5,026,105	—	—	5,026,105

	5,831,244	—	—	5,831,244
Loans	—	48,358	—	48,358

Derivative instruments:
Cross-currency swap	—	320,774	—	320,774
Interest rate swap	—	96,640	—	96,640
Cross-currency Futures	—	244	—	244

	—	417,658	—	417,658

	5,831,244	466,016	—	6,297,260

Liabilities:
Borrowings	—	495,947	—	495,947
Bonds	—	10,659,931	—	10,659,931

Derivative instruments:
Cross-currency swap	—	175,889	—	175,889
Interest rate swap	—	6,935	—	6,935

	—	182,824	—	182,824

	—	11,338,702	—	11,338,702

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

	Hierarchy Levels	December 31,
		2015		2014		2013
		Carrying amount	Estimated fair value	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	216,078	216,078	141,147	141,147	230,051	230,051
Deposits with banks	1	2,590,453	2,590,453	1,279,267	1,279,267	1,462,208	1,462,208
Other investments	1	1,186,286	1,186,286	1,596,608	1,596,608	781,219	781,219
Loans, net	2	20,250,759	20,253,744	18,976,959	18,981,432	17,836,204	17,838,511
Equity investments (cost method)	3	285,042	285,042	249,642	249,642	192,872	192,872
Acrrued interest and commissions receivable	2	303,935	303,935	292,325	292,325	242,153	242,153

Financial liabilities:
Deposits	2	2,700,248	2,700,248	3,696,510	3,696,510	3,263,674	3,263,674
Commercial paper	2	2,589,875	2,589,875	1,853,282	1,853,282	2,936,496	2,936,496
Borrowings	2	936,108	936,770	1,082,029	1,083,696	1,132,916	1,134,194
Bonds	2	502,509	503,773	735,830	737,349	532,570	534,326
Accrued interest payable	2	249,534	249,534	239,547	239,547	200,012	200,012

The following methods and assumptions were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•	Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper and accrued interest payable: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•	Equity investments: CAF’s equity investments in other entities do not have available market price quotations. The fair value of equity investments is determined based on a financial analysis of the investees and any losses that are other than temporary, are recognized in the statement of comprehensive income.

•	Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using an internally developed valuation technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation technique.

During 2015, 2014 and 2013, there were no transfers between levels 1, 2 and 3.

23.	FAIR VALUE OPTION

CAF’s management decided to measure at fair value those financial assets and liabilities denominated in currencies other than US dollars for which it has contracted a derivative as an economic hedge for other currency and interest rate risks.

The results recorded in the statement of comprehensive income resulting from the periodic cash flows and unrealized changes in fair value as of December 31, 2015, 2014 and 2013 for instruments for which the fair value option was chosen, and for derivatives used as economic hedges for these instruments, are as follows:

	December 31,
	2015	2014	2013
Bond related swaps	(2,451)	2,165	787
Loan related swaps	347	(690)	1,342
Borrowings related swaps	(596)	—	—
Futures and forwards	(436)	—	—

	(3,136)	1,475	2,129

24.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31,
	2015	2014	2013
Loan commitments subscribed — eligibles	5,387,461	5,281,911	4,583,475
Loan commitments subscribed — non eligibles	2,333,937	2,836,455	1,965,410
Lines of credit	3,951,669	4,718,975	4,782,126
Letters of credit	4,849	16,776	58,641
Equity investments agreements subscribed	268,478	286,149	254,687
Guarantees	261,650	311,819	375,533

These commitments and contingencies result from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the financial statements when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

Guarantees mature as follows:

	December 31,
	2015	2014	2013
Less than one year	20,734	45,621	98,707
Between one and two years	59,408	12,000	—
Between three and five years	1,400	40,254	52,924
Over five years	180,108	213,944	223,902

	261,650	311,819	375,533

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

25.	ADMINISTRATIVE EXPENSES

For the years ended December 31, 2015, 2014 and 2013, CAF recorded administrative expenses as follows:

	December 31,
	2015	2014	2013
Salaries and employee benefits	80,085	74,111	67,388
Professional fees, seminars and other expenses	18,499	16,486	14,492
Logistics and infrastructure	14,740	15,038	13,066
Telecommunications and technology	11,748	11,043	9,051

	125,072	116,678	103,997

26.	SPECIAL FUNDS AND OTHER FUNDS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several funds owned by third-parties and CAF’s stockholders’ special funds.

The stockholders’ special funds contribute to regional integration and sustainable development through capacity building, increased domestic and international exchanges, generation and use of knowledge, as well as training human resources and fortifying institutions. The stockholders’ special funds are governed by the provisions of the Constitutive Agreement and any other provisions that may be established by the Board of Directors. The resources of the stockholders’ special funds, that come from a contribution by CAF (note 18), are completely independent from the resources of CAF and are thus so maintained, accounted for, presented, utilized, invested, committed and otherwise disposed of. With regard to the use of the stockholders’ special funds, the financial responsibility of CAF, as administrator, is limited to the net assets and reserves of each of the constituted stockholders’ special funds. CAF has no residual interest in the net assets of the stockholders’ special funds.

As of December 31, 2015, 2014 and 2013, managed funds net assets are US$ 455,209, US$ 508,638 and US$ 537,651, respectively. The balances of main managed funds are as follows:

	December 31,
	2015	2014	2013
Compensatory Financing Fund (FFC)(1)	294,590	330,736	350,010
Fund for the Development of Small and Medium Enterprises (FIDE)	52,957	54,810	56,879
Fund for the Promotion of Sustainable Infrastructure Projects (PROINFRA)(2)	—	—	25,440
Technical Cooperation Fund (FCT)(2)	50,162	55,936	25,826
Human Development Fund (FONDESHU)	13,430	15,604	17,610
Latin American Carbon, Clean Alternative Energies Program (PLAC)	6,448	7,228	7,158
Cross-Border Cooperation and Integration (COPIF)(2)	—	—	3,724
Special Bolivia Fund (FEB)(2)	—	—	(767)
Others non related with stockholders’ special funds	37,622	44,324	51,771

	455,209	508,638	537,651

(1)	FFC was created by CAF’s stockholders for the purpose of compensating a portion of the interest costs of certain loans granted by CAF to finance economic and social infrastructure projects. For the years ended December 31, 2015, 2014 and 2013, FFC compensated interest amounting to US$ 70,307, US$ 61,261 and US$ 48,239, respectively.
(2)	As of March 18, 2014 and according to the decision of the Board, these funds were combined, with the Technical Cooperation Fund (FCT).

27.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate between the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

For the years ended December 31, 2015, 2014 and 2013, loans made to or guaranteed by seven countries individually generated an excess, before swaps, of 10% of loan income, as follows:

	December 31,
	2015	2014	2013
Argentina	82,950	71,292	60,632
Bolivia	53,067	46,488	41,959
Brazil	57,115	44,972	—
Colombia	41,867	42,757	45,251
Ecuador	75,382	62,249	61,951
Peru	64,450	64,459	60,346
Venezuela	75,429	71,846	73,020

	450,260	404,063	343,159

28.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 29, 2016, the date of issue of these financial statements. As a result of this evaluation, Management has determined that there are no subsequent events that require a disclosure in CAF’s financial statements at the year ended December 31, 2015, except for:

•	On January 22, 2016, CAF issue bonds for ZAR 590 million, 9.00% due 2020, under Medium Term Notes Programme in the Uridashi market.

•	On January 22, 2016, CAF issue bonds for TRY 192 million, 10.73% due 2020, under Medium Term Notes Programme in the Uridashi market.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF DECEMBER 31, 2015

BONDS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at December 31, 2015 (in millions)
7.79% Yankee Bonds	Fixed	1997	2017	USD	50.0
7.875%% Yankee Bonds	Fixed	2002	2022	USD	85.0
5.75% Yankee Bonds	Fixed	2006	2017	USD	250.0
Peruvian Soles Bonds	Fixed	2006	2018	PEN(1)	85.7
5.75% Yankee Bonds	Fixed	2007	2017	USD	115.4
5.75% Yankee Bonds	Fixed	2008	2017	USD	250.0
Colombian Peso Bonds	Fixed	2008	2018	COP(2)	94,250.0
8.125% Yankee Bonds	Fixed	2009	2019	USD	733.7
Colombian Peso Bonds	Fixed	2009	2019	COP	127,500.0
4.30% Euro Yen Bonds	Fixed	2009	2019	JPY(3)	10,000.0
Structured Note	Floating	2010	2017	USD	50.0
3.75% Yankee Bonds	Fixed	2010	2016	USD	600.0
Structured Note	Floating	2010	2017	USD	50.0
4.625% Euro Bond	Fixed	2010	2018	EUR(4)	400.0
3.625% Panamanian Bonds	Fixed	2011	2016	USD	40.0
3.75% Yankee Bonds	Fixed	2011	2016	USD	500.0
Mexican Pesos Bonds	Fixed	2011	2021	MXN(5)	286.1
2.75% Swiss Franc Bonds	Fixed	2011	2017	CHF(6)	125.0
4.625% Euro Bonds	Fixed	2011	2018	EUR	250.0
5.0% Euro Dollar Bond	Fixed	2012	2042	USD	50.0
4.375% Yankee Bonds	Fixed	2012	2022	USD	1,092.9
4.375% Yankee Bonds	Fixed	2012	2022	USD	407.1
1.5% Swiss Franc Bonds	Fixed	2012	2018	CHF	300.0
Euro Bond (Schuldschein)	Fixed	2012	2027	EUR	82.0
Euro Bond (Schuldschein)	Fixed	2012	2032	EUR	60.0
4.03% Euro Hong Kong Dollar Bonds	Fixed	2012	2022	HKD(7)	400.0
4.0% Euro Hong Kong Dollar Bonds	Fixed	2012	2024	HKD	398.0
1.85% Euro Yen Bonds	Fixed	2012	2023	JPY	6,000.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	250.0
Euro Dollar Bond	Floating	2013	2016	USD	100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
1.375% Swiss Franc Bonds	Fixed	2013	2021	CHF	100.0
3.25% Euro Bonds	Fixed	2013	2033	EUR	100.0
4.27% Euro Hong Kong Dollar Bonds	Fixed	2013	2028	HKD	940.0
Euro Dollar Bonds	Floating	2013	2023	USD	100.0
1.50% Swiss Franc Bonds	Fixed	2013	2020	CHF	250.0
3.66% Euro Bond	Fixed	2013	2033	EUR	51.0
1.85% Euro Yen Bonds	Fixed	2013	2023	JPY	4,600.0
4.25% Kangaroo Bonds	Fixed	2013	2016	AUD(8)	350.0
3.625% Euro Bond (Schuldschein)	Fixed	2013	2033	EUR	200.0
6.25% Kangaroo Bonds	Fixed	2013	2023	AUD	225.0
3.31% Euro Bonds	Fixed	2013	2028	EUR	250.7
3.51% Euro Bonds	Fixed	2014	2034	EUR	65.0

S-1

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at December 31, 2015 (in millions)
2.0% Euro Bonds	Fixed	2014	2024	CHF	300.0
3.500% Euro Bonds	Fixed	2014	2039	EUR	200.0
4.29% Euro Bonds	Fixed	2014	2026	NOK(9)	1,500.0
4.070% Euro Bonds	Fixed	2014	2024	NOK	900.0
3.925% Euro Bonds	Fixed	2014	2029	HKD	1,257.0
3.05% Euro Bonds	Fixed	2014	2030	EUR	50.0
Euro Dollar Bonds	Floating	2014	2017	USD	200.0
1.875% Euro Bonds	Fixed	2014	2021	EUR	750.0
1.500% Yankee Bonds	Fixed	2014	2017	USD	1,000.0
1.50% Swiss Franc Bonds	Fixed	2014	2028	CHF	225.0
6.5% ZAR Uridashi Bonds	Fixed	2014	2018	ZAR(10)	253.0
7.35% TRY Uridashi Bonds	Fixed	2014	2018	TRY(11)	157.0
Yankee Bonds	Floating	2015	2018	USD	1,000.0
0.51% Swiss Franc Bonds	Fixed	2015	2026	CHF	200.0
1.9% Euro Dollar Bonds	Fixed	2015	2019	USD	50.0
0.68% Euro Yen Bonds	Fixed	2015	2025	JPY	8,900.0
0.51% Swiss Franc Bonds	Fixed	2015	2026	CHF	150.0
3.05% Euro Bonds	Fixed	2015	2035	NOK	1,000.0
4.50% Kangaroo Bonds	Fixed	2015	2025	AUD	325.0
2.21% Euro Dollar Bonds	Fixed	2015	2020	USD	50.0
0.46% Swiss Franc Bonds	Fixed	2015	2023	CHF	200.0
1.00% Euro Bonds	Fixed	2015	2020	EUR	750.0
3.05% Euro Bonds	Fixed	2015	2030	NOK	800.0

(1)	Peruvian Nuevos Soles.
(2)	Colombian Pesos.
(3)	Japanese Yen.
(4)	Euros.
(5)	Mexican Pesos.
(6)	Swiss Francs.
(7)	Hong Kong Dollars.
(8)	Australian Dollars.
(9)	Norwegian Kroner.
(10)	South African Rand.
(11)	Turkish Lira.

Subsequent Events:

•	On January 22, 2016, CAF issued a dual tranche bond for ZAR 590 million and TRY 192 million, 9.00% and 10.73% respectively, due 2020, under its Medium Term Notes Programme.

•	On February 12, 2016, CAF issued a Samurai Bond for JPY 4.5 billion, 0.45%, due 2026, under its Japanese Shelf Programme.

•	On February 24, 2016, CAF issued a bond for CHF 150 million, 0.15%, due 2022, under its Medium Term Notes Programme.

•	On February 26, 2016, CAF increased the size of a bond issued in November 2015, by EUR 250 million. The total size of the bond was increased to EUR 1 billion, 1.00%, due 2020, under its Medium Term Notes Programme.

S-2

•	On March 16, 2016, CAF issued two bonds for CHF 125 million each, 0.304% and 0.51%, due 2024 and 2026, respectively, under its Medium Term Notes Programme.

•	On March 18, 2016, CAF issued a bond for HKD 320 million, 2.89%, due 2026, under its Medium Term Notes Programme.

•	On March 31, 2016, CAF issued two bonds for AUD 150 million and AUD 110 million, 4.00% and 4.50%, due 2021 and 2026, respectively, under its Australian Domestic Debit Issuance Programme. On April 21, 2016, the AUD 110 million CAF bond due 2026 was upsized by AUD 80 million, increasing the total size of the bond to AUD 190 million.

•	On April 18, 2016, CAF issued a bond for EUR 70 million, 1.70%, due 2031, under its Medium Term Notes Programme.

•	On April 21, 2016, CAF issued a bond for EUR 100 million, 1.803%, due 2031, under its Medium Term Notes Programme.

S-3

BORROWINGS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at December 31, 2015
					(in U.S.$ millions)
Borrowings	Various	Various	Various	Various	1,462.9
Deposits	Floating	Various	Various	Various	2,700.2
Commercial Paper	Floating	Various	Various	USD	2,589.9

BORROWINGS FROM MULTILATERALS AND BILATERALS, EXIMS

AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at December 31, 2015 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	US		30.0
ACDI	0%	30-Mar-97	30-Sep-23	CAN	(1)	0.7
Agencia Francesa de Desarrollo	Floating	Various	Various	Various		316.9
China Development Bank — CDB	Floating	29-Nov-07	29-Nov-19	US		60.0
IADB	2%	24-May-97	24-May-23	US		0.7
Instituto de Crédito Oficial — ICO	Floating	28-May-08	15-Mar-18	US		10.9
JBIC, Japan	Floating	03-Jul-12	15-Nov-20	US		60.0
KfW (Germany)	Various	Various	Various	US		558.9
Nordic Investment Bank	Floating	Various	Various	US		39.3

(1)	Canadian dollars.

S-4

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at December 31, 2015
			(in U.S.$ millions)
Plurinational State of Bolivia	10/03/2001	04/03/2018	11.2
Plurinational State of Bolivia	5/22/2004	5/22/2018	16.3
Republic of Peru	02/13/2006	2/13/2025	28.0
Unión Andina de Cementos S.A.A. (antes Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	31.4
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2016	5.0
Teyma Uruguay S.A.	10/21/2014	04/20/2016	3.0
Teyma Uruguay S.A.	10/21/2014	04/20/2016	9.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
Termochilca S.A.C.	12/21/2011	12/21/2021	43.2
La Hipotecaria S.A.	09/18/2015	09/18/2018	1.4
Mota Engil Perú	10/22/2015	10/22/2016	1.7
Instituto de Credito Oficial	02/03/2015	08/01/2017	0.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	18.1

S-5

$1,000,000,000

CORPORACIÓN ANDINA DE FOMENTO

2.125% Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup	HSBC

September 20, 2016